SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  N/A)

Filed by the registrant  [X]
Filed by a party other than the registrant  [_]
Check the appropriate box:
     [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
     [X]  Preliminary proxy statement
     [_]  Definitive proxy statement
     [_]  Definitive additional materials
     [_]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            GATEWAY BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):
     [_]     No fee required
     [_]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.

     (1)  Title  of  each  class  of  securities  to  which transaction applies:

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     (2)  Aggregate  number  of  securities  to  which  transaction  applies:

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     (3)  Per  unit  price  or  other  underlying  value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     [_]  Fee  paid  previously  with  preliminary  materials:

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     [X]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
                                      $460
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     (2)  Form, Schedule or Registration Statement no.:
                                 Schedule 13E-3
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     (3)  Filing Party:
                            Gateway Bancshares, Inc.
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     (4)  Date Filed:
                                November 18, 2004
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
                                                                     -----------
                                                                     PRELIMINARY
                                                                        COPY
                                                                     -----------


                            GATEWAY BANCSHARES, INC.
                              5102 Alabama Highway
                               Ringgold, GA 30736
                                 (706) 965-5500

                              ____________,_______


Dear  Shareholder:

     You are cordially invited to attend a special meeting of shareholders, which will be held at 10:00 a.m., on __________, 2005, at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736. I hope that you will be able to attend the meeting, and I look forward to seeing you.

     The principal purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization (the "Plan") that is designed to take Gateway private by reducing its number of shareholders of record below 300. Once Gateway is a private company, it will realize significant cost savings resulting from the termination of its reporting obligations under the Securities Exchange Act of 1934.

     The Plan provides for the merger of Gateway Interim Corporation ("Interim") with and into Gateway, with Gateway surviving the merger (the "Reorganization"). Interim is a new Georgia corporation formed solely to effect the Reorganization. If the Plan is approved by our shareholders, shareholders owning 499 or fewer shares of Gateway common stock of record will receive $37.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     Our principal reasons for effecting the Reorganization are the direct and indirect cost savings of over $260,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act of 1934 and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

     We plan to effect the Reorganization by filing articles of merger as soon as possible after we obtain shareholder approval of the Plan. This date will also serve as the record date for determining the ownership of shares for purposes of the Reorganization.

     The board of directors has established ____________, 200__ as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by __________, 2005. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

     The board of directors has determined that the Plan is fair to Gateway's unaffiliated shareholders, and has voted in favor of the Plan. On behalf of the board of directors, I urge you to vote FOR approval of the Plan.


                              Sincerely,


                              /s/ Robert G. Peck
                              President and Chief Executive Officer

                            GATEWAY BANCSHARES, INC.
                              5102 Alabama Highway
                               Ringgold, GA 30736
                                 (706) 965-5500

                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2005


     A special meeting of shareholders of Gateway Bancshares, Inc. will be held at 10:00 a.m. on __________, 2005, at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736, for the following purposes:

     (1) To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Gateway Interim Corporation with and into Gateway, with Gateway surviving the merger and the record holders of 499 or fewer shares of Gateway common stock receiving $37.00 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed proxy statement.
                                    -----------

     (2) To vote on the adjournment of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies or attendance at the meeting.

     (3) To transact any other business as may properly come before the meeting or any adjournment of the meeting.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE
PLAN  AND  FOR  THE  POTENTIAL  ADJOURNMENT  OF  THE  MEETING.

     Gateway's shareholders are entitled to statutory dissenters' rights under the Plan. If Gateway's shareholders approve the Plan, shareholders who elect to dissent from approval of the Plan are entitled to receive the "fair value" of their shares of common stock if they comply with the provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders. We have attached a copy of Article 13 of the Georgia Business
Corporation  Code  as  Appendix B  to  the  accompanying  proxy  statement.
                       ----------

     The board of directors has set the close of business on __________, 200__, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

     We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

     If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                   By Order of the Board of Directors,


                                   /s/ Robert G. Peck
                                   President and Chief Executive Officer

____________,  200__

                            GATEWAY BANCSHARES, INC.
                              5102 Alabama Highway
                               Ringgold, GA 30736
                                 (706) 965-5500

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON __________, 2005

--------------------------------------------------------------------------------

     The board of directors of Gateway Bancshares, Inc. ("Gateway" or the "Company") has determined that it is in the best interests of Gateway and its shareholders to effect a reorganization that will permit Gateway to become a private company by reducing its number of shareholders of record below 300. Once private, Gateway will realize significant cost savings by terminating the registration of its common stock under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and its related reporting obligations.

     The Plan provides for the merger of Gateway Interim Corporation ("Interim") with and into Gateway, with Gateway surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 499 or fewer shares of Gateway common stock of record will receive $37.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     This proxy statement provides you with detailed information about the proposed Reorganization. We encourage you to read this entire document carefully.

     The board of directors has determined that the Plan is fair to Gateway's unaffiliated shareholders and has approved the Plan. The Reorganization cannot be completed, however, unless the Plan is approved by the holders of a majority of the votes entitled to be cast on the Plan. The current directors and executive officers of Gateway beneficially own approximately 34% of the outstanding shares and have indicated that they intend to vote their shares in favor of the Plan.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE RECAPITALIZATION PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PLAN OR THE TRANSACTIONS CONTEMPLATED THEREBY NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROXY STATEMENT IS ____________, 200__. WE FIRST MAILED THIS PROXY STATEMENT TO THE SHAREHOLDERS OF GATEWAY ON OR ABOUT THAT DATE.

                                IMPORTANT NOTICES

     Our common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reorganization is effected. By accepting receipt of this proxy statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

     We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

     You should not construe the contents of this proxy statement or any communication from Gateway, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.

     We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reorganization is accomplished. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

     (1) changes in economic conditions, both nationally and in our primary market area;

     (2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

     (3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

     (4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

     (5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

     The words "we," "our," and "us," as used in this proxy statement, refer to Gateway and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

                                TABLE OF CONTENTS


                                                                            Page
SUMMARY TERM SHEET . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

QUESTIONS AND ANSWERS ABOUT THE MEETING. . . . . . . . . . . . . . . . . .    5

SPECIAL FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

  PURPOSE OF THE REORGANIZATION. . . . . . . . . . . . . . . . . . . . . .    8
  ALTERNATIVES CONSIDERED. . . . . . . . . . . . . . . . . . . . . . . . .    9
  BACKGROUND OF THE REORGANIZATION . . . . . . . . . . . . . . . . . . . .    9
  REASONS FOR THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . .   11
  POTENTIAL DISADVANTAGES OF THE REORGANIZATION. . . . . . . . . . . . . .   12
  EFFECTS OF THE REORGANIZATION ON GEORGIAN. . . . . . . . . . . . . . . .   12
  EFFECTS OF THE REORGANIZATION ON AFFILIATES. . . . . . . . . . . . . . .   13
  EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS GENERALLY. . . . . . . . .   14
  FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION. . . . . . . . . .   16
  PRO FORMA EFFECT OF THE REORGANIZATION . . . . . . . . . . . . . . . . .   19
  SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . .   19
  RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION   19
  AFFILIATES' DETERMINATION OF FAIRNESS OF THE REORGANIZATION. . . . . . .   24
  DETERMINATIONS BY INTERIM AND OTHER FILING PERSONS . . . . . . . . . . .   24
  OPINION OF INDEPENDENT FINANCIAL ADVISOR . . . . . . . . . . . . . . . .   25

INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS. . . . . . . . .   33

  TIME AND PLACE OF MEETING. . . . . . . . . . . . . . . . . . . . . . . .   33
  RECORD DATE AND MAILING DATE . . . . . . . . . . . . . . . . . . . . . .   33
  NUMBER OF SHARES OUTSTANDING . . . . . . . . . . . . . . . . . . . . . .   33
  PURPOSE OF SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . .   33
  DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  PROCEDURES FOR VOTING BY PROXY . . . . . . . . . . . . . . . . . . . . .   33
  REQUIREMENTS FOR SHAREHOLDER APPROVAL. . . . . . . . . . . . . . . . . .   34
  SOLICITATION OF PROXIES. . . . . . . . . . . . . . . . . . . . . . . . .   34

DESCRIPTION OF THE PLAN. . . . . . . . . . . . . . . . . . . . . . . . . .   35

  THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  SOURCE OF FUNDS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . .   37
  DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

INFORMATION ABOUT GEORGIAN AND ITS AFFILIATES. . . . . . . . . . . . . . .   41

  OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
  DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . .   41
  STOCK OWNERSHIP BY AFFILIATES. . . . . . . . . . . . . . . . . . . . . .   42
  RECENT AFFILIATE TRANSACTIONS IN GEORGIAN STOCK. . . . . . . . . . . . .   44
  STOCK PURCHASES BY GEORGIAN. . . . . . . . . . . . . . . . . . . . . . .   44
  MARKET FOR COMMON STOCK AND DIVIDENDS. . . . . . . . . . . . . . . . . .   45
  DESCRIPTION OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . .   46
  DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
  SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING. . . . . . . . . . . .   47
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA. . . . . . . . . . . . . .   48

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION . . . . . . . . . . . . . . .   50

WHERE YOU CAN FIND MORE INFORMATION. . . . . . . . . . . . . . . . . . . .   54

APPENDIX A   AGREEMENT AND PLAN OF REORGANIZATION. . . . . . . . . . . . .  A-1

APPENDIX B   ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE . . . . .  B-1

APPENDIX C   OPINION OF INDEPENDENT FINANCIAL ADVISOR. . . . . . . . . . .  C-1

APPENDIX D   VALUATION REPORT OF INDEPENDENT FINANCIAL ADVISOR . . . . . .  D-1

APPENDIX E   FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004. . . . . . . . .  E-1

APPENDIX F   FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND ANALYSIS
             FOR THE YEAR ENDED DECEMBER 31, 2003. . . . . . . . . . . . .  F-1

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the Plan. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement, including the financial information and appendices. We urge you to review the entire proxy statement and accompanying materials carefully.

     - STRUCTURE OF THE REORGANIZATION. The Plan provides for the merger of Gateway Interim Corporation ("Interim") with and into Gateway, with Gateway surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 499 or fewer shares of Gateway common stock will receive $37.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

     - DETERMINATION OF SHARES "HELD OF RECORD": A shareholder who owns 499 or fewer shares of Gateway common stock "of record" will receive $37.00 per share in cash in the Reorganization, while a record holder of more than 499 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control of the shares.

          As a result, a single shareholder with more than 499 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 499 or fewer shares. To avoid this, the shareholder would need to consolidate his or her ownership into a single form of ownership representing more than 499 shares. The acquisition of additional shares prior to the effective date of the Reorganization is also permitted.

     - EFFECTS OF THE REORGANIZATION ON SHAREHOLDERS. See "Special Factors-Effects of the Reorganization on Affiliates" and "-Effects of the Reorganization on Shareholders Generally" on pages __ and __ for additional information about the effects of the Reorganization on shareholders, including:

          For  shareholders  who  retain  their  shares  in  the Reorganization:

          -    decreased  liquidity  in  Gateway's  common  stock;
          - decreased access to publicly available information about our company;
          - a reduction in book value and an increase in earnings per share as described in "Effects of the Reorganization on the Company" below; and

          - a slight increase in their respective percentage ownership of our common stock.

          For  shareholders  receiving  cash  in  the  Reorganization:

          -    receipt  of  $37.00  per  share  in  cash;
          -    loss  of  their  equity  and  voting  interest  in  our  company;
          - federal income tax liability for any cash received in the Reorganization; and
          - liquidation of a relatively illiquid ownership interest in our company without incurring brokerage costs.

          Additional effects on affiliated shareholders (directors, executive officers and 10% shareholders):

          - elimination of individual reporting obligations under federal securities laws;
          - elimination of a "safe harbor" for dispositions of their shares under federal securities laws; and
          - slight consolidation of management ownership (from approximately 34.4% to 37.4% of shares outstanding).

     -    EFFECTS  OF  THE  REORGANIZATION  ON  THE  COMPANY: As a result of the
          Reorganization:

          - our number of record shareholders, measured as of September 30, 2004, will be reduced from approximately 664 to approximately 261 and the number of outstanding shares of Gateway common stock will decrease from approximately 652,638 to approximately 590,544, resulting in a decrease in the number of shares that will be available for purchase and sale in the market;

          - we will be entitled to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended, which will mean that we will no longer be required to file reports with the Securities and Exchange Commission (the "SEC") or be classified as a public company;

          - the book value per share of Gateway common stock as of September 30, 2004 on a historical basis will be reduced by approximately 10.1%, from approximately $19.33 to approximately $17.38 on a pro forma basis;

          - earnings per share of Gateway common stock as of December 31, 2003 on a historical basis will be increased by approximately 2.1%, from approximately $2.35 to $2.40 on a pro forma basis, with earnings per share as of September 30, 2004 on a historical basis being increased by approximately 7.2%, from approximately $2.22 to $2.38;

          - our capital will be reduced, including a decrease in Tier I capital as of September 30, 2004, by approximately 18.6%, from approximately $12.6 million on a historical basis to approximately $10.3 million on a pro forma basis;

          - the percentage ownership of Gateway common stock beneficially owned by its executive officers and directors as a group will increase from approximately 34.4% to 37.4%.

               See  page  __  for  a more detailed description of these effects.

     - REASONS FOR THE REORGANIZATION: Our principal reasons for effecting the Reorganization are:

          - the direct and indirect cost savings of over $260,000 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act of 1934, as amended, and the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

          - our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

               See  page  __  for  more  detailed  information.

     - FAIRNESS OF THE REORGANIZATION: We believe that the Reorganization is fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. The board of directors has approved the Plan and the transactions contemplated thereby. The board's opinion is based on several factors, which are summarized beginning on page __. These factors include:

          - Independent Valuation. According to an independent valuation prepared by Southard Financial, the fair value of the Gateway common stock as of August 31, 2004 was $35.25 per share.

          - Opinion of Independent Financial Advisor: Southard Financial has delivered its opinion to our board of directors that the $37.00 per share price to be paid in the Reorganization is fair, from a financial point of view, to Gateway's shareholders, both those who will receive cash and those who will retain their shares in the Reorganization. A copy of the opinion is attached as Appendix
                                                                        --------
               C.  See "Opinion of Independent Financial Advisor" on page __ for
               -
               additional  information.

          - Premium to Book Value: The price per share to be paid in the Reorganization reflects a multiple of 1.91 times Gateway's September 30, 2004 book value per share, representing a 91% premium.

          - Earnings Multiple: The price per share that will be paid in the Reorganization reflects a multiple of 15.7 times Gateway's earnings per share for the year ended December 31, 2003 and 16.7 times its earnings per share for the nine months ended September 30, 2004.

          - Historical Market Prices of the Gateway Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. The trading prices of our common stock over the past two years has ranged from $12.00 to $23.75 per share, with trades during the second half of 2004 remaining fairly constant at approximately $23.75 per share. The price per share to be paid in the Reorganization represents a 56% premium over the last known trading price for our common stock prior to announcement of the Reorganization. See "Information About Gateway and its Affiliates-Recent Affiliate Transactions in Gateway Stock" on page __ for more specific information regarding prices at which our shares have been sold.

          - Liquidity Provided. The Reorganization will provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized trading market for our stock.

     - EFFECTIVENESS OF THE REORGANIZATION: The Reorganization will not be effected unless and until Gateway's shareholders approve the Reorganization. Assuming this occurs, and as shortly thereafter as is practicable, Gateway will file articles or a certificate of merger with the Georgia Secretary of State and thereby effect the Reorganization. We anticipate that the Reorganization will be effected in the first quarter of 2005. See page __ for more detailed information.

     - EFFECT OF REORGANIZATION ON OUTSTANDING OPTIONS: Outstanding options will not be affected by the Reorganization.

     - FINANCING FOR THE REORGANIZATION: We estimate that approximately $2.3 million will be required to pay for the shares of Gateway common stock exchanged for cash in the Reorganization. We intend to finance the Reorganization with a line of credit. See "Description of the Plan-Source of Funds and Expenses" on page __.

     - DISSENTERS' RIGHTS: Shareholders are entitled to dissenters' rights in connection with the approval of the Plan. See page __ and Appendix B
                                                                      ----------
          for  additional  information.

                     QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:   WHY DID YOU SEND ME THIS PROXY STATEMENT?

A: We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

     This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     We first sent this proxy statement, notice of special meeting and the enclosed proxy card on or about ____________, to all shareholders entitled to vote. The record date for those entitled to vote is __________, . On that date, there were __________ shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:   WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A: The special meeting will be held on __________, 2005, at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736, at 10:00 a.m. Eastern Time.

Q:   WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A: All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of __________, may cast their votes in person or by proxy at the special meeting.

Q:   WHAT IS THE VOTE REQUIRED?

A: The proposal to approve the Plan must receive the affirmative vote of the holders of a majority of the votes entitled to be cast on the Plan, while the proposal regarding the potential adjournment of the special meeting must receive more affirmative votes than negative votes in order to be approved. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted against the proposal to approve the Plan, but will not affect the adjournment proposal. In addition, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote against the proposal to approve the Plan, but will not affect the adjournment proposal.

Q:   WHAT  IS  THE  RECOMMENDATION  OF  OUR  BOARD  OF  DIRECTORS  REGARDING THE
     PROPOSALS?

A: Our board of directors has determined that the Plan is fair to our unaffiliated shareholders and that it is advisable and in the best interests of Gateway and its shareholders as a whole. Our board of directors has therefore approved the Plan and all transactions contemplated thereby and recommends that you vote "FOR" approval of the Plan and "FOR" approval of the adjournment proposal at the special meeting.

Q:   WHAT DO I NEED TO DO NOW?

A: Please sign, date, and complete your proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the special meeting.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q: WHAT IF I DON'T RETURN A PROXY CARD OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

A: If you don't return your proxy card or vote your shares in person at the special meeting, each of those shares will be treated as a non-vote and will have the same effect as a vote against approval of the Plan.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares for you ONLY if you instruct your broker how to vote for you. Your broker will mail information to you that will explain how to give these instructions.

Q: WILL MY SHARES HELD IN "STREET NAME" OR ANOTHER FORM OF RECORD OWNERSHIP BE COMBINED FOR VOTING PURPOSES WITH SHARES I HOLD OF RECORD?

A: No. Because any shares you may hold in street name will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:   IF I'M RECEIVING CASH IN THE REORGANIZATION, WHEN WILL I GET MY MONEY?

A: After the shareholders' meeting and the closing of the transaction, we'll mail you instructions on how to exchange your stock certificate for cash. After you sign the forms provided and return your stock certificate, we will send you your cash.

Q:   I DON'T KNOW WHERE MY STOCK CERTIFICATE IS. HOW WILL I GET MY CASH?

A: The materials we'll send you will include an affidavit that you'll need to sign attesting to the loss of your certificate. We will request that you provide a bond to cover any potential loss to the Company.

Q:   Will I have dissenters' rights in connection with the Reorganization?

A:   Yes.  Please  see  page  __  and Appendix B for a discussion of dissenters'
                                      ----------
     rights  in  connection  with  the  Reorganization.

Q:   WHAT IF I HAVE QUESTIONS ABOUT REORGANIZATION OR THE VOTING PROCESS?

A: Please direct any questions about the Reorganization or the voting process to our President, Robert G. Peck, at our main office, located at 5102 Alabama Highway, Ringgold, Georgia 30736, telephone (706) 965-5500.

                                 SPECIAL FACTORS

PURPOSE OF THE REORGANIZATION

     The primary purpose of the Reorganization is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act. Although we intend to keep our shareholders informed as to our business and financial status after the Reorganization, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Act. As a secondary matter, it is likely to decrease the administrative expense we incur in servicing a large number of record shareholders who own relatively small numbers of shares.

     Gateway had approximately 644 record shareholders as of September 30, 2004, but approximately 81% of the outstanding shares as of that date were held by fewer than approximately 153 shareholders. As a result, there is a limited market for Gateway's shares and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under
Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act of 2004 (the "Sarbanes-Oxley Act"). These requirements include preparing and filing current and periodic reports with the Securities and Exchange Commission (the "SEC") regarding our business, financial condition, board of directors and management team, having these reports reviewed by outside counsel and independent auditors, and documenting our internal controls in preparation for an audit to be filed with the SEC.

     We are required to comply with many of the same securities law requirements as apply to large public companies with substantial compliance resources. Our resources are more limited, however, and securities law compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible, but nonetheless significant, costs in management time and attention that could otherwise be deployed toward revenue-enhancing activities. The cost of compliance is substantial, representing an estimated direct and indirect annual cost to us over $260,000. In light of this expense and the lack of an organized trading market for Gateway's common stock, the board of directors believes Gateway receives little relative benefit from being registered under the Securities Exchange Act. We also incur printing, postage, data entry, stock transfer and other administrative expenses related to servicing shareholders who are record holders of relatively small numbers of shares.

     In view of this cost, particularly in light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe the Reorganization will provide a more efficient means of using our capital to benefit our shareholders. At present, we believe that our thin trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration.

     The Plan is designed to substantially reduce the number of Gateway's shareholders of record. As of September 30, 2004, Gateway had approximately 403 shareholders who owned 499 or fewer shares of record. The Reorganization will allow us to pay these shareholders a fair price for their shares in a limited trading market while eliminating the costs associated with servicing shareholders of record who own relatively small numbers of shares and saving the significant administrative, accounting, and legal expenses incurred in complying with disclosure, reporting and compliance requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

ALTERNATIVES  CONSIDERED

     In making our determination to proceed with the Reorganization, we considered other alternatives. We rejected these alternatives because we believed the Reorganization would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

     Reverse Stock Split. We considered declaring a reverse stock split at a ratio of 1-for 499, with cash payments to shareholders who would hold less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders not holding an even multiple of 499 shares. Although we did not precisely quantify the costs involved in the last alternative, they would be much higher than those involved in the Reorganization given that the number of shares to be repurchased would greatly exceed the number of shares repurchased under the merger structure. In view of the administrative inconvenience involved in the issuance of fractional shares or in adding the additional step of a forward stock split, and given the cost involved in redeeming additional fractional interests, the board determined that a merger would be a more flexible and effective method of electing to reduce the number of shareholders and rejected the reverse stock split alternative.

     Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in the Gateway common stock being held by fewer than 300 shareholders of record. As a result, we rejected this alternative.

     Business Combination. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a going-private transaction, our management will be better positioned to focus its attention on our customers and the community in which we operate, and expenses will be reduced.

     Expense Reductions in Other Areas. While we might be able to offset the expenses relating to SEC registration and a large shareholder base by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we are already thinly staffed. We believe that the expense savings that the Reorganization will enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reorganization.

BACKGROUND OF THE REORGANIZATION

     Gateway has filed reports under the Securities Exchange Act since 1995. These reports include annual, quarterly and current reports presenting and analyzing Gateway's business, financial condition, results of operations and management structure; ongoing reports regarding insiders' stock transactions and potential short-swing profit liability; and proxy statements disclosing information about our directors and executive officers, their compensation and our corporate governance process. Although our public reporting obligations have existed for several years, the Sarbanes-Oxley Act of 2002 has added several reporting and procedural requirements that have become effective at various points during the past two years. As a result of the Act, we have become subject to heightened compliance and documentation requirements in a variety of areas, including disclosure and internal controls, internal and external audit relationships, and the duties and qualifications of our board committees. We have also become subject to accelerated and expanded disclosure requirements relating to our corporate and trading activities. While we have complied with these requirements and believe they have enhanced the quality of our corporate governance and benefited our shareholders generally, our cost of compliance has increased, particularly relative to our limited personnel resources and market capitalization. We anticipate further increases resulting from the upcoming requirement that we prepare and file with the SEC a detailed audited report as to our internal controls for fiscal 2005. See "-Reasons for the Reorganization" below.

     In view of these issues, in June of 2004, our President and Chief Executive Officer, Robert G. Peck, and our Chairman and Chief Financial Officer, Harle B. Green, began to discuss generally the relative benefits and costs, both direct and indirect, relating to continuing Gateway's status as a public company. On July 6, 2004, Mr. Peck discussed these issues and the reverse stock split, merger and tender offer alternatives with outside counsel to the Company. Following this discussion, Messrs. Peck and Green examined Gateway's shareholder list to evaluate the effects of various cash-out thresholds and decided to present the possibility of pursuing a going-private transaction to the board for initial consideration at its July 15, 2004 meeting. At that meeting, the board discussed the advantages and disadvantages of a going-private transaction as summarized in "-Reasons for the Reorganization" and "-Potential Disadvantages of the Reorganization" below. The board authorized management to proceed with a going-private transaction and to discuss the process and timetable with counsel in more detail. On July 16, 2004, Mr. Peck contacted counsel and discussed these issues. Counsel recommended that an independent financial advisor be engaged to provide a valuation and fairness opinion, and Mr. Peck subsequently elected to engage Southard Financial for this purpose.

     On September 6, 2004, our board of directors met with our management team and ratified the engagement of Southard Financial. During September 2004, Southard Financial prepared its valuation report and our management team compiled information as to an appropriate cash-out threshold for consideration by the Board. On October 1, 2004, the Board met with management, outside counsel, and a representative of Southard Financial and considered the alternatives presented under "-Alternatives Considered," the benefits and disadvantages of the Reorganization as described below under "-Reasons for the Reorganization" and "-Potential Disadvantages of Reorganization" and the fairness of the Reorganization to unaffiliated shareholders as described below under "-Recommendation of the Board of Directors; Fairness of the Reorganization." After a discussion of these issues and a review of Southard Financial's independent valuation, the Board of Directors, including those directors who are not employees of Gateway, set a $37.00 per share cash-out price, subject to receipt of a fairness opinion from Southard Financial, and approved the other provisions of the Plan. The Board also determined specifically that the Reorganization was fair, from a financial and procedural point of view, to Gateway's unaffiliated shareholders receiving cash under the Plan and to those retaining their shares, and directed that the Plan be submitted to the shareholders with a recommendation for approval.

REASONS  FOR  THE  REORGANIZATION

     As described above in "-Purpose of the Reorganization," the Reorganization will allow us to save the administrative, accounting and legal expenses incurred in complying with the disclosure and reporting requirements under the Securities Exchange Act and, secondarily, to eliminate the costs associated with servicing shareholders who own relatively small numbers of shares. We estimate that we will save over $260,000 per year in the following areas as a result of the reduction in the number of shareholders and the elimination of the registration of our common stock under the Securities Exchange Act.

Direct Costs
------------
Legal fees                      $  35,000
Independent auditor fees           45,000
Accounting/internal controls       75,000*
  consulting fees
Edgar conversion, printing and
  mailing expenses                  8,000
                                ----------
                                $163, 000
                                ==========
Indirect Costs
--------------
Management and staff time       $ 100,000
                                ----------

Total Costs                     $ 263,000
-----------                     ==========

     As is noted above, we incur substantial indirect costs in management time spent in securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate that our management and staff spend an average of approximately 20% of their time (equating to approximately 18 days per quarter) in activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing Gateway's disclosure and internal controls, monitoring and reporting transactions and other data relating to insiders' stock ownership, and consulting with external auditors and counsel on compliance issues.

     Eliminating the registration of our common stock under the Securities Exchange Act will also:

     - reduce significantly Gateway's legal, accounting, and other compliance costs relating to the requirements of the Sarbanes-Oxley Act and the Securities Exchange Act described above;

     - eliminate the information Gateway is required to furnish to the Securities and Exchange Commission and the public.

_______________________________
* Does not include an anticipated one-time consulting expense of approximately $75,000 relating to our initial preparation of the required internal controls report under Section 404 of the Sarbanes-Oxley Act.

     In addition, our common stock is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. We also do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act of 1934 has benefited our shareholders in proportion to the costs we have incurred as a result of this registration.

     We believe that even though the one-time capital cost we will incur to repurchase shares in the Reorganization represents a significant multiple of our currently anticipated annual expense savings, we cannot predict that our compliance costs or obligations will remain stable in future years. After considering the increasing and unpredictable nature of these costs, the relative difficulty of controlling them in the face of dynamic and challenging legal requirements, and the absence of a meaningful corresponding benefit, the board determined that the capital cost of the Reorganization would serve the company's long-term best interests.

POTENTIAL DISADVANTAGES OF THE REORGANIZATION

     No organized trading market currently exists for Gateway's common stock. The market liquidity for shares of Gateway's common stock after the Reorganization will be even less than it is now because the number of shares of Gateway common stock available to be traded will decrease. A further decrease in the market liquidity for the shares of Gateway common stock may cause a decrease in the value of the shares. Conversely, however, the more limited supply of Gateway common stock could also prompt a corresponding increase in its market price assuming stable or increased demand for the stock.

     In addition, Gateway will no longer be required to file public reports of its financial condition and other aspects of its business with the Securities and Exchange Commission after the Reorganization. As a result, shareholders will have less legally mandated access to information about Gateway's business and results of operations than they had prior to the Reorganization.

     Finally, the Reorganization will reduce Gateway's capital. We believe, however, that Gateway will continue to be "well capitalized" for regulatory purposes and that it will have sufficient capital to support anticipated growth.

EFFECTS OF THE REORGANIZATION ON GATEWAY

     Reduction in the Number of Shareholders of Record and the Number of Outstanding Shares. Based on information as of September 30, 2004, we believe that the Reorganization will reduce our number of record shareholders from approximately 664 to approximately 261. We estimate that approximately 62,094 shares held by approximately 403 shareholders of record will be exchanged for cash in the Reorganization. The number of outstanding shares of common stock as of September 30, 2004 will decrease from approximately 652,638 to approximately 590,544. Accordingly, the already minimal liquidity of shares of Gateway common stock will be further reduced.

     Elimination of Securities Exchange Act Registration. Our common stock is currently registered under the Securities Exchange Act. After the Reorganization, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to any public reporting requirements under the Securities Exchange Act. As a result, we expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate to be over $260,000 on an annual basis. See "-Background of the Reorganization" and "-Reasons for the Reorganization" for a discussion of the nature of the information we will no longer be required to provide.

     Transfer of Book Value. Because (1) the price to be paid to holders of 499 or fewer shares of common stock will be $37.00 per share, (2) the number of shares of common stock expected to be cashed out as a result of the Reorganization is estimated to be approximately 62,094, (3) the total cost to Gateway (including expenses) of effecting the Reorganization is expected to be approximately $2.37 million, and (4) at September 30, 2004, aggregate shareholders' equity in Gateway was approximately $12.6 million, or $19.33 per share, Gateway expects that, as a result of the Reorganization, the book value per share of common stock as of September 30, 2004 will be reduced from approximately $19.33 per share on a historical basis to approximately $17.38 per share on a pro forma basis.

     Increase in Earnings per Share. The earnings per share of Gateway common stock for the year ended December 31, 2003 on a historical basis will be increased from approximately $2.35 to $2.40 on a pro forma basis, with earnings per share for the nine months ended September 30, 2004 on a historical basis being increased from approximately $2.22 to $2.38 on a pro forma basis.

     Decrease in Capital. As a result of the Reorganization, Gateway's capital will be reduced as of September 30, 2004 from approximately $12.6 million on a historical basis to approximately $10.3 million on a pro forma basis. Gateway anticipates, however, that it will be "well capitalized" for bank regulatory purposes and that its subsidiary, Gateway Bank & Trust, will remain "well capitalized" for bank regulatory purposes.

     Effect on Market for Shares. Our common stock is not listed on an exchange, nor will it be listed after the Reorganization. The failure to be listed on an exchange, together with the reduction in public information concerning Gateway as a result of its not being required to file reports under the Securities Exchange Act, will adversely affect the already minimal liquidity of the common stock.

     Financial Effects of the Reorganization. We estimate that approximately $2.3 million will be required to pay for the shares of Gateway common stock exchanged for cash in the Reorganization. Additionally, we estimate that professional fees and other expenses related to the transaction will total approximately $73,000. We do not expect that the payment to shareholders receiving cash in the Reorganization and the payment of expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Because we do not currently know the actual number of shares that will be cashed out in the Reorganization, we do not know the net amount of cash that will ultimately be paid to shareholders in the Reorganization. You should read the discussion under "Description of the Plan-Sources of Funds and Expenses" for a description of the sources of funds for the Reorganization and the fees and expenses we expect to incur in connection with the transaction.

EFFECTS  OF  THE  REORGANIZATION  ON  AFFILIATES

     In addition to the effects the Reorganization will have on shareholders generally, which are described in the next section, the Reorganization will have some additional specific effects on our executive officers and directors, each of whom may, as a result of his position, be deemed to be an affiliate of Gateway. As used in this proxy statement, the term "affiliated shareholder" means any shareholder who is a director or executive officer of Gateway or the beneficial owner of 10% or more of Gateway's outstanding shares, and the term "unaffiliated shareholder" means any shareholder other than an affiliated shareholder.

     Reduction in Book Value and Earnings per Share. Assuming the Reorganization had been completed as of September 30, 2004, our affiliated shareholders would experience the same reduction in book value and earnings per share as our unaffiliated shareholders who will be retaining their equity interest in our company: (i) a 10.1% decrease in book value per share from $19.33 on a historical basis to $17.38 on a pro forma basis; and (ii) a 7.2% increase in earnings per share for the first nine months of 2004 from $2.22 on a historical basis to $2.38 on a pro forma basis. If the Reorganization had been effected on December 31, 2003, their 2003 earnings per share would be increased by 2.1% from $2.35 on a historical basis to $2.40 on a pro forma basis. See "Information About Gateway and its Affiliates-Stock Ownership by Affiliates" for information about the number of shares of Gateway common stock held by our directors, executive officers and significant shareholders.

     No Further Reporting Obligations Under the Securities Exchange Act. After the Reorganization, Gateway's common stock will not be registered under the Securities Exchange Act. As a result, the executive officers, directors and other affiliates of Gateway will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

     Consolidation of Management Ownership. As a result of the Reorganization, we expect that the percentage of beneficial ownership of Gateway common stock held by our executive officers and directors as a group will increase slightly from approximately 34.4% before the Reorganization to approximately 37.4% after the Reorganization. None of the affiliated shareholders will receive cash in the Reorganization because they each own more than 499 shares of Gateway common stock.

     Rule 144 Not Available. Because Gateway's common stock will not be registered under the Securities Exchange Act after the Reorganization, executive officers and directors of Gateway may be deprived of the ability to dispose of their shares of Gateway common stock under Rule 144 under the Securities Act of 1933, which provides a "safe harbor" for resales of stock by affiliates of an issuer.

EFFECTS  OF  THE  REORGANIZATION  ON  SHAREHOLDERS  GENERALLY

     The Reorganization will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. The effects will vary depending on whether the shareholder (i) receives cash for all of his or her shares, (ii) receives cash for some, but not all, of his or her shares and remains a shareholder, or (iii) does not receive cash for any of his or her shares and continues to hold the same number of shares following the Reorganization. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive cash for some of his or her shares while retaining ownership of the remaining shares following the Reorganization.

     The following sections describe the material effects that we expect to result from the Reorganization with respect to shares that are exchanged for cash and shares that are unaffected by the Reorganization. You may experience a combination of these effects if you receive cash for some of your shares while retaining ownership of other shares. The effects described below assume that 62,094 shares are exchanged for cash in the Reorganization.

     Cashed-out shares. As to shares of our common stock that are exchanged in the Reorganization for cash, shareholders will experience the following effects:

     - Receipt of Cash. Shareholders will receive $37.00 in cash per share, without interest.

     - Loss of Ownership Interest. Shareholders will no longer have any equity or voting interest in Gateway and will not participate in any future potential earnings or growth of the company or in any shareholder votes.

     - Taxes. Shareholders likely will be required to pay federal and, if applicable, state and local income taxes on cash received in the Reorganization. See "-Federal Income Tax Consequences of the Reorganization."

     - No Trading Costs. Shareholders will be able to liquidate their ownership interests without incurring brokerage costs.

     Remaining Shares. As to shares of our common stock that are not exchanged for cash in the Reorganization, shareholders will experience the following effects:

     - Continuing Interest. Shareholders will retain an ongoing equity interest in Gateway and the ability to participate in any future potential earnings or growth.

     - Decreased Liquidity. We anticipate that the liquidity of our common stock will decrease as a result of the reduction in the number of shareholders from approximately 664 to approximately 261. The absence of an established trading market or a larger shareholder base may restrict your ability to transfer your shares of stock following the Reorganization. See "-Effects of the Reorganization on Gateway-Effect on Market for Shares."

     - Decreased Access to Information. If the Reorganization is completed, we intend to terminate the registration of our common stock under the Securities Exchange Act. As a result, we would no longer be required to file periodic reports with the Securities and Exchange Commission. See "-Effects of the Reorganization on Gateway-Elimination of Securities Exchange Act Registration."

     - Reduction in Book Value per Share. Assuming the Reorganization had been completed as of September 30, 2004, the book value per share of our common stock as of September 30, 2004 would have been reduced by 10.1% from approximately $19.33 per share on a historical basis to approximately $17.38 per share on a pro forma basis.

     - Increase in Earnings per Share. Assuming the Reorganization had been completed as of December 31, 2003, our earnings per share would have increased from $2.35 per share on a historical basis for the year ended December 31, 2003 to approximately $2.40 per share on a pro forma basis. Had the Reorganization been completed as of September 30, 2004, the increase would have been from approximately $2.22 per share on a historical basis to $2.38 per share on a pro forma basis, representing a 7.2% increase.

     - Slight Increase in Percentage Interest. Shareholders will experience a slight increase in their respective ownership percentages because there will be fewer shares outstanding.

FEDERAL  INCOME  TAX  CONSEQUENCES  OF  THE  REORGANIZATION

     Presented below are the material federal income tax consequences of the Reorganization to: (i) shareholders (including any affiliated shareholders) who will receive cash in the Reorganization; (ii) shareholders (including any affiliated shareholders) who will retain shares of Gateway common stock after the Reorganization; and (iii) Gateway itself.

     The discussion does not address all U.S. federal income tax considerations that may be relevant to certain Gateway shareholders in light of their particular circumstances. The discussion assumes that the Gateway shareholders hold their shares of Gateway common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reorganization. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     -    financial  institutions;

     -    insurance  companies;

     -    tax-exempt  organizations;

     -    dealers  in  securities  or  currencies;

     -    traders  in  securities  that  elect  to  mark-to-market;

     - persons that hold Gateway common stock as part of a hedge, straddle or conversion transaction;

     - persons who are considered foreign persons for U.S. federal income tax purposes;

     - persons who acquired or acquire shares of Gateway common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

     - persons who do not hold their shares of Gateway common stock as a capital asset.

     ACCORDINGLY, GATEWAY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION, INCLUDING APPLICABLE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE REORGANIZATION IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Federal Income Tax Consequences to Shareholders Receiving Cash in the Reorganization

     The receipt by a shareholder of cash in the Reorganization will be a taxable transaction for federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code").

     Under Section 302 of the Code, a shareholder will recognize gain or loss upon receiving cash in the Reorganization if:

          - the Reorganization results in a "complete redemption" of all of the shares held by a shareholder immediately prior to the Reorganization;

          - the receipt of cash is "substantially disproportionate" with respect to the shareholder; or

          - the receipt of cash is "not essentially equivalent to a dividend" with respect to the shareholder.

     These three tests are applied by taking into account not only shares that a shareholder actually owns, but also shares that the shareholder constructively owns pursuant to Section 318 of the Code, as described below.

     If any one of the three tests is satisfied, the shareholder will recognize gain or loss on the difference between the amount of cash received by the shareholder pursuant to the Reorganization and the tax basis in the shares held by such shareholder immediately prior to the Reorganization. Provided that these shares constitute a capital asset in the hands of the shareholder, this gain or loss will be long-term capital gain or loss if the eligible shares are held for more than one year and will be short-term capital gain or loss if such shares are held for one year or less.

     Under the constructive ownership rules of Section 318 of the Code, a shareholder is deemed to constructively own shares owned by certain related individuals and entities in addition to shares directly owned by the shareholder. For example, an individual shareholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents ("family attribution"). In addition, a shareholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the shareholder has a beneficial interest, by partnerships in which the shareholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such shareholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be considered owned by these entities ("entity attribution"). A shareholder is also deemed to own shares which the shareholder has the right to acquire by exercise of an option.

     The receipt of cash by a shareholder in the Reorganization will result in a "complete redemption" of all of the shareholder's shares held immediately prior to the Reorganization as long as the shareholder does not constructively own any shares of common stock immediately after the Reorganization. However, a shareholder may qualify for gain or loss treatment under the "complete redemption" test even though such shareholder constructively owns shares of common stock provided that (1) the shareholder constructively owns shares of common stock as a result of the family attribution rules (or, in some cases, as a result of a combination of the family and entity attribution rules), and (2) the shareholder qualifies for a waiver of the family attribution rules (such waiver being subject to several conditions, one of which is that the shareholder has no interest in Gateway immediately after the Reorganization, including as an officer, director or employee, other than an interest as a creditor).

     It is anticipated that most shareholders who receive cash in the Reorganization will qualify for capital gain or loss treatment as a result of satisfying the "complete redemption" requirements. However, if the constructive ownership rules prevent compliance with these requirements, such shareholder may nonetheless qualify for capital gain or loss treatment by satisfying either the "substantially disproportionate" or the "not essentially equivalent to a dividend" requirements. In general, the receipt of cash in the Reorganization will be "substantially disproportionate" with respect to the shareholder if the percentage of shares of common stock owned by the shareholder immediately after the Reorganization is less than 80% of the percentage of shares directly and constructively owned by the shareholder immediately before the Reorganization (giving effect to the difference in number of outstanding shares due to the Reorganization), and the shareholder does not own directly and constructively 50% or more of Gateway's outstanding common stock after the Reorganization. Alternatively, the receipt of cash in the Reorganization will, in general, be "not essentially equivalent to a dividend" if the Reorganization results in a "meaningful reduction" in the shareholder's proportionate interest in Gateway.

     If none of the three tests described above is satisfied, the shareholder will be treated as having received a taxable dividend in an amount equal to the entire amount of cash received by the shareholder pursuant to the Reorganization.

     No ruling has been or will be obtained from the Internal Revenue Service in connection with the Reorganization.

Federal Income Tax Consequences to Shareholders Who Do Not Receive Cash in the
                                                       ---
Reorganization

     Affiliated and unaffiliated shareholders who remain Gateway shareholders following the Reorganization and do not receive any cash in the Reorganization will not recognize gain or loss as a result of the Reorganization. The Reorganization will not affect the adjusted tax basis or holding period of any shares of Gateway common stock that a shareholder continues to own after the Reorganization.

Federal Income Tax Consequences to Gateway and Gateway Bank & Trust

     Neither Gateway nor Gateway Bank & Trust will recognize gain or loss for U.S. federal income tax purposes as a result of the Reorganization.

Backup  Withholding

     Non-corporate shareholders of Gateway may be subject to backup withholding at a rate of 28% on cash payments received in the Reorganization. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE REORGANIZATION. THUS, GATEWAY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE

REORGANIZATION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND
THE  EFFECT  OF  ANY  PROPOSED  CHANGES  IN  THE  TAX  LAWS.

PRO  FORMA  EFFECT  OF  THE  REORGANIZATION

     The following selected pro forma financial data illustrates the pro forma effect of the Reorganization on Gateway's financial statements as of September 30, 2004, for the nine months ended September 30, 2004 and for the year ended December 31, 2003. Management has prepared this information based on its estimate that Gateway will pay $2.3 million to shareholders in the Reorganization. Please see "Pro Forma Consolidated Financial Information" for the complete pro forma financial information relating to this transaction.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

(In thousands except per share data)  As of and for the nine       As of and
                                           months ended        for the year ended
                                        September 30, 2004     December 31, 2003
                                      -----------------------  ------------------
Net interest income                   $                 5,069               5,307
Provision for loan losses                                 545                 624
Other income                                            1,419               2,043
Other expense                                           3,790               4,485
Income tax benefit                                        747                 784
Net income                            $                 1,406               1,457

PER COMMON SHARE
Basic earnings per share              $                  2.38                2.40
Diluted earnings per share                               2.12                2.22
Book value                            $                 17.38               14.80

AT PERIOD END
Assets                                $               165,018             169,203
Shareholders' equity                  $                10,274               8,747
Common shares outstanding                                 591                 591

Weighted average shares outstanding                       591                 607

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REORGANIZATION

     The board believes that the Plan is substantively and procedurally fair to Gateway's unaffiliated shareholders who will receive cash in the Reorganization. It has also determined that the Plan is substantively and procedurally fair to unaffiliated shareholders who will retain their shares following the Reorganization. The board of directors, including those directors who are not employees of Gateway, has approved the Plan, and the board recommends that the shareholders vote for approval of the Plan, which will effect the Reorganization. The board has also approved, and recommends that the shareholders approve, the adjournment proposal relating to our ability to obtain shareholder approval of the Plan.

     All of Gateway's directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the Plan and the adjournment proposal. The directors and executive officers of Gateway beneficially owned approximately 34% of the shares outstanding as of September 30, 2004. Although the board as a whole recommends that the shareholders vote in favor of the Plan for the reasons set forth in "-Reasons for the Reorganization," no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

     We considered a number of factors in determining to approve the Reorganization, including the effects described under "-Effects of the Reorganization on Gateway," "Effects of the Reorganization on Affiliates" and the relative advantages and disadvantages described under "-Reasons for the Reorganization" and "Effect of the Reorganization on Shareholders Generally." The board also reviewed the tax and pro forma financial effects of the Reorganization on Gateway and its shareholders.

     After the Reorganization, Gateway's common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the expenses related to servicing shareholders holding small positions in Gateway's stock. Gateway's management determined that the recapitalization would result in cost savings of over $260,000 per year.

     Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as a public company, Gateway has not had an organized trading market for its common stock and that Gateway's shareholders derive little relative benefit from Gateway's status as a public company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

     We considered alternatives to the proposed going-private transaction but ultimately approved the Reorganization proposal. Please read the discussion under "-Alternatives Considered" for a description of these alternatives.

     Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusions that the Plan is substantively fair to our unaffiliated shareholders who will receive cash in the Reorganization and to our unaffiliated shareholders who will retain their shares. In reaching these conclusions, the board considered the following effects on these constituencies:

          - Opinion of Independent Financial Advisor: Southard Financial, an independent financial advisor to the board of directors, has delivered its opinion to the board that the $37.00 per share price to be paid in the Reorganization is fair, from a financial point of view, to Gateway's shareholders, both those who will receive cash and those who will retain their shares in the Reorganization. The board reviewed and considered the financial analyses presented to it in connection with the opinion and adopted Southard Financial's conclusions and analyses as its own. The board considered the conclusions drawn in the fairness opinion as factors supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. A copy of the opinion is attached as Appendix C. See "Opinion of Independent
                                         ----------
               Financial  Advisor"  on  page  __  for  additional  information.

          - Independent Valuation. According to a report delivered to the board by Southard Financial, the fair value of the Gateway common stock as of August 31, 2004 was $35.25 per share. The board considered this report as well as the underlying factors and methodologies as factors in support of its recommendation to approve the Plan and its conclusion as to the fairness in relation to Gateway's "going concern" value of the proposed cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization. In determining the fairness of the transaction in relation to the "going concern" value, our board relied upon the factors, analyses and conclusions set forth by Southard Financial in its report and adopted these factors, analyses and conclusions as its own. The board did not consider the amount per share that might be realized in a sale of 100% of the stock of Gateway because the board determined that consideration of such an amount was inappropriate in the context of a transaction that would not result in a change of control. The board determined specifically that a price of $37.00 per share, which exceeded the fair value set forth in the independent valuation, was fair to both cashed-out and remaining shareholders in view of the involuntary nature of the transaction for those receiving cash, the relatively small incremental effect of the selected price on those retaining their shares, and Southard Financial's opinion as to the fairness of the consideration. See "Opinion of Financial Advisor" for additional information.

          - Premium to Book Value: The price per share to be paid in the Reorganization reflects a 91% premium to Gateway's September 30, 2004 book value per share. Although book value was a factor, among others, that the board considered in determining the cash consideration to be paid in the Reorganization, the board determined that it was not directly relevant because book value is a historical number that may not reflect the fair market values of our assets and liabilities.

          - Earnings Multiple: The price per share that will be paid in the Reorganization reflects a multiple of 15.7 times Gateway's earnings per share for the year ended December 31, 2003 and 16.7 times its earnings per share for the nine months ended September 30, 2004. The board viewed these multiples as factors supporting its decision to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, both those receiving cash for their shares and those retaining their shares following the Reorganization.

          - Historical Market Prices of the Gateway Common Stock: Our stock is not listed on an exchange, and there is not an organized trading market for our common stock. The range of trading prices for the common stock over the previous two years has been from $12.00 to $23.75 per share, with trades during the second half of 2004 remaining fairly constant at approximately $23.75 per share. The price per share to be paid in the Reorganization therefore represents a 56% premium over the last known trading price for our common stock prior to announcement of the Reorganization. However, in view of the limited amount of available data, the board principally considered the recent trading history of our common stock as a "base" or "benchmark" factor in its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash and those who would retain their shares following the Reorganization.

          - Liquidity Provided. The Reorganization will provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization. We believe this provides a significant benefit to investors seeking a more liquid investment alternative, given the lack of an organized market for our stock. The board considered the opportunity to provide this liquidity as a factor supporting its recommendation to approve the Plan and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders receiving cash in the Reorganization.

          - Tax Consequences. The board noted that the Reorganization would not result in a taxable event for shareholders retaining their shares in the Reorganization, as all of our directors and executive officers are entitled to do. The board also considered that, except with respect to shareholders who have acquired their shares within the prior 12 months, the cash consideration offered in the Reorganization would be taxed as a long-term capital gain for shareholders terminating their actual and constructive stock ownership in the Company. The facts that the transaction would not result in a taxable event to shareholders retaining their shares following the Reorganization contributed to the board's recommendation and conclusion as to the fairness of the transaction to unaffiliated shareholders who would retain their shares following the Reorganization. Although the transaction would result in a taxable event to unaffiliated shareholders receiving cash in the Reorganization, the board determined that this negative factor was mitigated somewhat by the positive factor that the cash to be received by these shareholders would likely receive tax-advantaged long-term capital gains treatment.

          - Absence of Firm Offers. The board considered the absence of any firm offers for the acquisition of our company, the fact that the board has no plans to seek an acquisition of our company in the foreseeable future and its opinion that firm offers are not likely to be forthcoming as factors tending to support its recommendation to approve the Reorganization and its conclusion as to the fairness of the cash consideration to unaffiliated shareholders, including those who would receive cash for their shares and those who would retain their shares following the Reorganization.

     In connection with its fairness determination, and given its determination that the $37.00 per share cash consideration represented a premium over book value, the board did not consider Gateway's liquidation value in light of the following reasons. First, because the vast majority of a bank's assets and liabilities are monetary assets whose book values generally approximate their fair market values, the liquidation values of these assets and liabilities would generally command material discounts both to fair market value and, accordingly, book value. In addition to the liquidation discounts, because the liquidation of a financial institution is an extremely expensive and time-consuming process involving significant regulatory procedures and numerous regulatory approvals, the costs of the liquidation of a financial institution further reduce any net assets that would otherwise be available to shareholders following liquidation. In light of these factors, and because the Reorganization consideration was greater than Gateway's book value, the board of directors concluded that the determination of a liquidation value was not material to the financial fairness of the transaction. However, it is not possible to predict with certainty the future value of our assets or liabilities or the intrinsic value that those assets or liabilities may have to a specific buyer that has not been identified. As a result, although we believe the possibility is remote, the liquidation of our assets and liabilities could conceivably produce a higher value than our value as a going concern.

     After consideration of all of the foregoing information, the board determined that a fair price to be paid to cashed-out shareholders in the Reorganization is $37.00 per share. The board is not aware of any material contacts, negotiations or transactions, other than in conjunction with the Reorganization as described in "-Background of the Reorganization" and "Information About Gateway and its Affiliates-Directors and Executive Officers," during the preceding two years for (1) the merger or consolidation of Gateway into or with another person or entity, (2) the sale or other transfer of all or any substantial part of the assets of Gateway, (3) a tender offer for any outstanding shares of Gateway common stock, or (4) the election of directors to our board.

     Procedural Fairness. The board of directors is seeking shareholder approval of the transactions contemplated by the Plan. The vote of a majority of the votes entitled to be cast on the Plan will be required to approve it. Approval by a majority of unaffiliated shareholders is not required. The board determined that any such voting requirement would usurp the power of the holders of greater than a majority of Gateway's shares to consider and approve the Reorganization. The board also considered such a provision unnecessary in light of the fact that the Plan's provisions apply regardless of whether a shareholder is an affiliate and in view of a shareholder's right, whether affiliated or unaffiliated, to dissent from the merger and obtain the fair value of his or her shares under Georgia law.

     In addition, the board noted that shareholders who wish to increase their record holdings in order to avoid being cashed out may do so by purchasing shares of Gateway common stock from other shareholders prior to the effective time of the Reorganization. The Reorganization will also provide liquidity, without brokerage costs, to shareholders receiving cash in the Reorganization.

     No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reorganization or preparing a report covering its fairness was retained by Gateway or by a majority of directors who are not employees of Gateway. The board concluded that the Reorganization is fair regardless of whether certain other procedural safeguards were used, such as the retention of an unaffiliated shareholder representative, because the Plan treats affiliated and unaffiliated shareholders identically. In addition, because the board obtained a valuation and fairness opinion from an unaffiliated entity, it determined that the cost of obtaining an additional fairness opinion or valuation from another unaffiliated representative would not provide any meaningful additional benefit. After consideration of the factors described above, the board believes that the Reorganization is procedurally fair notwithstanding the absence of such an unaffiliated shareholder approval requirement or unaffiliated representative.

     We have not made any provision in connection with the Reorganization to grant unaffiliated shareholders access to our corporate files, except as provided under the Georgia Business Corporation Code, or to obtain legal counsel or appraisal services at our expense. With respect to unaffiliated shareholders' access to our corporate files, the board determined that this proxy statement, together with Gateway's other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Plan. The board also considered the fact that under the Georgia Business Corporation Code, and subject to specified conditions set forth under Georgia law, shareholders have the right to review Gateway's relevant books and records of account. As for obtaining legal counsel or appraisal services for unaffiliated shareholders at Gateway's expense, the board did not consider these necessary or customary. In deciding not to adopt these additional procedures, the board also took into account factors such as Gateway's size and the cost of such procedures.

     After consideration of the factors described above, the board of directors has determined that the Plan is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at Gateway's expense, to Gateway's unaffiliated shareholders who will receive cash in the Reorganization. The board has also determined that the Plan is procedurally fair to unaffiliated shareholders who will retain their shares. Additionally, the board believes that the Plan is substantively fair to these constituencies. Finally, it has determined that the Plan is substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that the Plan does not distinguish between these groups.

AFFILIATES'  DETERMINATION  OF  FAIRNESS  OF  THE  REORGANIZATION

     Gateway's affiliates consist of its directors and executive officers, all of whom are listed under "Information About Gateway and its Affiliates-Directors and Executive Officers." Each of Gateway's affiliates has determined that the Reorganization is substantively and procedurally fair to Gateway's unaffiliated shareholders who will receive cash in the Reorganization and that it is substantively and procedurally fair to unaffiliated shareholders who will retain their shares. In reaching this conclusion, they relied upon the factors considered by and the analyses and conclusions of the board of directors and adopted such factors, analyses, and conclusions as their own. See "-
Recommendation  of  the  Board  of  Directors;  Fairness of the Reorganization."

DETERMINATIONS BY INTERIM AND OTHER FILING PERSONS

     Interim was organized for the sole purpose of facilitating the Reorganization. Its sole shareholder, director and executive officer is Robert
G. Peck, who is also Gateway's President and Chief Executive Officer. In addition to Interim, Gateway's directors (including its President and Chief Executive Officer and Chief Financial Officer) are also deemed to be "filing persons" for purposes of this transaction. For Interim and each of the other filing persons, its purpose and reasons for engaging in the Reorganization, the alternatives considered, and determinations and supporting analyses regarding financial and procedural fairness of the Reorganization to unaffiliated shareholders receiving cash in the Reorganization and to those retaining their shares are the same as those of the board of directors and were adopted as its own.

OPINION OF INDEPENDENT FINANCIAL ADVISOR

     On September 6, 2004, the Gateway Board of Directors authorized the engagement of Southard Financial ("Southard") to provide a valuation opinion of Gateway's common stock to the Board as of August 31, 2004 and a fairness opinion relating to the price to be paid to shareholders receiving cash in the Reorganization.

Independent Valuation

     The Gateway Board of Directors authorized the engagement of Southard to render a valuation of Gateway's common stock. Southard's valuation, presented to the Board on October 1, 2004, indicated that as of August 31, 2004, the cash fair value of Gateway's common stock was $35.25 per share (the "Valuation"). The Gateway Board of Directors reviewed the basis for and the methodology used in Southard's Valuation. A copy of the valuation is attached as Appendix D to
                                                                   ----------
this proxy statement, and you are urged to read the valuation in its entirety. The directors determined, after giving careful consideration to a number of factors, to utilize a price of $37.00 per share in the transaction, subject to receipt of a fairness opinion from Southard, and that the Plan of Reorganization and the Reorganization were fair to, and in the best interests of, Gateway and its shareholders, including both affiliated and unaffiliated shareholders, and approved the Plan and the Reorganization.

Fairness Opinion

          On October 29, 2004, Southard rendered its opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the cash consideration of $37.00 per share to be paid in the Reorganization was fair, from a financial point of view, to Gateway's shareholders, including unaffiliated shareholders who will receive cash in the Reorganization and those who will retain their shares after the Reorganization (the "Fairness Opinion"). You should read the discussions below under "Valuation Opinion" and "Fairness Opinion" for more information relating to these opinions and the related financial analyses.

     The full text of the written Fairness Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix C hereto and is incorporated herein by reference.
                  ----------
Southard's opinion is directed to the Board, addresses only the fairness of the cash consideration to be paid in the Reorganization from a financial point of view, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special shareholders' meeting. The summary of the opinion of Southard set forth herein is qualified in its entirety by reference to the full text of such opinion.

     In connection with the Valuation and the Fairness Opinion, Southard reviewed and analyzed certain publicly available financial information and other information concerning Gateway and certain internal analyses and other information furnished to Southard by Gateway. Southard also held discussions with members of senior management of Gateway regarding the business and prospects of Gateway. In addition, Southard performed such other studies and analyses and considered such other factors as Southard deemed appropriate.

Opinions of Southard Financial

     As described in its opinions, Southard assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with Southard for purposes of their opinion. With respect to the information relating to the prospects of Gateway, Southard assumed that such information reflected the best currently available judgments and estimates of the management of Gateway as to the likely future financial performance of Gateway. Southard did not verify through independent inspection or examination the specific assets or liabilities of Gateway. Southard did not make nor were they provided with an independent evaluation or appraisal of the assets or liabilities of Gateway. The following is a summary of the material analyses and factors considered by Southard in connection with the Valuation and the Fairness Opinion presented to the Board:

     Gateway's Board of Directors retained Southard to render its independent determination as to the fair value of the Gateway common stock for use in connection with the Board's consideration of the proposed going-private transaction. Subsequently, the Board engaged Southard to render a written opinion as to the fairness, from a financial point of view, to all of the shareholders of Gateway of the cash consideration to be paid to shareholders who will receive cash in connection with the proposed Reorganization. No limitations were imposed by the Board upon Southard with respect to the investigations made or procedures followed in rendering either the Valuation or its Fairness Opinion.

     Southard is a specialized consulting and valuation firm focusing on providing stock valuations to companies and financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based companies and financial institutions. As part of its line of professional services, Southard specializes in rendering valuation opinions of banks and bank holding companies nationwide. Gateway selected Southard to render the Valuation and to serve as its financial advisor based on Southard's reputation, expertise and familiarity with Georgia-based financial institutions.

     In connection with providing the Valuation, the Gateway Board provided no specific instructions to Southard, other than to provide the Board with a fair value appraisal of Gateway stock. With the concurrence of Gateway and Gateway's counsel, Southard determined that fair value of the Gateway stock for the purposes presented would be based on the value of a pro rata share of Gateway as a going concern and that no minority, marketability or liquidity discounts would be applied. In addition, Southard determined it appropriate, in determining the fair value of the Gateway stock, to consider all usual and customary approaches to value, including net asset value, investment value and market value.

     As described above, in addition to providing the Valuation, Gateway authorized the engagement of Southard to render its Fairness Opinion. Southard rendered its written opinion dated October 29, 2004, to the effect that, as of such date and based upon and subject to certain matters stated in the Fairness Opinion, the cash consideration to be paid to cashed-out shareholders in the Reorganization is fair, from a financial point of view, to the shareholders of Gateway, including both the cashed-out shareholders and the shareholders who would not receive cash in the Reorganization.

     The following summary of the procedures and analyses performed, and assumptions used, by Southard is qualified in its entirety by reference to the text of the Fairness Opinion and the Valuation. The Fairness Opinion is directed only to the financial terms of the Reorganization, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special shareholders' meeting.

     In arriving at the Valuation and the Fairness Opinion, Southard reviewed and analyzed, among other things, the following: (i) the financial statements of Gateway and its subsidiaries; (ii) certain other publicly available financial and other information concerning Gateway and its subsidiaries; (iii) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other transactions relevant to Southard's inquiry; (iv) the competitive and economic outlook for Gateway's trade area; (v) the book value and financial condition of Gateway and its subsidiaries; (vi) the future earnings and dividend paying capacity of Gateway and its subsidiaries; (vii) previous sales of Gateway stock; and (viii) the prevailing market prices for selected banking organizations in Georgia and the United States. Southard held discussions with senior management of Gateway concerning Gateway's past and current operations, financial condition and prospects, as well as the results of recent bank regulatory examinations.

     In conducting its review and in arriving at the Valuation and the Fairness Opinion, Southard relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Southard did not make or obtain any evaluations or appraisals of the properties of Gateway, nor did it examine any individual loan credit files. For purposes of the Fairness Opinion, Southard assumed that the Reorganization will have the tax, accounting and legal effects described in the proxy statement and assumed that the transaction would be consummated on a timely basis in the manner presented by Gateway and in compliance with applicable laws and regulations.

     As more fully discussed below, Southard considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Gateway, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Gateway and its subsidiaries; and, (ii) the assets and liabilities of Gateway and its subsidiaries, including the loan investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. Southard also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Valuation and the Fairness Opinion are necessarily based upon conditions as they existed and can be evaluated on the respective dates thereof and the information made available to Southard through such dates.

     In connection with rendering the Valuation and the Fairness Opinion, Southard performed certain financial analyses, which are summarized below.
Southard believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Valuation and the Fairness Opinion. The preparation of a valuation or fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Southard made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Gateway. Any estimates contained in Southard's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

Valuation Opinion

     In order to determine the fair value of Gateway common stock, and as explained below, Southard utilized the following approaches in its Valuation: net asset value, market value and income value. Southard first determined the value of Gateway's subsidiary (Gateway Bank & Trust) and then adjusted that value to reflect the other assets and liabilities of Gateway.

     Because of the very high capital ratio of Gateway Bank & Trust, it was deemed appropriate to base the valuation on a two-tiered approach: the valuation of tangible capital at "normal" levels, and the valuation of excess capital. Based on a more normal equity/assets ratio of 8.0%, Gateway Bank & Trust's tangible capital would be $13,096,000 on assets of $163,749,000 at September 30, 2004, leaving excess capital of $1,430,000. These figures were used at the appropriate places in the Valuation analysis.

     Asset Based Approach. Net asset value is the value of the net equity of a corporation, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with recognition of securities gains or losses, real estate appreciation or depreciation and any adjustments to the loan loss reserve, discounts to the loan portfolio or changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the corporation's assets, liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little or no weight is given to the net asset value method of valuation.

     In utilizing the asset-based approach, Southard adjusted Gateway Bank & Trust's estimated book value at August 31, 2004 to reflect a deposit premium of 6.5% on non-brokered deposits. Utilizing the asset based approach, Southard valued Gateway Bank & Trust under the asset based method at $24,045,000 as of August 31, 2004.

     Market Approach. Market value is defined as the price at which property would change hands between a willing seller and a willing buyer when both parties have the same information and neither party is acting under compulsion. This definition of value produces a result that could be achieved if the property were to be sold in an arm's-length transaction. The market value method is frequently used to determine the price of smaller blocks of stock when both the quantity and the quality of the "comparable" data are deemed sufficient.

     The fair value for Gateway Bank & Trust using the market value method is based upon a comparison with recent transactions involving the sale of banks and bank holding companies in Georgia and surrounding states, as well as throughout the United States. Specifically, Southard developed a list of reasonably comparable whole bank transactions and applied those multiples to Gateway Bank & Trust. The focus of the review was banks of similar size, performance, and capitalization (equity/asset ratio). A complete list of the transactions, as well as selected summary information, is contained in the Valuation. It should be noted that none of the transactions considered were for "go-private" transactions since state laws that govern those transactions vary from jurisdiction to jurisdiction. Nevertheless, Southard believed that the selected transactions were sufficiently comparable to the Reorganization because, in addition to the fundamental factors described above, they represented change of control transactions valued on a controlling interest basis - the same standard applied in Southard's analysis in the Gateway transaction.

     Considering these factors, the base capitalization rates were (a) price/earnings of 27.1x, (b) price/book value of 250.52%, and (c) price/assets of 20.79%, based on the average in the first eight months of 2004. Often it is necessary to apply a fundamental discount to the base capitalization factors to reflect the relative attractiveness of the Bank and its market area, as well as its earnings history. In Southard's opinion, based upon all of the available data, a discount of about 20% was necessary. As a result, the risk adjusted capitalization factors were 21.0 times earnings, 200% of book value, and 16.5% of assets (all rounded). The average multiples were applied to the appropriate benchmarks for Gateway Bank & Trust after adjusting for the high capital ratio. The excess capital was then added to determine the value of Gateway Bank &
Trust.  The  analysis  is  presented  in  detail  in  the  Valuation.

     In  using  the market value method, Southard reached a valuation of Gateway
Bank & Trust of $35,049,000 under the price to earnings method, $28,340,000 under the price to book value method, and $27,255,000 under the price to assets method as of August 31, 2004. The average of the three methods was $30,215,000.

     Income Approach. The income approach is sometimes referred to as the investment value or the earnings value. The investment value is frequently defined as an estimate of the present value of future benefits. Another popular investment value method is to determine the level of the current annual benefits and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Southard determined the net present value of the projected future benefits to shareholders using a discount rate of 14.6% (within an acceptable range considering the risk-return relationship Southard has observed most investors would demand for an investment of this type (small to medium-sized community banking companies)).

     In utilizing the income approach, Southard took into account the earnings of Gateway Bank & Trust over the 2002-04 period. Adjustments to reported earnings were made to reflect a peer level loan loss provision, adjusted for Gateway Bank & Trust's loans/assets ratio. Southard also developed an estimate of the anticipated economies (savings) to a potential acquiror of Gateway Bank & Trust (synergistic earnings approach). Based upon Southard's review, the estimated savings approximated 0.45% of average assets, or $726 thousand (pre-tax). This analysis is presented in the Valuation.

     Utilizing the income approaches to value Gateway's stock, Southard determined that the value of Gateway's stock as of August 31, 2004 under the synergistic price/earnings method was $29,136,000 and that the value under the discounted future earnings method was $27,966,000.

     Combined Value. The various methodologies were assigned weights in arriving at a combined value of Gateway Bank & Trust as of August 31, 2004. Southard assigned weights as follows to the methodologies considered above: 0% to the asset based value; 40% to the market approach; 30% to the income approach synergistic earnings method; and 30% to the income approach-discounted future earnings method. Southard believes that the weight assigned to each valuation approach properly reflects the relative importance of that approach for purposes of the Valuation opinion. Based on the analysis presented above, the combined valuation of Gateway Bank & Trust was $29,216,600 as of August 31, 2004.

     The value of Gateway was then determined by adding the other assets of Gateway, net of its liabilities. The resulting value was $26,446,185 as of August 31, 2004. Further, the analysis was performed on a diluted basis, assuming that all exercisable stock options were exercised. This procedure was necessary since the Valuation was prepared assuming the sale of Gateway Bank & Trust, at which time all of Gateway's outstanding (in-the-money) options would become immediately exercisable. Gateway had outstanding options to purchase 137,250 shares of its stock at $12.00 per share and 10,500 shares at $13.00 per share. Thus, the proceeds of the exercise of all the options would be $1,783,343, and the outstanding shares would increase to 800,388. Thus, the total value of Gateway became $28,229,343 and the number of fully diluted shares became 800,388. The value per share was then determined by dividing the total value by the number of fully diluted shares, resulting in $35.25 per share.

     As a result of all the analyses performed, Southard determined that the fair value of Gateway common stock was $35.25 per share as of August 31, 2004.

Fairness Opinion

     On October 29, 2004, Southard issued a Fairness Opinion on the proposed Reorganization. The Fairness Opinion was based on financial information through August 31, 2004 (the most recent month-end). In preparing the Fairness Opinion, Southard determined that the $37.00 per share price being paid to the cashed out shareholders represented the following pricing ratios:

Price/Reported Book Value ($18.94 per share)           195%
Price/Diluted Book Value ($17.67 per share)            209%
Price/Diluted Book Value - 8% Capital                  222%
Price/Earnings ($3.00 per share annualized)           12.3x
Price/Diluted Earnings ($2.53 per share annualized)   14.6x
Price/Assets (diluted)                                17.3%

     Comparison With Recent Control Bank Transactions. Southard reviewed the pricing of the Reorganization in comparison with recent control bank transactions. In this comparison, Southard found that the price/book value ratio, price/earnings ratio, and price/asset ratio for the Reorganization were below the market pricing for whole bank transactions. However, when adjusted to 8% capital, the ratios were nearer to market ratios.

     Analysis of Liquidity. Gateway stock is not listed on an exchange, and there is not an organized trading market for the stock. Since the stock buyback in 2003, Gateway has not bought or sold any of its stock since the second quarter of 2003, and there have been very few trades in Gateway common stock for which pricing information is available. Thus, the ability to sell Gateway stock is very limited and the proposed Reorganization would provide some liquidity for smaller minority shareholders.

     Discounted Cash Flow Analysis. Southard also prepared a pro forma discounted cash flow analysis utilizing the present value of the estimated future dividend stream that Gateway Bank & Trust would be expected to generate over the next five to 10 year period (including the present value of the value of Gateway's common stock at the end of the five to 10 year period). In utilizing the pro forma discounted cash flow analysis, Southard used an estimate of ongoing earnings for 2004, assumed annual growth in earnings of 8% to 14% and annual growth in assets of 5% to 10%. These growth rates reflect Southard's estimate of growth based on historical and expected results. Southard also assumed a dividend payout ratio to maintain a capital ratio of no more than 8%. This does not relate to Gateway Bank & Trust's historical dividend payout ratio, but provides an indication of Gateway Bank & Trust's capacity to pay dividends under varying growth scenarios. The analysis produced an implied ROA in the range of 0.90%-1.25% and an implied ROE in the range of 11.0%-14.7%. Additionally, Southard determined the value of Gateway common stock at the end of this 5-10 year period by applying price to earnings multiples of 18 to 20 times the projected net income in the final year of the analysis. The dividend stream and the "terminal value" of Gateway common stock were discounted to the present using discount rates of between 12% and 16%. These discount rates represent typical rates of return for smaller publicly traded banks and bank holding companies, and are consistent with rates of return on equity for more established (mature) community banks. As a result of Southard's discounted cash flow analysis, the implied value of Gateway was consistently at or below the price proposed in the Reorganization.

     Finally, from the perspective of those shareholders of Gateway who will remain shareholders of Gateway after the Reorganization, Southard has concluded, after analysis and conversations with Gateway senior management, that those shareholders are forecast to experience earnings per share appreciation, and incur equity per share dilution, on an immediate post-Reorganization basis. Further, going forward the shareholders should see an increase in earnings per share after the transaction, due to there being fewer shares outstanding, and due to lower expenses relative to SEC registration and related costs.

     Based on all factors that Southard deemed relevant and assuming the accuracy and completeness of the information and data provided, Southard concluded that the cash consideration of $37.00 per share that the cashed-out shareholders are entitled to receive in connection with the Reorganization, is fair, from a financial standpoint, to all shareholders of Gateway, including those shareholders receiving the cash consideration as well as those shareholders of Gateway who will remain shareholders of Gateway after the Reorganization.

     Prior to its engagement to assist the Gateway Board and management in connection with their analysis of a potential going-private transaction, Southard had not previously provided valuation or other professional services to Gateway. Southard has not previously served as a market maker for Gateway's common stock. Southard and its employees have no past, present, or future contemplated interest (financial or otherwise) in Gateway or Gateway Bank & Trust.

     Gateway has agreed to pay Southard $9,500 for rendering the Valuation and the Fairness Opinion. Gateway has also agreed to reimburse Southard for its reasonable out-of-pocket expenses and to indemnify Southard against certain liabilities, including liabilities under the federal securities laws.

     YOU ARE ENCOURAGED TO READ THE SOUTHARD OPINION IN ITS ENTIRETY. THE FULL TEXT OF THE SOUTHARD OPINION IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT.

                            INFORMATION REGARDING THE
                         SPECIAL MEETING OF SHAREHOLDERS

TIME  AND  PLACE  OF  MEETING

     We are soliciting proxies through this proxy statement for use at a special meeting of Gateway shareholders. The special meeting will be held at 10:00 a.m. on __________, 2005, at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736.

RECORD  DATE  AND  MAILING  DATE

     The close of business on __________, 200__, is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about ____________, 200__.

NUMBER  OF  SHARES  OUTSTANDING

     As of the close of business on the record date, Gateway had 10,000,000 shares of common stock, $5.00 par value, authorized, of which ________ shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

PURPOSE  OF  SPECIAL  MEETING

     The purpose of the special meeting is for shareholders to vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Gateway Interim Corporation with and into Gateway, with Gateway surviving the merger and the holders of 499 or fewer shares of Gateway common stock receiving $37.00 in cash in exchange for each of their shares of such stock. The text of the Plan is set forth in Appendix A to the enclosed proxy statement. The
                              ----------
Reorganization is designed to take Gateway private by reducing its number of shareholders of record below 300. Shareholders will also vote on a proposal to allow the special meeting to be adjourned to another time and date in the event such action is necessary for the board of directors to solicit additional proxies or attendance at the meeting.

DISSENTERS' RIGHTS

     Shareholders are entitled to dissenters' rights in connection with the Plan. See "Description of the Plan-Dissenters' Rights."

PROCEDURES  FOR  VOTING  BY  PROXY

     If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of the Plan, FOR the adjournment proposal and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

     You can revoke your proxy at any time before it is voted by delivering to Gateway's Corporate Secretary, at 5102 Alabama Highway, Ringgold, Georgia 30736, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

REQUIREMENTS  FOR  SHAREHOLDER  APPROVAL

     A quorum will be present at the meeting if a majority of the outstanding shares of Gateway common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the Plan requires the affirmative vote of a majority of the votes entitled to be cast on the Plan. The adjournment proposal and any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. On September 30, 2004, Gateway's directors and executive officers owned, directly or indirectly, 266,965 shares, representing approximately 34.4%, of the outstanding shares of common stock as of that date. Each of the directors and executive officers has indicated that he intends to vote his shares in favor of the Plan and the adjournment proposal.

     Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Based on the 652,638 shares outstanding as of the record date, a quorum will consist of 326,320 shares represented either in person or by proxy. This also represents the minimum number of votes required to be cast in favor of the Plan in order to approve it. Assuming only the minimum number of shares necessary to constitute a quorum are present in person or by proxy at the special meeting, and assuming one of those shares is subject to a proxy marked as an abstention, the Plan proposal would not pass because it would not have received the affirmative vote of a majority of the votes entitled to be cast at the meeting. As a result, such an abstention would effectively function as a vote against the Plan, even though it would not be counted in the voting tally as such. On the other hand, abstentions will not affect the outcome of any other proposal properly brought before the meeting because only a majority of the votes actually cast must be voted in favor of such a proposal.

     Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposal but no vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will effectively function as votes against the Plan but will not affect the outcome of any other proposal(s) at the special meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by our board of directors, and Gateway will pay the cost of the proxy solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.


                             DESCRIPTION OF THE PLAN

THE REORGANIZATION

Structure

     The Plan provides for the merger of Gateway Interim Corporation ("Interim") with and into Gateway, with Gateway surviving the merger. Interim is a new Georgia corporation formed solely to effect the Reorganization. In the Reorganization, shareholders owning 499 or fewer shares of Gateway common stock will receive $37.00 in cash for each share that they own on the effective date of the Reorganization. All other shares will remain outstanding and be unaffected by the Reorganization.

Effect on Shareholders

     A shareholder who owns 499 or fewer shares of Gateway common stock "of record" will receive $37.00 per share in cash in the Reorganization, while a record holder of more than 499 shares will be unaffected. A shareholder "of record" is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates individually, as a joint tenant with someone else, as trustee and in an IRA, those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in "street name" on a shareholder's behalf are held of record by the broker. Because SEC rules require that we count "record holders" for purposes of determining our reporting obligations, our Plan is based on the number of shares held of record without regard to the ultimate control of the shares.

     As a result, a single shareholder with more than 499 shares held in various accounts could receive cash in the Reorganization for all of his or her shares if those accounts individually hold 499 or fewer shares. To avoid this, the shareholder would need to consolidate his or her ownership into a single form of ownership representing more than 499 shares. The acquisition of additional shares prior to the effective date of the Reorganization is also permitted.

Effect on Outstanding Stock Options

     The holders of outstanding stock options issued by Gateway will continue to hold those securities. The terms of the options will not be affected by the Reorganization.

Legal Effectiveness

     As soon as practicable after shareholder approval of the Plan, we will file articles or a certificate of merger with the Georgia Secretary of State and will send a Letter of Transmittal to all record holders of Gateway common stock who are entitled to receive cash in the Reorganization. The Reorganization will be effective upon filing of the articles or certificate of merger with the Georgia Secretary of State. We anticipate that this will occur in the first quarter of 2005.

     On the effective date of the Reorganization, each shareholder who owns 499 or fewer shares of record immediately prior to the Reorganization will not have any rights as a Gateway shareholder and will have only the right to receive cash as provided under the Plan.

Exchange of Stock Certificates for Cash

     The Letter of Transmittal will provide the means by which shareholders will surrender their Gateway stock certificates and obtain the cash to which they are entitled. If certificates evidencing the Gateway common stock have been lost or destroyed, Gateway may, in its full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to Gateway in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying Gateway and all other persons against any losses occurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact Gateway. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reorganization becomes effective.

     Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their certificates for cash in the Reorganization. Gateway will bear these costs.

     THE LETTER OF TRANSMITTAL WILL BE SENT TO SHAREHOLDERS PROMPTLY AFTER THE EFFECTIVE DATE OF THE REORGANIZATION. DO NOT SEND IN YOUR STOCK CERTIFICATE(S) UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. ASSUMING YOU SUBMIT YOUR STOCK CERTIFICATE(S) PROMPTLY THEREAFTER, WE EXPECT THAT YOU WILL RECEIVE YOUR CASH PAYMENT WITHIN APPROXIMATELY FOUR WEEKS AFTER THE EFFECTIVE DATE OF THE REORGANIZATION.

Conditions and Regulatory Approvals

     Aside from shareholder approval of the Plan, the Reorganization is not subject to any conditions or regulatory approvals.

Termination of Securities Exchange Act Registration

     Gateway's common stock is currently registered under the Securities Exchange Act. We will be permitted to terminate our registration once we can certify that Gateway has fewer than 300 shareholders of record. Upon the completion of the Reorganization, Gateway will have approximately 261 shareholders of record. We intend to apply for termination of the registration of Gateway's common stock under the Securities Exchange Act as promptly as possible after the effective date of the Reorganization.

     Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Gateway to its shareholders and to the Securities and Exchange Commission and would make some of the provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16, the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) and required compliance with the Sarbanes-Oxley Act, no longer applicable to Gateway. Furthermore, Gateway's affiliates may be deprived of the ability to dispose of their Gateway common stock under Rule 144 promulgated under the Securities Act of 1933.

     We estimate that termination of the registration of Gateway common stock under the Securities Exchange Act will save Gateway over $260,000 per year in legal, accounting, printing, management time and other expenses per year. See "Special Factors - Effects of the Reorganization on Gateway."

SOURCE OF FUNDS AND EXPENSES

     We estimate that approximately $2.3 million will be required to pay for the shares of Gateway common stock exchanged for cash in the Reorganization. We intend to finance the Reorganization with funds available through a new line of credit. We anticipate that the line of credit will be secured by the common stock of our bank subsidiary and will involve a principal amount of $2.3 million, interest payments at a rate of 100 basis points below prime, and interest-only payments for the first two years of the 10-year term. If the line of credit becomes unavailable, which we do not anticipate, we will explore other means of raising capital, including the issuance of trust preferred securities or other indebtedness.

     Additionally, Gateway will pay all of the expenses related to the Reorganization. We estimate that these expenses will be as follows:

SEC filing fees             $   460
Legal fees                   50,000
Financial advisory fees       9,500
Printing and mailing costs   13,000
Miscellaneous                    40
                            -------
     Total                  $73,000
                            =======

DISSENTERS' RIGHTS

     Pursuant to the provisions of the Georgia Business Corporation Code, Gateway's shareholders have the right to dissent from the Plan and to receive the fair value of their shares in cash. Holders of Gateway common stock who fulfill the requirements described below will be entitled to assert dissenters' rights. Shareholders considering initiation of a dissenters' proceeding should review this section in its entirety. A dissenters' proceeding may involve litigation.

Preliminary Procedural Steps

     Pursuant to the provisions of Article 13 of the Georgia Business Corporation Code, if the Plan is consummated, you must:

     - Give to Gateway, prior to the vote at the special meeting with respect to the approval of the Plan, written notice of your intent to demand payment for your shares of Gateway common stock (hereinafter referred to as "shares");

     -    Not  vote  in  favor  of  the  Plan;  and

     - Comply with the statutory requirements summarized below. If you perfect your dissenters' rights, you will receive the fair value of your shares as of the effective date of the Reorganization.

     You may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify Gateway in writing of the name and address of each person on whose behalf you are asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder's other shares were registered in the names of different shareholders.

Written Dissent Demand

     Voting against the Plan will not satisfy the written demand requirement. In addition to not voting in favor of the Plan, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reorganization is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of the Plan and will not be entitled to assert dissenters' rights.

     Any written objection to the Plan satisfying the requirements discussed above should be addressed to Gateway Bancshares, Inc., 5102 Alabama Highway, Ringgold, Georgia 30736, Attn: Corporate Secretary.

     If the shareholders of Gateway approve the Plan at the special meeting, Gateway must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfy the foregoing requirements. The Dissenters' Notice must be sent within ten (10) days after the effective date of the Reorganization and must:

     - State where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

     - Inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

     - Set a date by which Gateway must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered); and

     - Be accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

     A record shareholder who receives the Dissenters' Notice must demand payment and deposit his or her certificates with Gateway in accordance with the Dissenters' Notice. Dissenting shareholders will retain all of the rights of a shareholder until those rights are cancelled or modified by the consummation of the Reorganization. A record shareholder who does not demand payment or deposit his or her share certificates as required, each by the date set in the Dissenters' Notice, is not entitled to payment for his or her shares under
Article  13  of  the  Georgia  Business  Corporation  Code.

     Except as described below, Gateway must, within 10 days of the later of the effective date of the Reorganization or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount Gateway estimates to be the fair value of the shares, plus accrued interest from the effective date of the Reorganization. Gateway's offer of payment must be accompanied by:

     -    Recent  financial  statements  of  Gateway;

     -    Gateway's  estimate  of  the  fair  value  of  the  shares;

     -    An  explanation  of  how  the  interest  was  calculated;

     - A statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Business Corporation Code; and

     -    A  copy  of  Article  13  of  the  Georgia  Business Corporation Code.

     If the dissenting shareholder accepts Gateway's offer by written notice to Gateway within 30 days after Gateway's offer, Gateway must pay for the shares within 60 days after the later of the making of the offer or the effective date of the Reorganization.

     If the Reorganization is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, Gateway must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Gateway must send a new Dissenters' Notice if the Reorganization is consummated after the return of certificates and repeat the payment demand procedure described above.

     Section 14-2-1327 of the Georgia Business Corporation Code provides that a dissenting shareholder may notify Gateway in writing of his or her own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if:

     - He or she believes that the amount offered by Gateway is less than the fair value of his or her shares or that Gateway has calculated incorrectly the interest due; or

     - Gateway, having failed to consummate the Reorganization, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     A  dissenting  shareholder  waives his or her right to demand payment under
Section 14-2-1327 unless he or she notifies Gateway of his or her demand in writing within 30 days after Gateway makes or offers payment for the dissenting shareholder's shares. If Gateway does not offer payment within 10 days of the later of the Reorganization's effective date or receipt of a payment demand, then the shareholder may demand the financial statements and other information required to accompany Gateway's payment offer, and Gateway must provide such information within 10 days after receipt of the written demand. The shareholder may notify Gateway of his or her own estimate of the fair value of the shares and the amount of interest due, and may demand payment of that estimate.

Litigation

     If a demand for payment under Section 14-2-1327 remains unsettled, Gateway must commence a nonjury equity valuation proceeding in the Superior Court of Catoosa County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If Gateway does not commence the proceeding within those 60 days, the Georgia Business Corporation Code requires Gateway to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Gateway is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

     The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Gateway, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under
Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Gateway if the court finds
Gateway did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Business Corporation Code, or against either Gateway or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Georgia Business Corporation Code.

     If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against Gateway, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the effective date of the Reorganization, regardless of whether notice of the Plan and of the right to dissent were given by Gateway in compliance with the Dissenters' Notice and payment offer requirements.

     This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Article 13 of the Georgia Business Corporation Code, included as Appendix B to this proxy statement. If you intend
                              ----------
to dissent from approval of the Plan, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any
----------
further notice of the events giving rise to dissenters' rights or any steps associated with perfecting dissenters' rights, except as indicated above or otherwise required by law.

     We have not made any provision to grant you access to any of the corporate files of Gateway, except as may be required by the Georgia Business Corporation Code, or to obtain legal counsel or appraisal services at the expense of Gateway.

     Any dissenting shareholder who perfects his or her right to be paid the "fair value" of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Special Factors-Federal Income Tax Consequences of the Reorganization."

                  INFORMATION ABOUT GATEWAY AND ITS AFFILIATES

OVERVIEW

     Gateway Bancshares, Inc. was incorporated in Georgia in 1995 to operate as a bank holding company and to purchase 100% of the issued and outstanding stock of Gateway Bank & Trust, a Georgia state bank headquartered in Ringgold, Catoosa County, Georgia (the "Bank"). The Bank opened for business in 1995. As of September 30, 2004, Gateway had $165.06 million in consolidated assets, $142.34 million in deposits and $12.62 million in shareholders' equity.

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Gateway after the Reorganization will be the same as the directors and executive officers of Gateway immediately prior to the Reorganization. The board of directors consists of seven members with one-year terms. The following table shows information regarding the members of our board of directors. The ages shown are as of October 31, 2004.

                             DIRECTOR
NAME (AGE)                    SINCE             POSITIONS AND BUSINESS INFORMATION
---------------------------  --------  ----------------------------------------------------

William H. H. Clark (68)         1995  Mr. Clark is the Vice President of Ringgold Mining
                                       and Manufacturing.  He was also the President of
                                       J.H. Clark Farms, Inc. from 1985-2000.  Mr. Clark
                                       served as a State Representative from 1996-2000,
                                       and he served in the military from 1960-1990.

Jeanette Wilson Dupree (65)      1995  Ms. Dupree is a retired licensed insurance agent.
                                       She was employed by Keith Michaels, an agent for
                                       State Farm Insurance Company, from 2001-2003.
                                       From 1967-2001, Ms. Dupree was employed as
                                       Office Manager for Raymond Dupree, an agent for
                                       State Farm Insurance Company.

James A. Gray, Sr. (62)          1996  Mr. Gray is an automobile dealer and President of
                                       Carco Motor Company, Inc.

Harle B. Green (58)              1995  Mr. Green is Chairman of the Board of Directors and
                                       Chief Financial Officer of Gateway and Gateway
                                       Bank & Trust, respectively.

Danny Ray Jackson (50)           2001  Mr. Jackson is an automobile dealer and has served
                                       as President of Walter Jackson Chevrolet, Inc. since
                                       2001.  Prior to that time, Mr. Jackson was the Vice
                                       President of Walter Jackson Chevrolet, Inc.

Ernest Kresch (44)               1995  Mr. Kresch is a Podiatrist.  He served at Advanced
                                       Foot Care from 1987-2001.  Since 2001, Mr. Kresch
                                       has served as chief manager of H&K Properties,
                                       LLC.

Robert G. Peck (53)              1996  Mr. Peck serves as President & Chief Executive
                                       Officer of Gateway and Gateway Bank & Trust.

Non-Director Executive Officers

     The persons described below are executive officers who do not serve on our board of directors.

Name                Age                      Business Information
------------------  ---  -------------------------------------------------------------

Jeffrey R. Hensley   52  Mr. Hensley has served as Assistant Secretary and Senior Vice
                         President of Gateway and Gateway Bank & Trust,
                         respectively, since 1997.

Boyd M. Steele       55  Mr. Steele has served as Secretary and Executive Vice
                         President of Gateway and Gateway Bank & Trust,
                         respectively, since 1996.

     During the past five years, none of the above named persons has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

STOCK OWNERSHIP BY AFFILIATES

     The following table sets forth the number and the percentage ownership of shares of Gateway common stock beneficially owned by each director, executive officer, and 5% shareholder of Gateway and by all directors and executive officers as a group as of September 30, 2004.

     The table also sets forth the number and approximate percentage of shares of Gateway common stock that the persons named in the table would beneficially own after the effective date of the Reorganization on a pro forma basis, assuming no changes in ownership between September 30, 2004 and the effective date of the Reorganization.

     Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power" which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days (in this case, pursuant to the exercise of options). Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares.

                                                                Percent Beneficial Ownership
                                                              --------------------------------
                                       Amount and Nature of     Before the        After the
Name                                   Beneficial Ownership   Reorganization   Reorganization
-------------------------------------  ---------------------  ---------------  ---------------
Directors
---------
William H. H. Clark . . . . . . . . .             24,050 (1)             3.6%             4.0%
Jeanette Wilson Dupree. . . . . . . .             29,855 (2)             4.5%             4.9%
James A. Gray, Sr.. . . . . . . . . .             59,550 (3)             8.9%             9.9%
Harle B. Green. . . . . . . . . . . .             32,350 (4)             4.8%             5.3%
Danny R. Jackson. . . . . . . . . . .              4,760 (5)               *                *
Ernest Kresch.. . . . . . . . . . . .             47,050 (6)             7.1%             7.8%
Robert G. Peck. . . . . . . . . . . .             25,350 (7)             3.8%             4.2%

Executive Officers Who are Not
------------------------------
Directors
---------
Jeffrey R. Hensley. . . . . . . . . .             20,350 (8)             3.1%             3.4%
Boyd M. Steele. . . . . . . . . . . .             23,650 (9)             3.5%             3.9%

5% Shareholders
---------------
Jack Joseph Babb                                 36,850 (10)             5.5%             6.1%

All directors and executive officers
as a group (9 persons)                          266,965 (11)           34.4 %            37.4%

_______________________________
*     Represents less than 1 percent.

     (1) Includes 10,500 shares held of record by Ringgold Mining & Manufacturing Co., Inc., as to which beneficial ownership is shared, and 13,550 shares subject to options.

     (2) Includes 9,500 shares owned jointly with her spouse; 2,290 shares held in her IRA; 3,265 shares held in an IRA for the benefit of her spouse, as to which beneficial ownership is shared; and 13,550 shares subject to options.

     (3) Includes 46,000 shares held jointly with his spouse and 13,550 shares subject to options.

     (4) Includes 3,300 shares held jointly with his spouse; 12,000 shares held in his IRA; 100 shares held by his spouse as custodian, as to which beneficial ownership is shared; and 16,950 shares subject to options.

     (5) Includes 2,000 shares held jointly with his spouse; 1,485 shares held in his IRA; and 275 shares held in an IRA for the benefit of his spouse, as to which beneficial ownership is shared.

     (6) Includes 2,000 shares held in a Simplified Employee Pension Plan for his benefit and 13,550 shares subject to options.

     (7) Includes 5,000 shares held in his IRA and 20,350 shares subject to options.

     (8) Includes 3,800 shares held jointly with his spouse; 3,000 shares held in his IRA; and 13,550 shares subject to options.

     (9) Includes 5,000 shares held in his IRA and 18,650 shares subject to options.

     (10) Includes 7,500 shares held jointly with his spouse; 7,500 shares held in his IRA; 7,500 shares held by his spouse, as to which beneficial ownership is shared; 800 shares held by his spouse in custodial accounts, as to which beneficial ownership is shared; and 13,550 shares subject to options.

     (11) Includes 137,250 shares subject to options.


RECENT AFFILIATE TRANSACTIONS IN GATEWAY STOCK

     The following table shows all transactions in Gateway common stock for which consideration was paid involving Gateway and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later.

Name                  Date    No of Shares  Price per Share         Where/How Effected
-------------------  -------  ------------  ----------------  -------------------------------

Ernest Kresch        10/7/02         1,000  $          14.00  Purchase from another
                                                              shareholder

Harle Green          8/17/04           100                --  Transfer from spouse as
                                                              custodian to joint ownership
                                                              with spouse

Danny Jackson        8/17/04         1,000                --  Transfer from direct custody to
                                                              joint with spouse

Gateway Bank 401(k)  9/28/04           200  $          23.75  Purchase from another
                                                              shareholder

Gateway Bank 401(k)  9/22/04           100  $          23.75  Purchase from another
                                                              shareholder

Gateway Bank 401(k)   7/6/04           130  $          23.75  Purchase from another
                                                              shareholder

Gateway Bank 401(k)  3/19/04           300  $          20.00  Purchase from another
                                                              shareholder

Gateway Bank 401(k)  9/26/03           800  $          16.29  Purchase from another
                                                              shareholder

Gateway Bank 401(k)  9/27/02         1,000  $          13.43  Purchase from another
                                                              shareholder

STOCK PURCHASES BY GATEWAY

     During the past two years, Gateway has repurchased the following shares of its common stock.

Quarter           No. of Shares  Range of Prices   Average Price Paid
----------------  -------------  ----------------  -------------------
2nd Quarter 2003         40,250  $          17.72  $             17.72


MARKET FOR COMMON STOCK AND DIVIDENDS

     The following table shows the quarterly high and low trading prices and cash dividends for the Gateway common stock for the periods indicated. There is not an organized trading market for Gateway's common stock, and we do not expect that an active market for Gateway common stock will develop after the Reorganization. The common stock has never been listed on an exchange or quotation system. We will not take any steps to cause the shares of Gateway common stock to become eligible for trading on an exchange or automated quotation system after the Reorganization, and Gateway will not be required to file reports under the Securities Exchange Act of 1934.

                 Quarter                  High    Low    Dividend
---------------------------------------  ------  ------  ---------

2004
----

     Fourth (through November 16, 2004)  $23.75  $23.75         --

     Third                               $23.75  $23.75         --

     Second                              $20.00  $20.00  $     .23

     First                               $20.00  $20.00         --

2003
----

     Fourth                              $17.72  $17.72         --

     Third                               $18.00  $16.29         --

     Second                              $17.72  $17.72         --

     First                               $14.00  $14.00         --

2002
----

     Fourth                              $14.00  $13.43         --

     Third                               $12.00  $12.00         --

     Second                              $13.00  $13.00         --

     First                               $13.00  $12.00         --

DESCRIPTION OF COMMON STOCK

     Pursuant to the Plan, the articles of incorporation of Gateway will be the articles of incorporation of the surviving corporation. The surviving corporation's authorized capital will consist of 10,000,000 shares of voting common stock, $5.00 par value.

     As of the record date, 652,638 shares of Gateway common stock were issued and outstanding and were held of record by approximately 664 shareholders. We estimate that the number of shares of Gateway common stock outstanding after the Reorganization will be approximately 590,544. The exact change in the number of outstanding shares will depend on the number of shares that shareholders exchange for cash. As of the record date, no shares of Gateway preferred stock were authorized, issued or outstanding.

     The rights of Gateway shareholders will be governed by the Georgia Business Corporation Code and Gateway's articles of incorporation and bylaws. Gateway's articles of incorporation and its bylaws provide specific approval requirements for business combinations or reorganizations. The requirements provide that if two-thirds of the directors approve, then the transaction requires approval by the holders of a majority of the outstanding shares. If less than two-thirds of the directors approve, then the transaction requires approval by the holders of two-thirds of the outstanding shares.

     Generally, we may issue additional shares of Gateway common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property. Gateway common stock will not be subject to liability for further calls or assessments by Gateway or the Bank and will not be subject to any redemption, sinking fund or conversion provisions.

     Holders of Gateway common stock will be entitled to one vote per share on all matters requiring a vote of shareholders. The holders of shares of Gateway common stock will be entitled to dividends and other distributions as and when declared by the Board of Directors out of legally available assets. Gateway may pay dividends in cash, property or shares of common stock, unless Gateway is insolvent or the dividend payment would render it insolvent.

     Gateway's articles of incorporation and bylaws provide that if a director or officer of Gateway has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of Gateway, the Georgia Business Corporation Code would require that it indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. The Code expressly allows Gateway to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

     The indemnification provisions in Gateway's articles of incorporation and bylaws require Gateway to indemnify and hold harmless each of its directors, officers, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Gateway, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. Indemnified persons would also be entitled to have Gateway advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts must be repaid.

     Gateway's articles of incorporation limit the liability of a director to Gateway or its shareholders for any breach of duty as a director except for a breach of duty for which the Georgia Business Corporation Code prohibits such limitation of liability. This provision does not limit the right of Gateway or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

DIVIDEND POLICY

     The holders of shares of Gateway common stock will be entitled to dividends and other distributions as and when declared by the board of directors out of assets legally available therefor. Dividends may be paid in cash, property or shares of common stock unless Gateway is insolvent or the dividend payment would render it insolvent. See "-Market Price for Common Stock and Dividends" for the amounts of dividends Gateway has historically paid.

     Although the Board of Directors intends that we will continue to pay an annual cash dividend, our ability to pay cash dividends is influenced, and in the future could be further influenced, by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount and timing of future dividends, if any, will depend upon, among other things, future earnings, the financial condition of Gateway Bank & Trust and Gateway, the amount of cash on hand at the holding company level, outstanding debt obligations and limitations on the payment of dividends on any debt obligations, and the requirements imposed by regulatory authorities.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

     To be included in the Company's 2005 proxy statement, shareholder proposals submitted for consideration at the 2005 annual meeting of shareholders must have been received by the Company no later than November 29, 2004. Proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any proposal contained for which notice has not been received prior to February 9, 2005. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company's 2005 proxy statement. However, if the Reorganization is completed and we terminate the registration of our common stock, we will no longer be subject to these SEC regulations.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following historical financial data is derived from, and qualified by reference to, Gateway's Consolidated Financial Statements and the Notes thereto included in its Annual Report on Form 10-KSB for the year ended December 31, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the annual and quarterly reports listed above. The portions of our annual and quarterly reports described above are attached as
Appendices E  and  F  to  this  proxy  statement.
--------------------

                                         -------------------
(In thousands except per share data)       2003       2002
                                         ---------  --------
Net interest income                      $  5,399     4,651
Provision for loan losses                     624       436
Other income                                2,043     1,481
Other expense                               4,412     3,804
Income taxes                                 (834)     (638)
Net earnings                             $  1,572     1,255

PER COMMON SHARE
Basic earnings per share                 $   2.35      1.84
Diluted earnings per share                   2.19      1.81
Cash dividends declared                         0         0
Book value                               $  17.10     15.25

AT YEAR END
Loans, net                               $116,893    92,606
Earning assets                            155,224   129,691
Assets                                    169,318   141,472
Deposits                                  148,081   121,991
Shareholders' equity                     $ 11,159    10,396
Common shares outstanding                     653       682

AVERAGE BALANCES
Loans                                    $103,183    82,598
Earning assets                            135,769   114,172
Assets                                    144,342   120,861
Deposits                                  126,014   105,958
Shareholders' equity                     $ 10,444    10,148
Weighted average shares outstanding           669       682

KEY PERFORMANCE RATIOS
Return on average assets                     1.09%     1.04%
Return on average shareholders' equity      14.58%    13.14%
Dividend payout ratio                           -         -
Average equity to average assets             7.47%     7.90%

                                                        For the Six Months
                                                          Ended June 30,
                                                     -----------------------
(In thousands except per share data)                    2004         2003
                                                     -----------  ----------
Net interest income                                  $    5,138       4,006
Provision for loan losses                                   545         460
Other income                                              1,419       1,492
Other expense                                             3,790       3,316
Income taxes                                                771         589
Net earnings (loss)                                  $    1,451       1,133

PER COMMON SHARE
Basic earnings per share                             $     2.22        1.68
Diluted earnings per share                                 2.00        1.59
Cash dividends declared                                     .23          --
Book value                                           $    19.33       16.32

AT PERIOD END
Loans, net                                           $  126,051     107,359
Earning assets                                          158,376     144,480
Assets                                                  165,065     149,552
Deposits                                                142,339     131,890
Shareholders' equity                                 $   12,618      10,698
Common shares outstanding                                   653         656

AVERAGE BALANCES
Loans                                                $  123,224      98,514
Earning assets                                          155,893     133,734
Assets                                                  165,311     143,870
Deposits                                                142,167     125,721
Shareholders' equity                                 $   11,841      10,563
Weighted average shares outstanding                         653         674

KEY PERFORMANCE RATIOS
Return on average assets (annualized)                      1.17%       1.05%
Return on average shareholders' equity (annualized)       16.34%      14.30%
Dividend payout ratio                                      7.75%         --
Average equity to average assets                           7.16%       7.34%

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheet as of September 30, 2004 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2004, and for the year ended December 31, 2003 (collectively, the "Pro Forma Statements of Operations"), show the pro forma effect of the Reorganization. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reorganization occurred at September 30, 2004, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reorganization were consummated on January 1, 2003, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by Gateway after consummation of the Reorganization.

     The pro forma information does not purport to represent what Gateway's results of operations actually would have been if the Reorganization had occurred on January 1, 2003.

                            GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                              PRO FORMA CONSOLIDATED BALANCE SHEET
                                       SEPTEMBER 30, 2004
                                     (DOLLARS IN THOUSANDS)
                                          (UNAUDITED)


-----------------------------------------------------------------------------------------------
                                          Gateway                                    Pro Forma
                                         Historical         Pro Forma Adjustments    Combined
                                        ------------       -----------------------  -----------
ASSETS
Cash and due from banks                 $     4,916   (3)                      47        4,869
Federal funds sold                            2,600                                      2,600
                                        ------------       ------------------------------------
     Cash and cash equivalents                7,516                            47        7,469
Securities available for sale                24,300                                     24,300
Other investments                               509                                        509
Loans                                       126,051                                    126,051
Premises and equipment                        3,152                                      3,152
Other assets                                  3,537                                      3,537
                                        ------------       ------------------------------------
          Total assets                      165,065                            47      165,018
                                        ============       ====================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Non-interest bearing                    14,390                                     14,390
     Interest bearing                       127,949                                    127,949
                                        ------------       ------------------------------------
     Total deposits                         142,339                                    142,339

Accrued expenses and other liabilities          856                                        856
Other borrowed funds                          9,252   (2)                   2,297       11,549
                                        ------------       ------------------------------------

          Total liabilities                 152,447                         2,297      154,744

Shareholders' equity:
Common stock, $5 par                          3,263   (1)        310                     2,953
Additional paid-in capital                    3,416   (1)      1,987                     1,429
Retained earnings                             5,940   (3)         47                     5,893
Accumulated other comprehensive income           (1)                                        (1)
                                        ------------       ------------------------------------
Total shareholders' equity                   12,618            2,344                    10,274
                                        ------------       ------------------------------------

Total liabilities and equity                165,065            2,344        2,297      165,018
                                        ============       ====================================


1) Assumes retirement of 62,094 shares at $37.00 per share
2)  Issuance of $2.3 million new debt to finance reorganization
3) Estimated reorganization expenses of $73 and net tax effect of $26

Shares outstanding                              653                           (62)         591
Book value per share                    $     19.33                         (1.95)  $    17.38
===============================================================================================


See accompanying notes to pro forma consolidated financial statements.

                     GATEWAY BANCSHARES, INC. AND SUBSIDIARY
              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                             Gateway
                            Historical          Pro Forma Adjustments   Pro Forma
                            -----------       ------------------------  ---------
Interest income                   7,203                                     7,203
Interest expense                  2,065  (1)          69                    2,134
                            -----------       -----------------------------------
     Net interest income          5,138               69                    5,069

Provision for loan losses           545                                       545
Other income                      1,419                                     1,419
Other expense                     3,790                                     3,790
                            -----------       -----------------------------------
     Earnings before taxes        2,222               69                    2,153
     Income tax expense             771  (2)                       24         747
                            -----------       -----------------------------------

     Net earnings                 1,451               69           24       1,406
                            ===========       ===================================

1)  Increase in interest expense on $2.3 million new borrowed funds at 4.0%.
2)  Income tax effect using effective rate of 35%.


Basic earnings per share    $      2.22       $      .16                     2.38
Diluted earnings per share  $      2.00       $      .12                     2.12

Weighted average shares:
     Basic                          653                           (62)        591
     Diluted                        725                           (62)        663


See accompanying notes to pro forma consolidated financial statements.

                     GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                   PRO FORMA CONSOLIDATED STATEMENTS OF  INCOME
                       FOR THE YEAR ENDED DECEMBER 31, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                               Gateway
                              Historical        Pro Forma Adjustments   Pro Forma
                              ----------       -----------------------  ---------
Interest income                    8,282                                    8,282
Interest expense                   2,883  (1)         92                    2,975
                              ----------       ----------------------------------
     Net interest income           5,399              92                    5,307

Provision for loan losses            624                                      624
Other income                       2,043                                    2,043
Other expense                      4,412  (2)         73                    4,485
                              ----------       ----------------------------------
Earnings before income taxes       2,406             165                    2,241

Income tax expense                   834  (3)                      50         784
                              ----------       ----------------------------------
     Net earnings                  1,572             165           50       1,457
                              ==========       ==================================


1)  Increase in interest expense on $2.3 million new borrowed funds at 4.0%.
2)  Estimated reorganization expenses.
3)  Income tax effect using effective rate of 35%.

Basic earnings per share            2.35             .05                     2.40
Diluted earnings per share          2.19             .03                     2.22

Weighted average shares:
     Basic                           669                          (62)        607
     Diluted                         719                          (62)        657


See accompanying notes to pro forma consolidated financial statements.

                     GATEWAY BANCSHARES, INC. AND SUBSIDIARY
              NOTES TO CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS


(1) The unaudited pro forma consolidated balance sheet as of September 30, 2004 and consolidated statements of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003 have been prepared based on the historical consolidated balance sheets and statements of operations, which give effect to the Reorganization as if it had occurred on the earliest date presented.

(2) In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, NW, Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330 or via the SEC's website at www.sec.gov.

     We have a filed a Schedule 13E-3 under the Exchange Act in connection with the Reorganization. This Proxy Statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

                                   APPENDIX A
                                   ----------

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION


THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Plan of Reorganization") is made and entered into as of the 17th day of November, 2004, by and between Gateway Bancshares, Inc. ("Gateway"), a bank holding company organized under the laws of the State of Georgia, and Gateway Interim Corporation ("Interim"), a Georgia corporation.

                                   WITNESSETH
                                   ----------

     WHEREAS, Gateway and Interim have determined that in order to effect a recapitalization of Gateway resulting in the suspension of its duties to file reports with the Securities and Exchange Commission, Gateway should cause Interim to be organized as a Georgia corporation for the sole purpose of merging with and into Gateway, with Gateway being the surviving corporation;

     WHEREAS, the authorized capital stock of Gateway consists of 10,000,000 shares of common stock ("Gateway Common Stock"), $5.00 par value, of which 652,638 shares are issued and outstanding;

     WHEREAS, the authorized capital stock of Interim consists of 1,000 shares of common stock ("Interim Common Stock"), $0.01 par value, of which 100 shares are issued and outstanding;

     WHEREAS, the respective Boards of Directors of Gateway and Interim deem it advisable and in the best interests of Gateway and Interim and their respective shareholders that Interim be merged with and into Gateway;

     WHEREAS, the respective Boards of Directors of Gateway and Interim, by resolutions duly adopted, have approved and adopted this Plan of Reorganization and directed that it be submitted to the respective shareholders of Gateway and Interim for their approval; and

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Gateway Common Stock and Interim Common Stock as hereinafter provided, and such other provisions relating to the reorganization and merger as the parties deem necessary or desirable, the parties hereto agree as follows:


                                    SECTION 1

                                 REORGANIZATION
                                 --------------

     Pursuant to the applicable provisions of Georgia law, Interim shall be merged with and into Gateway (the "Reorganization"). Gateway shall be the survivor of the merger (the "Surviving Corporation").

                                    SECTION 2

                      EFFECTIVE DATE OF THE REORGANIZATION
                      ------------------------------------

     The merger of Interim with and into Gateway shall be effective as of the date (the "Effective Date") specified in the certificate of merger relating to the Reorganization that is filed with the Georgia Secretary of State.


                                    SECTION 3

                  LOCATION, ARTICLES AND BYLAWS, AND MANAGEMENT
                  ---------------------------------------------

     On the Effective Date:

     (a) The principal office of the Surviving Corporation shall be located at 5102 Alabama Highway, Ringgold, Georgia 30736, or such other location where Gateway is located on the Effective Date of the Reorganization.

     (b) The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the same Articles of Incorporation and Bylaws of Gateway as are in effect on the Effective Date of the Reorganization.

     (c) The directors and officers of the Surviving Corporation shall be the directors and officers of Gateway on the Effective Date of the Reorganization. All such directors and officers of the Surviving Corporation shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Surviving Corporation.


                                    SECTION 4

               EXISTENCE, RIGHTS, DUTIES, ASSETS, AND LIABILITIES
               --------------------------------------------------

     (a) As of the Effective Date of the Reorganization, the existence of Gateway shall continue in the Surviving Corporation.

     (b) As of the Effective Date of the Reorganization, the Surviving Corporation shall have, without further act or deed, all of the properties, rights, powers, trusts, duties and obligations of Gateway and Interim.

     (c) As of the Effective Date of the Reorganization, the Surviving Corporation shall have the authority to engage only in such businesses and to exercise only such powers as are provided for in the Articles of Incorporation of the Surviving Corporation, and the Surviving Corporation shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation, except that the Surviving Corporation may engage in any business and may exercise any right that Gateway or Interim could lawfully have exercised or engaged in immediately prior to the Effective Date of the Reorganization.

     (d) No liability of Gateway or Interim or of any of their shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of Gateway or Interim be impaired by the Reorganization. Any claim existing or any action pending by or against Gateway or Interim may be prosecuted to judgment as if the Reorganization had not taken place, or the Surviving Corporation may be substituted in place of Gateway or Interim.


                                    SECTION 5

                    EFFECT OF MERGER ON INTERIM SHAREHOLDERS
                    ----------------------------------------

     Each share of Interim Common Stock outstanding immediately prior to the Effective Date of the Reorganization shall be cancelled and shall no longer be outstanding.


                                    SECTION 6

           MANNER AND BASIS OF CONVERTING SHARES OFGATEWAYCOMMON STOCK
           -----------------------------------------------------------

     (a)     Conversion of Shares.  The shares of Gateway Common Stock that are
             --------------------
outstanding on the Effective Date of the Reorganization, excluding those shares of Gateway Common Stock held by shareholders who have perfected dissenters' rights of appraisal under the applicable provisions of the Georgia Business Corporation Code, O.C.G.A. Sec. 14-2-1301 et seq. (the "Dissenters' Rights Provisions"), shall be converted or retained as follows:

          (1) Each share of Gateway Common Stock held by a shareholder who is the record holder of 499 or fewer shares of Gateway Common Stock shall be converted into the right to receive cash, payable by the Surviving Corporation, in the amount of $37.00 per share of Gateway Common Stock.

          (2) Each share of Gateway Common Stock held of record by a shareholder who is the holder of more than 499 shares of Gateway Common Stock shall remain outstanding and held by such shareholder.

          (3) All treasury stock held by the Company shall remain treasury stock and shall be unaffected by this Plan of Reorganization.

     (b)     Gateway Stock Options.  The Gateway Bancshares, Inc. 1999 Stock
             ---------------------
Option Plan (the "Option Plan") and the options issued thereunder that are outstanding on the Effective Date of the Reorganization shall continue to be outstanding after the Effective Date subject to the terms and conditions of the existing written documents reflecting the Option Plan and such options.

     (c)     Gateway Warrants.  Any warrants to purchase shares of Gateway
             ----------------
Common Stock that are issued and outstanding on the Effective Date of the Reorganization shall continue to be outstanding after the Effective Date subject to the terms and conditions of the applicable warrant agreements.

     (d)     Failure to Surrender Gateway Common Stock Certificates.  Until a
             ------------------------------------------------------
Gateway shareholder receiving cash in the Reorganization surrenders his or her Gateway Common Stock certificate or certificates to Gateway (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to Gateway's usual procedures), the shareholder shall not be issued the cash (or any interest thereon) that such Gateway Common Stock certificate entitles the shareholder to receive.


                                    SECTION 7

                        ACQUISITION OF DISSENTERS' STOCK
                        --------------------------------

     Gateway shall pay to any shareholder of Gateway who complies fully with the Dissenters' Rights Provisions an amount of cash (as determined and paid under the terms of such Provisions) for his or her shares of Gateway Common Stock. The shares of Gateway Common Stock so acquired shall be cancelled.


                                    SECTION 8

                                 FURTHER ACTIONS
                                 ---------------

     From time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, Gateway shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such other actions, as the Surviving Corporation, or its successors and assigns, may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation, and its successors and assigns, title to and possession of all the property, rights, powers, trusts, duties and obligations referred to in Section 4 hereof and otherwise to carry out the intent and purposes of this Plan of Reorganization.


                                    SECTION 9

           CONDITIONS PRECEDENT TO CONSUMMATION OF THE REORGANIZATION
           ----------------------------------------------------------

     This Plan of Reorganization is subject to, and consummation of the Reorganization herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Reorganization of each of the following conditions:

     (a) Approval of the Plan of Reorganization by the shareholders of each of Gateway and Interim in accordance with the provisions of applicable law and the provisions of the applicable constituent's articles of incorporation, bylaws and other governing instruments;

     (b) The number of shares held by persons who have perfected dissenters' rights of appraisal pursuant to the Dissenters' Rights Provisions shall not be deemed by the Board of Directors to make consummation of this Plan of Reorganization inadvisable;

     (c) Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for Gateway and Interim may be, necessary to permit or enable the Surviving Corporation, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Gateway prior to the Reorganization.


                                   SECTION 10

                                   TERMINATION
                                   -----------

     In the event that:

     (a) The number of shares of Interim Common Stock or Gateway Common Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of Gateway or Interim;

     (b) Any action, consent, approval, opinion, or ruling required to be provided by Section 9 of this Plan of Reorganization shall not have been obtained; or

     (c) For any other reason consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of Gateway or Interim;

then this Plan of Reorganization may be terminated at any time before consummation of the Reorganization by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other party. Upon termination by written notice as provided by this Section 10, this Plan of Reorganization shall be void and of no further effect, and there shall be no liability by reason of this Plan of Reorganization or the termination hereof on the part of Gateway, Interim, or their directors, officers, employees, agents or shareholders.


                                   SECTION 11

                                AMENDMENT; WAIVER
                                -----------------

     (a) At any time before or after approval and adoption hereof by the respective shareholders of Gateway and Interim, this Plan of Reorganization may be amended by written agreement by Gateway and Interim; provided, however, that after the approval and adoption of this Plan of Reorganization by the shareholders of Gateway and Interim, no amendment reducing the consideration payable to Gateway shareholders shall be valid without having been approved by the Gateway shareholders in the manner required for approval of this Plan of Reorganization. In particular, in the event that the consummation of the Plan of Reorganization would yield more than 300 shareholders of record, the Board may amend the Plan of Reorganization to increase the [NUMBER] share threshold described in Section 6(a) to the minimum threshold necessary to ensure that the Company will have fewer than 300 shareholders of record as a result of the transactions contemplated by this Plan of Reorganization.

     (b) A waiver by any party hereto of any breach of a term or condition of this Plan of Reorganization shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan of Reorganization. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan of Reorganization which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.


                                   SECTION 12

              BINDING EFFECT; COUNTERPARTS; HEADINGS; GOVERNING LAW
              -----------------------------------------------------

     This Plan of Reorganization is binding upon the parties hereto and upon their successors and assigns. This Plan of Reorganization may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan of Reorganization and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Plan of Reorganization. This Plan of Reorganization shall be governed by and construed in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization to be executed by their duly authorized officers and their corporate seals to be affixed hereto all as of the day and year first above written.


                              GATEWAY BANCSHARES, INC.



                              By:     /s/ Robert G. Peck
                                 -----------------------------------------------

                              Name:   Robert G. Peck
                                   ---------------------------------------------

                              Title:  President and Chief Executive Officer
                                    --------------------------------------------

ATTEST:


/s/ Felicia Barbee
------------------------

Name:  Felicia Barbee
     -------------------



                              GATEWAY INTERIM CORPORATION


                              By:     /s/ Robert G. Peck
                                 -----------------------------------------------

                              Name:   Robert G. Peck
                                   ---------------------------------------------

                              Title:  President
                                    --------------------------------------------


ATTEST:


/s/ Felicia Barbee
------------------------

Name:  Felicia Barbee
     -------------------

                                   APPENDIX B
                                   ----------

                                ARTICLE 13 OF THE
                        GEORGIA BUSINESS CORPORATION CODE

14-2-1301.     DEFINITIONS.

As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.     RIGHT TO DISSENT.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the rights of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,500 shares, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,500 shares, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.     DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.

14-2-1320.     NOTICE OF DISSENTERS' RIGHTS.

(a)     If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322.

14-2-1321.     NOTICE OF INTENT TO DEMAND PAYMENT.

(a)     If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

          (2) Must not vote his or her shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his or her shares under this article.

14-2-1322.     DISSENTERS' NOTICE.

(a)     If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

14-2-1323.     DUTY TO DEMAND PAYMENT.

(a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this article.

14-2-1324.     SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

14-2-1325.     OFFER OF PAYMENT.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code
Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)     The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3)     An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

          (5)     A copy of this article.

(c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.     FAILURE TO TAKE ACTION.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1422 and repeat the payment demand procedure.

14-2-1327.     PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

          (1)     The dissenter believes that the amount offered under Code
     Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.

14-2-1330.     COURT ACTION.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.

14-2-1331.     COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.     LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-132.

                                   APPENDIX C
                                   ----------

                             OPINION OF INDEPENDENT
                                FINANCIAL ADVISOR

                                FAIRNESS OPINION

                            GATEWAY BANCSHARES, INC.

                                  RINGGOLD, GA





                                  REPORT DATED
                                OCTOBER 29, 2004

                         [SOUTHARD FINANCIAL LETTERHEAD]

                                                                October 29, 2004


Board  of  Directors
Gateway  Bancshares,  Inc.
Ringgold,  Georgia

     RE:  FAIRNESS OPINION RELATIVE TO A PROPOSED GO-PRIVATE TRANSACTION
          --------------------------------------------------------------

Directors:

The Board of Directors of Gateway Bancshares, Inc. ("Gateway" or the "Company") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of a proposed go-private transaction (the "Transaction"). This opinion is based upon financial information through August 31, 2004.

Southard Financial and its principals have no past, present, or contemplated future interest in Gateway or the conclusion of this opinion. Further, Southard Financial and its principals have no bias or conflict that could cause a question as to their independence or objectivity. Compensation paid to Southard Financial for the opinion is in no way contingent upon the conclusion of the opinion.


APPROACH  TO  ASSIGNMENT

The approach to this assignment was to consider the following factors:

     - A review of the financial performance and position of Gateway and the market value (trading range and activity) of its common stock;
     - A review of recent bank merger transactions in the United States, Georgia, and surrounding states;
     - A review of the current and historical market prices of bank holding companies in the United States, Georgia, and surrounding states;
     - A review of the investment characteristics of the common stock of Gateway;
     -    A review of the proposed terms of the Transaction; and,
     - An evaluation of other factors as was considered necessary to render this opinion.


DUE  DILIGENCE  REVIEW  PROCESS

In performing this assignment, Southard Financial reviewed the documents cited in Exhibit 1 pertaining to Gateway and the proposed Transaction. Southard Financial visited with the management and legal counsel of Gateway. Details pertaining to Gateway are contained in Southard Financial's file.

THE  PROPOSED  TRANSACTION

As part of the Transaction, Gateway expects to acquire approximately 62,094 shares at a price of $37.00 per share (total Transaction value of about $2.3 million). The proposed Transaction represents the following pricing ratios (based upon the August 31, 2004 financial results):

Board  of  Directors
Gateway  Bancshares,  Inc.
Page  4


Price/Reported Book Value ($18.94 per share)           195%
Price/Diluted Book Value ($17.67 per share)            209%
Price/Diluted Book Value - 8% Capital                  222%
Price/Earnings ($3.00 per share annualized)          12.3x
Price/Diluted Earnings ($2.53 per share annualized)  14.6x
Price/Assets (diluted)                                17.3%

It should be noted that Gateway has a substantial number of options outstanding to purchase its common stock (137,250 shares at $12.00 per share and 10,500 shares at $13.00 per share). However, the weighted average exercise price of those options is $12.07 per share, which is well below the August 31, 2004 book value of $18.94 per share and the transaction price of $37.00 per share. Therefore, the options are dilutive to book value and must be considered in this analysis.

MAJOR  CONSIDERATIONS

Numerous factors were considered in the overall review of the proposed Transaction. The review process included considerations regarding Gateway and the proposed Transaction. The major considerations are as follows:

GATEWAY  BANCSHARES,  INC.

     -    Historical earnings;
     -    Historical dividend payments;
     -    Outlook for future performance, earnings, and dividends;
     -    Economic conditions and outlook in Gateway's market;
     -    The competitive environment in Gateway's market;
     -    Comparisons with peer banks;
     -    Recent minority stock transactions in Gateway's common stock; and,
     - Other such factors as were deemed appropriate in rendering this opinion.

MARKET  FACTORS

     -    Historical and current bank merger pricing; and,
     - Historical and current market pricing for publicly traded banks and bank holding companies.

THE PROPOSED TRANSACTION

     -    The price paid to the cashed-out shareholders of Gateway; and,
     - The impact on the investment value to the shareholders not cashed-out in the Transaction.


OVERVIEW  OF  FAIRNESS  ANALYSIS

Board  of  Directors
Gateway  Bancshares,  Inc.
Page  5


In connection with rendering its opinion, Southard Financial performed a variety of financial analyses, which are summarized below. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and should not be interpreted based upon partial analyses.

In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Gateway. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned a greater significance than any other.

FAIRNESS  OF  THE  TRANSACTION  PRICE-CASHED  OUT  SHAREHOLDERS

                COMPARISON WITH RECENT CONTROL BANK TRANSACTIONS

Based upon the Transaction price of $37.00 per share, the Transaction price represents the following pricing ratios (based on August 31, 2004 financial data):

Price/Book Value ($18.94 per share)                        195%
Price/Diluted Book Value ($17.67 per share)                209%
Price/Diluted Book Value - 8% Capital                      222%
Price/Earnings ($3.00 per share annualized)              12.3x
Price/Earnings ($2.53 per share annualized and diluted)  14.6x
Price/Assets (diluted)                                    17.3%

The price/book ratio is below the average price/book ratio for the selected whole-bank transactions during the first six months of 2004 (250%). However, the price/book value multiple is well above the trading multiples of publicly traded financial institutions with market capitalization under $100 million and ROE of at least 7.5% (178% at September 30, 2004).

The price/earnings ratio is substantially below the average price/earnings ratio for the selected whole-bank transactions during the first six months of 2004 (27.1x). However, the price/earnings ratio is closer to the trading multiples of publicly traded financial institutions with market capitalization under $100 million and ROE of at least 7.5% (15.7% at September 30, 2004).

The price/asset ratio is below the average ratio for the selected whole-bank transactions during the first six months of 2004 (20.8%).

Thus, on balance the implied pricing ratios are below observed market pricing for whole-bank transactions, near or above the trading multiples of publicly traded banks.

Board  of  Directors
Gateway  Bancshares,  Inc.
Page  6


                              ANALYSIS OF LIQUIDITY

Gateway stock is not listed on an exchange, and there is not an organized trading market for the stock. There were only three transactions in Gateway stock in the first eight months of 2004, involving only 780 shares (0.01%) at a weighted average price of $21.97 per share. During the second half of 2003, 3,800 shares changed hands in three transactions at a weighted average price of $17.49 per share; and during the second quarter of 2003, Gateway purchased 37,250 shares at $17.72 per share in a stock buyback from 35 shareholders. Recently, Gateway has not recently bought or sold any of its stock and there have been no trades in Gateway common stock (other than as noted above) for which information is available. Thus, the ability to sell Gateway stock is very limited and the proposed Transaction would provide liquidity for smaller minority shareholders.

                          DISCOUNTED CASH FLOW ANALYSIS

Based upon a pro-forma discounted cash flow analysis, Southard Financial determined the value of Gateway based upon adding (i) the present value of the estimated future dividend stream that Gateway could generate over the next five to ten year period; and, (ii) the present value of the "terminal value" of Gateway common stock at the end of the period. To determine a projected dividend stream, Southard Financial used an estimate of ongoing earnings for 2004, assumed annual growth in assets of 5%-10%, annual growth in earnings of 8%-14%, and assumed a dividend payout ratio to maintain no more than 8.00% capital. The analysis produced an implied ROA in the range of 0.90%-1.25% and an implied ROE in the range of 11.0%-14.7%. The "terminal value" of Gateway common stock at the end of the projection period was determined by applying price/earnings multiples of 18-20 times projected net income in the final year of the analysis. The dividend stream and terminal value were discounted to the present using discount rates between 12% and 16%, which Southard Financial viewed as the appropriate discount rate range for a company with Gateway's risk characteristics. Using this analysis, the implied value of Gateway was consistently at or below the proposed Transaction price.

SUMMARY OF ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Gateway. Throughout the due diligence process, Southard Financial relied upon all information provided by Gateway and third party sources without independent verification.

FAIRNESS  OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders of Gateway is fair, from a financial point of view.

FAIRNESS  ANALYSIS-REMAINING  SHAREHOLDERS

Board  of  Directors
Gateway  Bancshares,  Inc.
Page  7


             IMPACT ON GATEWAY'S CAPITAL RATIO AND RETURN ON EQUITY

The Transaction will reduce Gateway's capital ratio from 7.24% at August 31, 2004 to 5.97% on a pro forma basis. Expenses will be impacted by the Transaction, as Gateway will incur interest expense on newly borrowed funds used to finance the Transaction; conversely, expenses associated with SEC registration will be eliminated. Overall, on a pro forma basis, return on equity should increase after the Transaction, from about 15.9% to about 18.5% (based on reported book value and annualized earnings as of August 31, 2004).

      IMPACT OF TRANSACTION ON GATEWAY'S PERFORMANCE AND FINANCIAL POSITION

Southard Financial reviewed the impact of the proposed Transaction on the earnings per share and book value per share of Gateway. Further, Southard Financial reviewed pro forma financial statements provided by management, which were based upon Gateway's historical financial statements, adjusted to reflect the terms of the Transaction.

EARNINGS PER SHARE: Based upon the terms of the Transaction, the pro forma financial statements, and our analysis, it is reasonable to expect that earnings per share post-Transaction will be higher than if Gateway does not consummate the Transaction ($3.18 per share versus $3.00 per share based on earnings through August 31, 2004, annualized).

BOOK VALUE: Reported book value of Gateway was $18.94 per share at August 31, 2004. Had the Transaction occurred on that date, book value would have declined to $17.22 per share, or by $1.72 per share (9.1%). Based upon management's estimate of earnings for 2004 and 2005, book value would likely return to its pre-Transaction level in 2005.

FUNDAMENTAL ANALYSIS: Southard Financial reviewed the financial characteristics of Gateway with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard Financial compared Gateway to a universe of publicly traded banks and bank holding companies. Based upon the terms of the Transaction and the pro forma financial statements, Gateway's financial ratios (relative to the industry average) would be largely unchanged after the Transaction. Further, management expects to realize substantial savings due to the elimination of costs associated with SEC registration.

                       EXPECTED IMPACT ON PER SHARE VALUE

Based upon the factors outlined above, it is reasonable to expect that the impact of the Transaction on the value per share will not be adverse.

SUMMARY  OF  ANALYSES

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual

Board  of  Directors
Gateway  Bancshares,  Inc.
Page  8


values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Gateway.

Throughout the due diligence process, Southard Financial relied upon all information provided by Gateway and third party sources without independent verification.

Based upon the analyses discussed above and other analyses performed by Southard Financial, the impact of the proposed Transaction to the shareholders of Gateway is expected to be favorable.

FAIRNESS  OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the price to be paid to the cashed out shareholders in the Transaction is fair, from a financial viewpoint, to the remaining shareholders of Gateway.

Thank you for this opportunity to be of service to the shareholders of Gateway Bancshares, Inc.

                                   Sincerely yours,

                                   /s/ SOUTHARD FINANCIAL



Attachments:

Exhibit 1: Gateway Bancshares, Inc., Document Review List

                                    EXHIBIT 1
                            GATEWAY BANCSHARES, INC.
                              DOCUMENT REVIEW LIST


1. ANNUAL REPORT OF GATEWAY BANCSHARES, INC. FOR THE YEARS ENDED DECEMBER 31, 2002-03

2. CONSOLIDATED REPORTS OF CONDITION AND INCOME FOR BANK WITH DOMESTIC OFFICES ONLY OF GATEWAY BANK & TRUST FOR THE PERIOD ENDED SEPTEMBER 30, 2004

3. UNIFORM BANK PERFORMANCE REPORT OF GATEWAY BANK & TRUST FOR THE PERIODS ENDED DECEMBER 31, 1999-2003 AND SEPTEMBER 30, 2004

4. INTERNAL FINANCIAL STATEMENTS OF GATEWAY BANCSHARES, INC. AND GATEWAY BANK & TRUST FOR THE PERIOD ENDED AUGUST 31, 2004

5. PARENT COMPANY ONLY FINANCIAL STATEMENTS (FR Y-9 SP) OF GATEWAY BANCSHARES, INC. FOR THE PERIODS ENDED DECEMBER 31, 1999-2003

6. PROXY STATEMENT FOR 2004 ANNUAL MEETING OF GATEWAY BANCSHARES, INC., DATED MARCH 24, 2004

7. INDEPENDENT APPRAISAL OF THE FAIR MARKET VALUE OF THE COMMON STOCK OF GATEWAY BANCSHARES, INC. AS OF DECEMBER 31, 2003, PERFORMED BY DANIELSON ASSOCIATES, INC. OF ROCKVILLE, MARYLAND

8.   DRAFT COPY OF PROXY STATEMENT OF GATEWAY BANCSHARES, INC.

9.   ADDITIONAL PERTINENT INFORMATION DEEMED NECESSARY TO RENDER THIS OPINION

                                   APPENDIX D
                                   ----------

                VALUATION REPORT OF INDEPENDENT FINANCIAL ADVISOR

                                  VALUATION OF
                               THE COMMON STOCK OF
                            GATEWAY BANCSHARES, INC.
                                Ringgold, Georgia

                              As of August 31, 2004


                                  Report Dated
                               September 29, 2004

                                                 September 29, 2004




Ms. Katherine M. Koops
Powell, Goldstein, Frazer & Murphy, LLP
191 Peachtree Street, N.E. Suite 1600
Atlanta, Georgia 30303

Dear Ms. Koops:

Southard Financial was retained to determine the fair market value of the outstanding common stock of Gateway Bancshares, Inc. as of August 31, 2004. The enclosed valuation was prepared for the stated purpose and is for your exclusive and confidential use. No copies of this report shall be furnished to third parties without your specific permission or direction, unless ordered by a court of competent jurisdiction. The report and its conclusions are subject to the statement of Contingent and Limiting Conditions contained herein.

The report was prepared by the undersigned. Preparation of the report entailed the use of standard techniques and practices, and involved due diligence on the part of Southard Financial. Further, the methodology and analysis employed is in compliance with the Uniform Standards of Professional Appraisal Practice.

BASED UPON THE ENTIRE ANALYSIS, AND FOR THE PURPOSES DESCRIBED IN THIS REPORT, IT IS OUR OPINION THAT THE FAIR MARKET VALUE, ON A CONTROLLING INTEREST BASIS, OF THE COMMON STOCK OF GATEWAY BANCSHARES, INC., AS OF AUGUST 31, 2004, WAS:

                         $35.25  PER  SHARE


Thank you for the opportunity to be of service in this matter.

                                        Sincerely  yours,



                                        /s/  Douglas  K.  Southard,  DBA,  CFA

Enclosure

                                TABLE OF CONTENTS

INTRODUCTION .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

   SOURCES OF INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .   1
   STATEMENT OF SCOPE AND LIMITATIONS . . . . . . . . . . . . . . . . . . .   1
   CONCLUSION OF REPORT . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   DEFINITION OF FAIR VALUE . . . . . . . . . . . . . . . . . . . . . . . .   2
   PREMISE OF VALUE . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   BANKING INDUSTRY OVERVIEW  . . . . . . . . . . . . . . . . . . . . . . .   2

OVERVIEW OF THE BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

   HISTORY AND OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . .   3
   COMPETITIVE MARKET  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   LOCAL ECONOMY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
   SENIOR MANAGEMENT TEAM . . . . . . . . . . . . . . . . . . . . . . . . .   3
   COMMON STOCK OWNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . .   4

REVIEW OF THE BANK'S FINANCIAL PERFORMANCE AND POSITION . . . . . . . . . .   4

   PEER GROUP COMPARISONS . . . . . . . . . . . . . . . . . . . . . . . . .   4
   HISTORICAL BALANCE SHEETS . . . . . . . . . . . . . . . . . . . . . . . .  4
   HISTORICAL INCOME STATEMENTS . . . . . . . . . . . . . . . . . . . . . .   6

OVERVIEW OF THE HOLDING (PARENT) COMPANY . . . . . . . . . . . . . . . . . .  7

OTHER VALUATION CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . .  7

   ACQUISITION OFFERS . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   REGULATORY ISSUES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
   PENDING LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
   ENVIRONMENTAL CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . .   7

DETERMINATION OF FAIR VALUE . . . . . . . . . . . . . . . . . . . . . . . .   8

   APPROACH TO VALUATION . . . . . . . . . . . . . . . . . . . . . . . . . .  8
   GOODWILL AND INTANGIBLE VALUE . . . . . . . . . . . . . . . . . . . . . .  9
   EXCESS CAPITAL ADJUSTMENT . . . . . . . . . . . . . . . . . . . . . . . .  9
   THE ASSET BASED APPROACH . . . . . . . . . . . . . . . . . . . . . . . .  10
   THE MARKET APPROACH . . . . . . . . . . . . . . . . . . . . . . . . . .   11
   THE INCOME APPROACH - SYNERGISTIC PRICE/EARNINGS METHOD . . . . . . . .   13
   THE INCOME APPROACH - DISCOUNTED FUTURE CASH FLOW METHOD . . . . . . . .  16
   COMBINED VALUATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
   VALUATION OF HOLDING COMPANY . . . . . . . . . . . . . . . . . . . . . .  19

CONCLUSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

EXHIBITS 1-5:   Historical Bank Financial Statements
EXHIBIT  6:     Historical  Parent  Only  Financial  Statements

APPENDIX  A:    Contingent  and  Limiting  Conditions
APPENDIX  B:    Loan  Portfolio  Disclaimer
APPENDIX  C:    Qualifications  of  Appraiser
APPENDIX  D:    Banking  Industry  Overview
APPENDIX  E:    Control  Bank  Transactions
APPENDIX  F:    Public  Bank  Stock  Market  Data  (Guideline  Companies)

INTRODUCTION
------------

Southard Financial was retained to provide the following appraisal services:

-----------------------------------------------------------------------------
Client Name                        Powell, Goldstein, Frazer & Murphy, LLP
Business Interest Being Valued     The Common Stock of Gateway Bancshares, Inc.
Home Office Location               Ringgold, Georgia
Definition of Value                Fair Value
Date of the Appraisal              August 31, 2004
Purpose/Intended Use of Appraisal  Go-Private Transaction
Type of Report                     Appraisal
------------------------------------------------------------------------------

It is our understanding that the purpose of this report is to determine the fair value of the common stock of Gateway Bancshares, Inc. (the "Company") for purposes of a "go-private" transaction. Southard Financial and its principals have no past, present, or contemplated future interest in the subject or the conclusion of this valuation report. Further, Southard Financial and its principals have no bias or conflict of interest that could cause a question as to our independence or objectivity. Compensation paid to Southard Financial for this appraisal is in no way contingent upon the conclusion of this report.

SOURCES  OF  INFORMATION
------------------------

Information used in the study was obtained from the following sources.

- Consolidated Reports of Condition and Income ("Call Report") of Gateway Bank & Trust for the period ended June 30, 2004;

- Uniform Bank Performance Report ("UBPR") of Gateway Bank & Trust for the period ended June 30, 2004;

- Parent company only financial statements (FR Y-9 SP) of Gateway Bancshares, Inc. for the periods ended 1999-2003;

- Internal financial statements of Gateway Bank & Trust and of Gateway Bancshares, Inc. for the period ended August 31, 2004;

- Audited financial statements of Gateway Bancshares, Inc. for the periods ended December 31, 2001-2003;

- Market information on publicly traded banking companies obtained from publications of Wilshire Associates and Standard & Poor's Corporation; and,

- Additional pertinent information deemed necessary to render this opinion of value.

In the course of our due diligence investigation, we reviewed the information outlined above. In all cases we relied upon the referenced information without independent verification. In conjunction with the preparation of this report, we visited with management in Ringgold, Georgia. Nevertheless, we did not inspect each and every asset, property, or business interest encompassed by this appraisal.

STATEMENT  OF  SCOPE  AND  LIMITATIONS
--------------------------------------

This opinion has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and in accordance with the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers, ASA Business Valuation Standards. A Statement of Contingent and Limiting Conditions is contained in Appendix A and a statement of the Qualifications of the Appraiser is contained in Appendix C.

CONCLUSION  OF  REPORT
----------------------

The conclusion of this opinion is as follows:

     ----------------------------------------------------------------------
                            Conclusion of Fair Value

                                $35.25 Per Share
     ----------------------------------------------------------------------

This opinion is as of the date indicated above and is only for the intended purpose so indicated.

DEFINITION  OF  FAIR  VALUE
---------------------------

Fair value is a legal construct that provides the required approach to determine value under state law for certain transactions. In most instances fair value is the statutory standard of value for dissenting shareholders to mergers, acquisitions, and other corporate actions. In these instances fair value is the value of the shares immediately preceding the effectuation of the corporate action to which the dissenter objects. Further, that value is not to include any appreciation or depreciation related to that corporate action unless the exclusion would be inequitable.

In instances where fair value is the appropriate definition of value, there is typically no consensus interpretation of the definition of fair value. Typically, the appraisal process must follow appropriate precedent case procedures for the valuation of the disputed interest. In this case, fair value is determined under the guidelines for the State of Georgia, as interpreted by Southard Financial.

PREMISE  OF  VALUE
------------------

There are three general levels of value applicable to a business interest:

-----------------------------------------------------------------------------------------------
-  CONTROLLING INTEREST     Value of the entire entity, or an interest that controls the operations of the entity
-  MARKETABLE MINORITY      Value of a minority interest, lacking control over the
   INTEREST                 business entity, but being readily marketable (as if freely-traded)
-  NON-MARKETABLE MINORITY  Value of a minority interest, lacking both control and a
   INTEREST                 ready market
-----------------------------------------------------------------------------------------------

The three premises (or levels) of value are related as follows. Control value can be obtained by direct comparisons with change of controlling interest transactions or through the use of "appropriate" control methodologies or by applying a control premium to a marketable minority interest value. Marketable minority interest value can be obtained by comparisons with guideline publicly traded companies or by the use of other appropriate minority valuation methodologies such as the income approach using market rates of return. Alternatively, the value of a marketable minority interest can be determined by applying an appropriate minority interest discount to the control value. Non-marketable minority interest value is derived by applying an appropriate marketability discount to the derived marketable minority interest value or by applying both minority and marketability discounts to control value.

BANKING  INDUSTRY  OVERVIEW
---------------------------

Appendix D provides a review of the banking industry in the most recent quarter for which information is available and an outlook for the upcoming period.

OVERVIEW  OF  THE  BANK
-----------------------

HISTORY  AND  OVERVIEW
----------------------

Gateway Bank & Trust (the "Bank") is located in Ringgold, Georgia. The Bank was formed in 1996 by the current top three officers of the Company (Harle Green, Robert G. Peck, and Boyd Steele), who were formerly employed at Northwest Georgia Bank. The Bank was initially capitalized with $6.8 million, raised from about 720 shareholders. The growth of the Bank has exceeded initial expectations. The Bank serves its market with two full-service banking offices:
Ringgold  (opened  in April 1997) and Fort Oglethorpe (opened in November 2000).

COMPETITIVE  MARKET
-------------------

Gateway Bank & Trust is located in Ringgold, Georgia and serves its customers with offices in Ringgold and Fort Oglethorpe in Catoosa County. The Bank, with total assets of $169.9 million and total deposits of $144.0 million, is established in a very competitive marketplace. The competing institutions as indicated by management are (deposits as of June 30, 2003):

-    AmSouth Bank, Birmingham, AL ($57 million in local deposits);
-    Capital Bank, Fort Oglethorpe ($80 million in deposits);
-    First Tennessee Bank, Memphis, TN ($26 million in local deposits);
-    National Bank of Commerce, Memphis, TN ($58 million in local deposits);
-    Northwest Georgia Bank, Ringgold ($303 million in deposits);
-    Regions Bank, Birmingham, AL ($11 million in local deposits);
-    Rossville Bank, Rossville, GA ($5 million in deposits); and,
-    SouthTrust Bank, Birmingham, AL ($47 million in local deposits).

Management indicated that its primary competitors are Capital Bank and Northwest Georgian Bank. Further, since many area residents work outside Catoosa County, the Bank also competes with financial institutions in Hamilton County
(Chattanooga),  Tennessee,  and  Witfield  County  (Dalton),  Georgia.

LOCAL  ECONOMY
--------------

The Bank serves the communities of Ringgold and Fort Oglethorpe in Catoosa County, Georgia. The Bank's market area holds most of the population of Catoosa County, which is a rural county just south of Chattanooga, Tennessee. The largest employers in the area are Shaw Industries, Hutcheson Medical Center, and the Catoosa County School System. The population of Catoosa County was estimated at 56,341 in 2002. Median household income was $38,835 in 2001. Management indicated that approximately 65% of Catoosa County residents work outside of the county, primarily in the Chattanooga, Tennessee, and Dalton, Georgia, areas.
Thus, the market is a "bedroom community" to both of these markets. The attractiveness of Catoosa County is its lower real estate prices and a good school system. As a result, Catoosa County has experience migration totaling 3,809 residents since 2000, versus negative migration of 2,500 for Hamilton County.

SENIOR  MANAGEMENT  TEAM
------------------------

Harle Green, age 58, serves as Chairman and Chief Financial Officer of both the Bank and the Company. Mr. Green works two days per week at the Bank. Robert G. Peck, 53, President and CEO of both the Bank and Company, has been with the Bank since its inception and has served the local banking market since 1977. Mr. Peck is responsible for day-to-day management and manages a large loan portfolio. Boyd Steele, 55, Executive

Vice President, Secretary of both the Bank and the Company, and Chief Loan Officer, has also been with Bank since its inception. Jeff Hensley, 52, Chief Operating Officer, has also been with Bank since 1997. Management indicated that no material changes in the composition of the management team are anticipated in the near future.

COMMON  STOCK  OWNERSHIP
------------------------

The parent Company owns 100% of the Bank's common stock. As of August 31, 2004, the officers and directors of the Company (including their family members) owned or controlled approximately 28% of the 652,638 outstanding common shares of the Company. No shareholder owned more than 5% of the outstanding shares. However, after consideration of stock options, several officers/directors owned slightly more than 5% of the outstanding stock. Further, after consideration of options, officers/directors control about 34.4% of the shares.

There are currently approximately 655 shareholders, of which 400 own 500 or fewer shares. The proposed transaction is to eliminate all shareholders with fewer than 500 shares. The transaction will entail the purchase of about 55,000 shares, and will reduce the number of shareholders to about 250.

REVIEW  OF  THE  BANK'S  FINANCIAL  PERFORMANCE  AND  POSITION
--------------------------------------------------------------

As part of our due diligence process, we reviewed the financial position and performance of the Bank over the relevant period of analysis. This review entailed an examination of the Bank's current financial statements in comparison with prior years and in comparison with reasonably comparable industry statistics. Our analysis was supplemented by discussions with management, which enhanced our understanding of the business reasons for changes in the financial statements. Results of this review, which have specific valuation implications, are noted below and at the appropriate point in the valuation section of this report.

PEER  GROUP  COMPARISONS
------------------------

The financial position and performance of Gateway Bank & Trust is compared to data provided in the Uniform Bank Performance Report ("UBPR" or "peer group"), prepared by the Federal Financial Institutions Examination Council. The Bank's peer group is #6, representing all insured commercial banks having assets between $100 million and $300 million with two or fewer banking offices. Current year peer group data represents the period ended June 30, 2004. All current year and year-to-date periods for the peer group are hereafter sometimes referred to as "2004 year-to-date."

HISTORICAL  BALANCE  SHEETS
---------------------------

Historical balance sheets are shown in Exhibit 1. Exhibit 2 relates each year's balance sheet as percentages of that year's average assets to provide another important perspective; a presentation of changes in balance sheet composition. Based upon our analysis of the information reviewed, the following observations are pertinent:

ASSET  STRUCTURE:

- Assets totaled $165.2 million as of June 30, 2004, up from $89.1 million as of year-end 1999, for a compound annual growth rate of 13.15%. Average assets increased 19.42% in 2003 and 11.87% in the first half of 2004. Management expects continued strong asset growth.

- The composition of the earning asset base was characterized by decreased loans as a percentage of assets over the 1999-2001 period, but by an increase thereafter. As a percent of assets, net loans equaled 77.77% as of June 30, 2004, higher than the 68.62% average for the peer group. Loans (net of unearned income) increased at a compound annual rate of 15.80% during the 1999-2004 period, faster than the rate of annual asset growth (13.15%).

- As of June 30, 2004, the Bank's net loan to deposit ratio equaled 91.16%, higher than the peer average of 82.94%. Management's target loan/deposit ratio is 85%. The loan portfolio is comprised primarily of real estate loans (60.71% vs. 72.61% for the peer group), commercial and industrial loans (29.82% vs. 16.72%), and consumer loans (9.03% vs. 4.14%).

- As of June 30, 2004, the Bank had no securities classified as held-to-maturity. The market value of the available-for-sale securities portfolio was below book value by $506 thousand as of June 30, 2004.

- Fixed assets equaled $3.1 million at June 30, 2004. As a percentage of assets, fixed assets equaled 1.86% as of June 30, 2004, somewhat higher than the peer average of 1.41%.

ASSET  QUALITY:

- The Bank's loan loss reserve represented 1.48% of loans at June 30, 2004, higher than the peer average of 1.23%. According to management's internal analysis, the loan loss reserve was adequate at August 31, 2004.

- Overall, the Bank's net loan losses, as a percentage of average loans, were above the peer group over the 1999-2004 period (average of 0.26% vs. 0.13%).

- Non-accrual loans totaled $373 thousand as of June 30, 2004. The Bank's ratio of the loan loss reserve to non-accrual loans was lower than the peer level as of June 30, 2004.

- The Bank has an internal loan review officer and also utilizes an external review team.

-    Other  real estate holdings ("ORE") totaled $316 thousand at June 30, 2004.

LIABILITIES:

- Deposits increased at a compound annual rate of 11.61% from year-end 1999 through June 30, 2004.

- Non-interest bearing deposits represented 8.71% of total assets at June 30, 2004, lower than the peer average of 11.79%. Time and savings deposits accounted for 76.60% of assets, versus 72.37% for peer banks. The Bank had total brokered deposits of about $4.0 million.

-    The Bank had borrowings of $9.0 million as of June 30, 2004.

CAPITAL:

- The Bank's capital, as measured by the ratio of equity to total assets, increased from 7.02% at year-end 1999 to 8.79% at June 30, 2004, lower than the peer average of 9.63%. The target equity/asset ratio is 8%.

- Capital adequacy, as measured by the ratio of Tier I leverage capital, was 9.14% at June 30, 2004, near the peer level of 9.47%.

- Management does not expect any equity infusions at the Bank in the foreseeable future.

HISTORICAL  INCOME  STATEMENTS
------------------------------

Historical income statements for the years 1999 through 2004 year-to-date are provided in Exhibits 3 and 4. Based upon our analysis of the information reviewed, the following observations are pertinent:

NET  INTEREST  INCOME:

- On average, the net interest income margin was below peer levels over the 1999-2003 period (3.82% of average assets vs. 4.02%). In the first half of 2004, the Bank's net interest income was 4.24% of average assets, above the peer average of 3.82%.

- The above average net interest income margin in 2004 year-to-date is primarily the result of a higher than average yield on earning assets, partially offset by a higher than average cost of earning assets. Management characterizes its lending practices as "relationship based", and does not attempt to be the low price lender.

NON-INTEREST  INCOME:

- On average, the Bank's non-interest income was near peer averages over the 1999-2003 period (0.79% of average assets vs. 0.69%).

- Non-interest income was 1.17% of average assets in the first half of 2004, well above the peer level of 0.63%. The above average fee income reflects mortgage fees and NSF fees that are higher than peers.

NON-INTEREST  EXPENSES:

- On average, the Bank's non-interest expenses were below peer averages over the 1999-2003 period (2.80% of average assets vs. 2.96%).

- Non-interest expenses equaled 2.96% of average assets in the first half of 2004, above the peer average of 2.73%. In 2004 year-to-date, salaries and benefits expenses and other operating expenses were above the peer level, while net occupancy expenses were near average.

- Management indicated that additional personnel may be added in the near term to support recent and anticipated growth.

NET  NON-INTEREST  INCOME:

- On average, net non-interest income (non-interest income less non-interest expense) compared favorably to peer levels over the 1999-2003 period (-2.01% of average assets vs. -2.27%) and in 2004 year-to-date (-1.78% vs. -2.10%).

LOAN LOSS  PROVISION:

- On average, the Bank's loan loss provision was above peer levels during the 1999-2003 period (0.43% of average assets vs. 0.25%).

- As a percent of average assets, the Bank's provision for loan losses equaled 0.33% in the first half of 2004, above the peer level of 0.18%.

SECURITIES  TRANSACTIONS:

- Realized gains/losses on securities transactions were not material over the 1999-2004 period, except in 2003. The Bank realized gains on securities transactions of $226 thousand in 2003 (0.16% of average assets).

PERFORMANCE:

- On average, ROAA (return on average assets) was lower than peer levels over the 1999-2003 period (0.92% vs. 1.13%). However, ROAA surpassed the peer levels in 2002 and 2003, and equaled 1.34% in the first half of 2004, above the peer average of 1.15%.

- On average, ROAE (return on average equity) was lower than peer levels over the 1999-2003 period (11.19% vs. 12.08%). However, ROAE surpassed the peer levels in 2002 and 2003, and equaled 15.26% in the first half of 2004, above the peer level of 12.04%. The above average ROAE for the Bank in 2004 reflected its above average ROAA and its lower than average capital position.

DIVIDENDS:

- Over the 1999-2003 period, the Bank's dividend payout ratio (average of 7.96%) was generally well below that of the peer group (average of 27.46%). The Bank paid no cash dividends in the first half of 2004.

OVERVIEW  OF  THE  HOLDING  (PARENT)  COMPANY
---------------------------------------------

Gateway Bancshares, Inc. is a one-bank holding company whose primary asset is its 100% ownership of Gateway Bank & Trust. As of August 31, 2004, the Company had assets of $16.01 million and total equity capital of $12.36 million. Liabilities were $3.65 million, consisting mainly of $3.61 million in Trust Preferred Securities. Earnings were $1.84 per share in 2002, $2.41 per share in 2003, and $2.00 per share in the first eight months of 2004. No cash dividends had been declared or paid until the first quarter of 2004, when the Company declared dividends of $150,107, or $0.23 per share.

OTHER  VALUATION  CONSIDERATIONS
--------------------------------

ACQUISITION  OFFERS
-------------------

Management has not received any recent offers to purchase the Company. Management expressed no intention of selling the Company in the foreseeable future.

REGULATORY  ISSUES
------------------

The Company is not under any agreements with its regulators.

PENDING  LITIGATION
-------------------

Periodically, the Company is party to legal actions which arise in the normal course of business. Management indicated that the liability from such actions, if any, is not substantive.

ENVIRONMENTAL  CONSIDERATIONS
-----------------------------

According to management, the Company was not in violation of any environmental laws or regulations based upon its understanding and the findings of the most recent governmental examinations.

DETERMINATION  OF  FAIR  VALUE
------------------------------

APPROACH  TO  VALUATION
-----------------------

Valuation is ultimately a matter of informed judgment based upon a full consideration of all relevant data, as well as the appropriate standard of value. The appraisal profession recognizes three general approaches to valuation. Within each approach, there are multiple methodologies.

-------------------------------------------------------------------------------------
                       A general way of determining a value indication of a business, business ownership interest, or security using one or more methods based directly on the value of the assets of the
      ASSET            business, less liabilities.
          BASED
             APPROACH  The asset-based approach includes those methods that seek to write up or down or otherwise adjust the various tangible
                       and/or intangible assets of an enterprise.

-------------------------------------------------------------------------------------
                       A general way of determining a value indication of a business, business ownership interest, or security using one or more methods that compare the subject to similar investments that
     MARKET            have been sold.
             APPROACH
                       The market approach includes a variety of methods that
                       compare the subject with transactions involving similar
                       investments, including publicly traded guideline companies and sales involving controlling interests in public or private guideline companies. Consideration of prior transactions in interests of a valuation subject is also a method under the market approach.

-------------------------------------------------------------------------------------
                       A general way of determining a value indication of a business, business ownership interest, or security using one or more methods where value is determined by converting anticipated
     INCOME            benefits.
             APPROACH
                       The income approach includes those methods that provide for the capitalization of earnings estimates and those based upon projected future benefits (cash flow or earnings) discounted to the present using an appropriate risk adjusted discount rate.
--------------------------------------------------------------------------------------

The asset approach develops an estimate of value based upon the market values of the subject entity's assets and liabilities, as opposed to their book values (adjusted book value). Adjusted book value is not liquidation value; however, it could be considered a quasi-liquidation value, where assets are sold in the context of a going concern. Asset value typically indicates a value that contains an element of control, or at least an element of assumed marketability. Thus, when using this approach to value an entity on a non-marketable minority interest basis, discounts for lack of control and lack of marketability are necessary.

The market approach typically consists of one or both of the following general approaches: (1) prior transactions method, and (2) guideline company method. When a business interest is not listed on an exchange and no active market exists for it, but some transactions have occurred, a market value can sometimes be derived and used as an element in the determination of fair value based upon an analysis of the transactions. Even if limited transactions have occurred at arms' length, inferences can be drawn about fair value based on the limited transaction volume. It is crucial to evaluate the transactions to ensure that they are at arms' length. Further, the standard of value for the opinion being issued may necessitate an adjustment to the observed market value for either liquidity concerns or for control.

The guideline company method is the generally accepted method of valuing closely held companies through comparison with similar companies whose stocks are publicly traded (guideline companies). When using this method, a determination of anticipated benefits (earnings, cash flow, etc.) is developed based upon a review of the subject entity. The anticipated benefits are then capitalized using a corresponding capitalization factor for the Guideline Company Group. It should be noted that: (1) it is virtually impossible to find identical public companies; and (2) required disclosure for public companies notwithstanding, appraisers are not privy to "inside" information for any public companies.

The income approach is a two step process. First a determination of anticipated benefits (earnings or cash flows) must be made. Second, an appropriate rate or multiple must be identified with which to capitalize those benefits. The resulting capitalized benefits must then be adjusted to reflect the estimated values of any non-operating assets and/or liabilities.

When determining the fair value of non-traded securities, it is common to derive a "combined value", based upon a weighted average of valuation approaches deemed appropriate by the appraiser. The weights applied to the various methodologies are based upon the relative importance of each methodology. Further, discounts to the combined value may be necessary to properly reflect the appropriate standard of value (discounts for lack of control, lack of marketability, restrictions, and blockage are typical examples).

Finally, it is crucial to understand that valuation is ultimately a matter of informed judgment based upon a full consideration of all relevant data. We considered each of the valuation methodologies outlined above in reaching our final conclusion of the fair value of a controlling interest in Gateway Bancshares, Inc.

GOODWILL  AND  INTANGIBLE  VALUE
--------------------------------

According to Revenue Ruling 59-60, the valuation of a closely held business should take into consideration goodwill or other intangibles. Goodwill, as interpreted from the ruling, is considered as value in excess of book value. In the case of banking institutions, goodwill typically arises through acquisitions, and can be either positive or negative. While there has been no explicit effort to value the goodwill and intangibles independently, the following analysis considers the valuation implications of both.

EXCESS  CAPITAL  ADJUSTMENT
---------------------------

Because of the high capital ratio of the Bank, it is appropriate to base the valuation on a two-tiered approach: the valuation of tangible capital at "normal" levels, and the valuation of excess capital. Based on a more normal equity/assets ratio of 8.0%, the Bank's tangible capital would be $13,096,000 on assets of $163,749,000 at June 30, 2004, leaving excess capital of $1,430,000. These figures are used at the appropriate places in the valuation analysis below.

THE  ASSET  BASED  APPROACH
---------------------------

The asset value of a corporation is established by using the corporation's financial statements. Adjustments are made, as necessary or appropriate, to reflect the market value of the corporation's assets and liabilities as opposed to their book value. The objective is to arrive at a net asset value, defined as the difference between the adjusted valuation of all assets and liabilities. Net asset value reflects the valuation of assets in the context of a going concern. Net asset value is not liquidation value; however, it could be considered a quasi-liquidation value, where assets are sold in the context of a going concern. Based upon our review, the following adjustments would be necessary to derive asset value on a control basis.

-    No  adjustment  for  the  loan  loss  allowance  is  made.
- A premium to reflect the economic value of the deposit base ("core deposit intangibles") is determined based upon the structure of the deposit base and our experience in valuing core deposit intangibles for numerous financial institutions. To estimate the appropriate deposit premium, we reviewed data for branch acquisition premiums during the 1998-03 period. For our purposes, a premium of 6.5% is utilized. This premium is applied to all deposits as of June 30, 2004.
- No adjustment was made to reflect any difference between the market value of the land, buildings, and furniture, fixtures & equipment and their reported book values.

                                     TABLE 1
                              GATEWAY BANK & TRUST
                            THE ASSET BASED APPROACH
                              As of August 31, 2004
          Reported Book Value as of June 30, 2004           $14,526,000
          Projected Bank Earnings for July/August               359,000
                                                            -----------

          Estimated Book Value as of August 31, 2004        $14,885,000
          Deposit Premium                             6.5%    9,160,450
                                                            -----------

          Adjusted Book Value                               $24,045,450
                                                            ===========


          VALUATION-ASSET BASED APPROACH                    $24,045,000
                                                            ===========

Based upon the analysis presented above, the valuation of Gateway Bank & Trust under the asset-based approach was $24,045,000 (rounded) as of August 31, 2004.

THE  MARKET  APPROACH
---------------------

The market approach is based upon transactions involving interests of the subject company or transactions involving interests of similar (Guideline) companies for which adequate information is available.

                            MARKET TRANSACTIONS DATA
                            ------------------------

A list of control bank transactions announced in 2004 year-to-date is presented in Appendix E, along with pricing and other information. For the market approach, we utilized three methods:

1. Estimated ongoing earnings times the control transactions price/earnings multiple.
2.   Total  assets  times  the  control  transactions  price/assets  ratio.
3.   Book  value  times  the  control  transactions  price/book  value  ratio.

In each case the reported multiples must be adjusted to reflect the risks associated with an investment in the Bank, as well as the expected rate of earnings growth for the Bank. In determining base capitalization rates for the market approach, Southard Financial reviewed bank control transactions in Georgia and surrounding states, as well as throughout the United States. The focus of the review was banks of similar size, performance, and capitalization (equity/asset ratio). Considering these factors, the base capitalization rates were (a) price/earnings of 27.10x, (b) price/book value of 250.52%, and (c) price/assets of 20.79%, based on the average during 2004 year-to-date.

Often it is necessary to apply a fundamental discount to the base capitalization factors to reflect the relative attractiveness of the Bank and its market area, as well as its earnings history. In our opinion, based upon all of the available data, discounts of approximately 20% are necessary to reflect the relative attractiveness of the market served by the Bank (competitiveness). As a result, the risk adjusted capitalization factors are 21.0 times earnings, 200% of book value, and 16.5% of assets (all rounded).

                         VALUATION - THE MARKET APPROACH
                         -------------------------------

The valuation of the Bank using the market approach is presented in the table below. The benchmark measures for the Bank are based upon June 30, 2004 data for the price/book value and price/assets methods. For the price/earnings method, anticipated benefits were derived in Table 3 below (ongoing earning power without synergies). In the case of the price/book value method, the anticipated benefits have excluded the impact of excess capital, and thus excess capital is added to the capitalized benefits to derive total value.

                                         TABLE 2
                                  GATEWAY BANK & TRUST
                             VALUATION - THE MARKET APPROACH
                                  As of August 31, 2004

                                           Price/Earnings    Price/Book    Price/Assets
                                           ---------------  ------------  --------------
Anticipated Benefits                       $     1,669,000  $13,455,000   $ 165,179,000
Risk Adjusted Capitalization Factor                  21.00          200%          16.50%
                                           ---------------  ------------  --------------

Capitalized Benefits                       $    35,049,000  $26,910,000   $  27,254,535
Excess Capital                                           0    1,430,000               0
                                           ---------------  ------------  --------------

Valuation After Excess Capital Adjustment  $    35,049,000  $28,340,000   $  27,254,535
                                           ===============  ============  ==============

VALUATION-GUIDELINE COMPANY METHOD         $    35,049,000  $28,340,000   $  27,255,000
                                           ===============  ============  ==============


AVERAGE VALUATIONS                                          $30,215,000
                                                            ============

Based upon the analysis presented above, the valuation of Gateway Bank & Trust under the market approach was $35,049,000 (rounded) under the guideline price/earnings method, $28,340,000 (rounded) under the guideline price/book value method, and $27,255,000 (rounded) under the guideline price/assets method as of August 31, 2004. The average valuation was $30,215,000 (rounded).

THE  INCOME  APPROACH  -  SYNERGISTIC  PRICE/EARNINGS  METHOD
-------------------------------------------------------------

The determination of value using the income approach is a two step process. First, it is necessary to make a determination of the Bank's ongoing earning power, also defined as the "anticipated benefits" that will accrue to the Bank on an annual basis. Second, a rate must be identified with which to capitalize those earnings (the capitalization factor).

Under the synergistic price/earnings method, the anticipated benefits are derived as estimated earnings based upon synergies that could expect to be achieved by an acquiror of the Bank. In the case of the Bank, it is estimated that an acquiror could expect to achieve synergies equivalent to 0.45% of average assets, or $726,341. Net of a 38% tax benefit, the after-tax savings would be $450,331, which is added to the ongoing earning power derived in the table below. The result is capitalized at an earnings multiple derived from the price/earnings ratios of publicly traded banks, which represent the pool of potential acquirers of the Bank.

                              ANTICIPATED BENEFITS
                              --------------------

Our approach to determining ongoing earning power is based upon the current and historical performance of the Bank. Specifically, a three-year weighted average of basic operating income, on a fully taxable equivalent basis, is derived. No adjustments to the reported performance were deemed necessary. Then, a normalized loan loss provision is deducted based upon the performance for Bank over the 2002-04 period.

The derived ongoing pre-tax ROAA is multiplied by estimated average assets during the first the first half of 2004 to derive ongoing pre-tax earnings for the Bank. Expenses borne by the Company but related to the operation of the Bank as a public company (excluding interest and debt related expenses) are then deducted. Taxes are applied to the resulting adjusted pre-tax earnings at a fully-taxable equivalent rate of 38.0%.

                                    TABLE 3
                              GATEWAY BANK & TRUST
                              ONGOING EARNING POWER
                             (Anticipated Benefits)

Basic Operating Income                        Adjustment        BOI
--------------------------------------------  -----------  -------------
                                       2004         0.00%          2.46%
                                       2003         0.00%          2.15%
                                       2002         0.00%          2.13%
                                                           -------------

Average Adjusted Basic Operating Income                            2.25% (1)
Estimated Ongoing Loan Loss Provision                              0.40% (2)
                                                           -------------

Estimated Ongoing Pre-Tax ROAA                                     1.85%
Average Assets-June YTD 2004                               $161,409,000
                                                           -------------


Estimated Ongoing Pre-Tax Income-Bank                      $  2,986,067
Expenses at Parent Level -Excluding Interest                    250,000
                                                           -------------

Adjusted Earning Power - Bank                              $  2,736,067
Estimated Income Taxes                              38.0%     1,039,705
                                                           -------------

Estimated Ongoing Earnings                                 $  1,696,362
                                                           =============


ANTICIPATED BENEFITS - NO SYNERGIES                        $  1,669,000
                                                           =============


Anticipated Benefits - No Synergies                        $  1,668,789
Anticipated Economies to an Acquiror                            726,341  (3)
Tax Effect of Savings                               38.0%      (276,010)
                                                           -------------


Earning Power to An Acquiror                               $  2,119,120
                                                           =============


ANTICIPATED BENEFITS TO AN ACQUIROR                        $  2,119,000
                                                           =============

1    All years weighted equally
2    Estimated ongoing level
3    Derived as 0.45% of average assets

Based upon the analysis presented above, the ongoing earning power (anticipated benefits) of Gateway Bank & Trust was $1,669,000 (rounded) as of August 31, 2004. Adjusting for anticipated synergies, the anticipated benefits were $2,119,000 (rounded).

                              CAPITALIZATION FACTOR
                              ---------------------

To derive appropriate capitalization factors (price/earnings ratio and price/book value ratio), we relied upon current market data for publicly traded banks and bank holding companies (guideline companies) found in Appendix F. Our analysis of the market data consisted of the following steps:

- Gather price, earnings, book value, market capitalization, and other data (as of June 30, 2004) on all publicly traded commercial banks which were indicated by Wilshire & Associates and whose identity and location could be confirmed by another source.
- Sort the list by market capitalization, price/earnings ratios, price/book value ratios, geographical region, and return on equity.
- Exclude all banks with negative earnings, all banks over $2.0 billion market capitalization, all banks with price/earnings ratios under 5.00x or over 25.00x trailing twelve month earnings, and all banks with price/book value ratios under 0.75x or over 3.50x.
- Analyze trends and patterns in the price/earnings ratios and price/book value ratios and make comparisons with the Bank.

In utilizing a guideline group as an indication of the value of the Bank on a controlling interest basis, the focus should be on banks with the Bank's size and performance characteristics. For the valuation of the Bank, a base capitalization rate of 16.29x was utilized, representing all with market capitalization under $100 million with positive ROE. As in the market approach, it is necessary, in our opinion, to apply a discount to the base capitalization rate to reflect fundamental differences between the Bank and the guideline public companies and the fact that acquirors typically make anti-dilutive transactions. As a result, the risk adjusted capitalization factor is 13.75x (rounded), or a discount of about 15%.

                  VALUATION - SYNERGISTIC PRICE/EARNINGS METHOD
                  ---------------------------------------------

Based upon the assumptions outlined in detail above, the synergistic price/earnings method of the income approach is summarized in the table below. The measure of anticipated benefits is earnings adjusted to reflect potential economies from an acquisition (derived above).

                                TABLE 4
                         GATEWAY BANK & TRUST
        THE INCOME APPROACH - SYNERGISTIC PRICE/EARNINGS METHOD
                        As of August 31, 2004
          Anticipated Benefits                      $ 2,119,000
          Risk Adjusted Capitalization Factor             13.75
                                                    -----------

          Capitalized                               $29,136,250
                                                    ===========


          VALUATION-SYNERGISTIC EARNINGS            $29,136,000
                                                    ===========

 Based upon the analysis presented above, the valuation of Gateway Bank & Trust under the income approach (synergistic price/earnings method) was $29,136,000 (rounded) as of August 31, 2004.

THE INCOME APPROACH - DISCOUNTED FUTURE CASH FLOW METHOD
--------------------------------------------------------

The determination of value using the discounted future cash flow method is a three-step process. First, it is necessary to make a projection of the subject entity's cash flow available to shareholders over a period of time, usually no more than five years. Second, it is necessary to estimate the value of the Bank at the end of the five-year period (terminal value). Finally, an appropriate rate must be identified at which to discount the future cash flow and terminal value to their present values (discount rate).

                              ANTICIPATED BENEFITS
                              --------------------

For the discounted future cash flow method, the base year earnings are the anticipated benefits presented above, or $1,669,000. The cash flow (dividends) available to common shareholders is determined based upon the assumption that the Company maintains a 8% equity to assets ratio. The benefits in each year are based upon 8% earnings and asset growth, with dividends derived based upon maintaining 8% capital. The estimated terminal value was derived based upon the product of the projected earnings in year five and the control transactions price/earnings multiple derived above (21.0x).

                         CAPITALIZATION (DISCOUNT) RATE
                         ------------------------------

It is commonly known that the value of an investment is the present value of the future income stream that flows to the owner, determined using a discount rate (interest rate) that reflects the riskiness of the investment. An accepted method of developing the appropriate capitalization rate, or investor's required rate of return is the "build-up method". The utilization of this approach relies upon the historical relationships between rates of return earned by investors on investments in securities. The model is based upon the following simple premise: investors demand a rate of return commensurate with the risk level borne.
Expressed mathematically, the build-up method results in the following relationship:

               CR = Rf + (Req *B j) + Rsize + Rp1 +...... + Rpn
               where;
                         CR    = Capitalization rate for the subject entity
                         Rf    = Risk free rate of interest
                         Req   = Equity risk premium
                         j     = Beta coefficient
                         Rsize = Size risk premium
                         Rpi   = Specific risk premiums, i=1, .n

Thus, the use of the build-up method requires an estimate of each of the relevant risk premiums:

1.   RISK-FREE  RATE:  The  proxy  used  for  the risk free interest rate is the
     ----------------
     20-year Treasury bond yield. The 20-year Treasury bond yield as of August 31, 2004 was about 5.0%.

2.   EQUITY  RISK  PREMIUM: The general market equity risk premium is taken from
     ----------------------
     data provided by Ibbotson and Associates in Stocks, Bonds, Bills and Inflation, 2004 Yearbook (Valuation Edition). The general market equity risk premium for the period 1926-03 was 6.3%, based upon the average arithmetic return for all stocks on the NYSE, AMEX, and NASDAQ (12.1%, per Table 7-4) less the average arithmetic return on long-term government bonds (5.8%, per Table 2-1).

3.   BETA  COEFFICIENT:  The  riskiness  of  an  investment  reflects  two basic
     ------------------
     components,  the  operating  (business)  risk and the financial risk. The j
     (beta) coefficient of the market portfolio, based upon average operating and financial risk, is 1.0x. Further, the historic beta coefficient of the bank stock market is currently in the range of 0.10x to 0.99x (excluding outliers), with an average of 0.40x to 0.50x. Therefore, the beta coefficient used in the analysis is the approximate average of 0.45x.

4.   SIZE  RISK  PREMIUM:  The initial size risk premium is also based upon data
     -------------------
     from Ibbotson and Associates. In Stock, Bonds, Bills and Inflation, 2004 Yearbook (Valuation Edition, Table 7-9), data is provided for equity size risk premiums based upon deciles for the period 1926-03. Clearly, the rate of return earned has historically been a function of size. Thus, to account for the small size of the subject entity, a size risk premium of 6.8% is appropriate. This represents the size premium (return in excess of CAPM) for the smallest decile of NYSE/AMEX/NASDAQ stocks (based on beta-adjusted monthly returns).

5.   SPECIFIC  RISK  PREMIUM:  To  adjust  for  the risk of a business interest,
     ------------------------
     specific risk premiums are generally considered for the following factors. It is important to note that the risk premium can be either positive or negative depending upon the operating and financial characteristics of the subject entity. For the Bank, the following specific risk premiums were considered:

     - Key-man factors: Typically, small public companies have more management depth and, therefore, less dependency upon one or two key people. The Bank has a deep and experienced management team for its size and operations.
     - Diversification factors: Typically, small public companies have more geographic and product line diversification, as well as a larger customer base. The Bank's market consists primarily of communities in the Chattanooga area.
     - Earnings/Return volatility: Typically, small public companies have more stable and predictable revenues and earnings. The Banks earnings have been growing steadily.

Based upon these factors, it is our opinion that no specific risk premium is appropriate for the valuation of the Bank. The lack of a risk premium is based upon the stability of the banking industry in general (regulation and oversight).

                                             TABLE 6
                                      GATEWAY BANK & TRUST
                                   INVESTOR'S REQUIRED RETURN
            Long-Term Government Bond Rate (20-year)                              5.0%
               Ibbotson Equity Risk Premium                      6.3%
               Beta Coefficient                                 0.45%
            Adjusted Equity Risk Premium                                          2.8%
            Ibbotson Size Premium                                                 6.8%
            Specific Risk Premium                                                 0.0%
                                                                                 -----

        Investor's Required Rate of Return                                       14.6%
                                                                                 =====

Based upon the analysis presented above, the appropriate discount rate for the anticipated future earnings of Gateway Bank & Trust was 14.6% as of August 31, 2004.

                  VALUATION - DISCOUNTED FUTURE EARNINGS METHOD
                  ---------------------------------------------

Based upon the assumptions outlined in detail above, the discounted future earnings method is summarized in the table below. The methodology employed in determining valuation under the income approach was to discount the anticipated future earnings of the Bank to the present at the discount rate. Again, it is assumed that the base year earnings will increase 8% per year over a five-year period and that earnings theoretically are fully distributed. Also as noted above, the terminal value in year five of the analysis is derived as estimated earnings in year five, times the control value multiple used in the analysis above (21.0x). The terminal value is discounted to the present at the same rate as earnings (14.6%).

                                             TABLE 7
                                       GATEWAY BANK & TRUST
                         THE INCOME APPROACH - DISCOUNTED FUTURE EARNINGS
                                      As of August 31, 2004
                                                                      Ending Equity/     Present
Year               Earnings      Capital      Assets     Dividends       Assets           Value
                --------------  ----------  -----------  ----------  ---------------  -----------
1               $    1,669,000  16,554,000  178,393,320  $2,290,000            8.00%  $ 1,998,255
2                    1,802,520  16,006,520  192,664,786     660,000            8.00%      502,545
3                    1,946,722  17,353,242  208,077,968     700,000            8.00%      465,098
4                    2,102,460  18,755,702  224,724,206     770,000            8.00%      446,429
5                    2,270,657  20,256,359  224,702,142     850,000            8.00%      430,027
5                   47,683,797                                                         24,123,912
                                                                                      -----------

               Valuation-Discounted Future Earnings Method                            $27,966,266
                                                                                      ===========


               VALUATION - DCF METHOD                                                 $27,966,000
                                                                                      ===========

Based upon the analysis presented above, the valuation of Gateway Bank & Trust under the income approach (discounted future earnings) was $27,966,000 (rounded) as of August 31, 2004.

COMBINED  VALUATION
-------------------

Based upon the entire analysis, it is our opinion that the fair value of Gateway Bank & Trust should be determined by assigning appropriate weights to the values derived above. The table below shows the combined value of the Company as of August 31, 2004. In our opinion, the weight assigned to each valuation approach properly reflects the relative importance of that approach for purposes of this valuation opinion.

                               TABLE 8
                        GATEWAY BANK & TRUST
                       COMBINED VALUE PER SHARE
                        As of August 31, 2004

Valuation Methodology                       Value   Weight      Product
------------------------------------  -----------  -------  -----------
Asset Based Approach                  $24,045,000       0%  $         0
Market Approach                        30,215,000      40%   12,086,000
Income Approach-Synergistic Earnings   29,136,000      30%    8,740,800
Income Approach                        27,966,000      30%    8,389,800
                                                   -------  -----------

COMBINED VALUE PER SHARE                              100%  $29,216,600
                                                   =======  ===========

The combined valuation of Gateway Bank & Trust was $29,216,600 as of August 31, 2004.

VALUATION  OF  HOLDING  COMPANY
-------------------------------

The value of the holding Company is determined as the control value of the Bank, plus parent Company assets, less parent Company liabilities.

                                     TABLE 9
                            GATEWAY BANCSHARES, INC.
                                 COMBINED VALUE
                              As of August 31, 2004
          Combined Value of the Bank                      $29,216,600
          Parent Company Net Other Assets                  (2,770,415)

          Valuation of the Company                        $26,446,185

Based upon the entire analysis, the combined value of Gateway Bancshares, Inc. was $26,446,000 (rounded) as of August 31, 2004.

CONCLUSION
----------

The conclusion of value per share is determined as the combined value of the parent Company, divided by the number of shares outstanding. In determining the number of shares outstanding, it is necessary to assume that in a change of control transaction, all of the Company's outstanding options and warrants would become immediately exercisable. The Company has outstanding options to purchase 147,7500 shares at a weighted average price of $12.07 per share. Thus, the proceeds of the exercise of all the warrants and options would be $1,783,343, and the outstanding shares would increase to 800,388.

                                    TABLE 10
                            GATEWAY BANCSHARES, INC.
                          CONCLUSION OF VALUE PER SHARE
                              As of August 31, 2004
          Valuation of the Company                            $26,446,000
          Proceeds of Exercise of Options and Warrants          1,783,343
                                                         ----------------

          Valuation of the Company-Post Exercise              $28,229,343
          Shares-Outstanding-Post Exercise                        800,388
                                                         ----------------

          Value Per Share                                     $     35.27
                                                         ================


          CONCLUSION OF VALUE PER SHARE (rounded)             $     35.25
                                                         ================

BASED UPON THE ENTIRE ANALYSIS, AND FOR THE PURPOSES DESCRIBED IN THIS REPORT, IT IS OUR OPINION THAT THE FAIR VALUE, ON A CONTROLLING INTEREST BASIS, OF THE COMMON STOCK OF GATEWAY BANCSHARES, INC. AS OF AUGUST 31, 2004 WAS $35.25 PER SHARE (ROUNDED).

The final conclusion of fair value is rounded to reflect the imprecision inherent in the various assumptions used in the fair value determination. Nevertheless, the conclusion is reasonable, in our opinion, and meets the standards set out in the section on fair value. The valuation has considered all of the relevant factors reviewed during our due diligence process, whether referenced in this report or not.

                                   APPENDIX A
                       CONTINGENT AND LIMITING CONDITIONS

Information, estimates, and opinions contained in this report are obtained from sources considered reliable; however, no liability for such sources is assumed by Southard Financial.

The client and its representatives warranted to Southard Financial that the information supplied was complete and accurate to the best of the client's knowledge; and that any reports, analysis or other documents prepared for it by Southard Financial will be used only in compliance with all applicable laws and regulations.

The value of the subject was determined as of the date on the cover of this report. However, subsequent events may alter the value on any given date thereafter. If, after the report is issued, Southard Financial becomes aware of any information concerning the subject which would, in Southard Financial's opinion, materially change the appraised value as of the valuation date, then Southard Financial has the option to notify the client (and any known recipients of the report) that the report is withdrawn and should not be relied upon.

Unless specifically noted in the report, the valuation assumes the subject to be an ongoing concern and that present management will remain in place for the foreseeable future.

Regarding any properties owned or leased by the subject, Southard Financial has not undertaken to discover any toxic substances or other environmental hazards that may exist at any of the properties. Such investigation is beyond the scope of this appraisal and outside the scope of Southard Financial's expertise.

Possession of this report, or a copy, does not carry with it the right of publication of all or part of it. The report was prepared for the exclusive use of the client and may not be used for any other purpose without the previous written consent of Southard Financial or the client, and in any event, only with proper attribution.

                                   APPENDIX A
                       CONTINGENT AND LIMITING CONDITIONS
                                   (CONTINUED)

If required to give testimony in court or to be in attendance during hearings or depositions with reference to this report or the value of the subject's stock, separate scheduling and fee arrangements are necessary.

The various estimates of value presented in this report apply only to this valuation and may not be used out of the context presented herein. The information contained in this report, including the name(s) of the appraiser(s), may not be used in any prospectus, or used in offerings or representations in connection with the sale of securities or participation interests to the public without our express written permission.

Southard Financial's appraisal services constitute neither an audit nor a verification of the subject's underlying financial records. Southard Financial does not render legal, tax, or accounting advice, nor does Southard Financial express any opinion for matters which require legal or other specialized expertise, investigation, or knowledge beyond that customarily employed by business appraisers. Further, Southard Financial expresses no opinion as to the tax consequences of any transaction which may result from this appraisal.

No investigation of title to the subject or its assets was made by Southard Financial. Ownership claims to the subject and its assets are assumed to be valid. No consideration was given to liens or encumbrances that may exist against the subject or its assets except as stated in the report. Southard Financial assumes no hidden or unapparent conditions regarding the subject assets, properties, or business interests.

Due to the economic and individual motivational influences that may affect the sale of a business interest, Southard Financial assumes no responsibility for the actual price of the subject interest if it is sold or transferred.

                                   APPENDIX B

                            LOAN PORTFOLIO DISCLAIMER


We did not examine the loan portfolio of the Bank. Direct examination is beyond the scope of this assignment. The valuation conclusion of this report is rendered in direct reliance upon the representations by management.

                                   APPENDIX C
                           QUALIFICATIONS OF APPRAISER

                         OVERVIEW OF SOUTHARD FINANCIAL

BACKGROUND     -    Founded in 1987.
               -    Principals have combined business valuation experience of
                    over 40 years.
               -    Clients served throughout the United States, with
               -    concentration in the Southeast.
               -    Broad industry experience.
               -    Services provided for public and closely-held companies.
               -    Annual valuation services provided for over 100 ESOPs,
               -    making Southard Financial one of the largest ESOP
               -    appraisers in the United States.

PROFESSIONAL
CREDENTIALS    -    David A. Harris is a senior member of the American Society of Appraisers (ASA).
               -    Both principals of Southard Financial are Chartered
               -    Financial Analysts (CFA).
               -    Both principals are former officers of the West Tennessee
               -    Chapter of the ASA.

EDUCATIONAL
CREDENTIALS    -    Douglas K. Southard holds Doctor of Business Administration and Master of Business Administration degrees from Indiana University, with concentrations in finance, economics, and quantitative analysis.
               -    David A. Harris holds the Master of Business Administration degree from Memphis State University, with a concentration in finance and business investments.

BUSINESS
ETHICS         -    Southard Financial and its principals adhere to the ethical standards of the Institute of Chartered Financial Analysts and the American Society of Appraisers.
               -    All reports conform to the Uniform Standards of Professional
                    Appraisal Practice.
               -    Southard Financial is committed to providing unbiased
                    opinions to be used for decision making.
               -    Fees for valuation services are not contingent upon the
                    conclusion of value or the completion of a transaction.

                                    BIOSKETCH
                          DOUGLAS K. SOUTHARD, DBA, CFA


EDUCATIONAL AND PROFESSIONAL CREDENTIALS
   Doctor of Business Administration, 1981, Indiana University
   ---------------------------------
   Master of Business Administration, 1976, Indiana University
   ---------------------------------
   Bachelor of Arts, 1975, Rhodes College (formerly Southwestern at Memphis)
   ----------------
   Chartered Financial Analyst, 1987, Institute of Chartered Financial Analysts
   ---------------------------
     (now part of the Association for Investment Management and Research)

PROFESSIONAL BACKGROUND
   Founder and Principal, Southard Financial, Memphis TN
   ---------------------
   Partner, Mercer Capital Management, Inc., Memphis TN (1984-87)
   -------
   Consulting Associate, Mercer Capital Management, Inc., Memphis TN (1983-84)
   --------------------
   Principal, Douglas K. Southard, Financial Consultant, Memphis TN (1982-83)
   ---------

ACADEMIC POSITIONS HELD
   Assistant Professor of Finance, Rhodes College, Memphis TN
   ------------------------------
   Assistant Professor of Finance, Virginia Polytechnic Institute & State
   ------------------------------
   University, Blacksburg VA
   Lecture in Finance, Indiana University, Bloomington IN
   ------------------

RELATED EXPERIENCE
   Frequent Speaker, professional organizations, business valuation topics
   ----------------
   Expert Witness, business valuation, local, state and federal courts
   --------------
   Board of Directors, Columbian Rope Company, Auburn NY
   ------------------
   Advisory Board, MicroAge, Memphis TN
   --------------
   Former Officer, West Tennessee Chapter, American Society of Appraisers
   -------------

PUBLICATIONS
   "Using the Capital Asset Pricing Model to Determine Capitalization Rates:
   Adjusting for Differences in Financial Structure, " with Severin C. Carlson,
     Business Valuation Review, June 1991
     -------------------------
   "Business Valuation Can Serve in Lifetime Planning, " with Z.C. Mercer,
     Memphis Business Journal, April 1-5, 1985
     ------------------------
   "Valuation Process Holds Keys to Executive Wealth," with Z.C. Mercer,
     Memphis Business Journal, March 25-29, 1985
     ------------------------
   "What IRA's Are Worth," with Z.C. Mercer, The Southern Banker, June 1984
                                             -------------------

                                    BIOSKETCH
                            DAVID A. HARRIS, CFA, ASA


EDUCATIONAL AND PROFESSIONAL CREDENTIALS

    Master of Business Administration, Memphis State University, 1982
    ---------------------------------
    Bachelor of Arts, Colorado State University, 1979
    ----------------
    Chartered Financial Analyst, Institute of Chartered Financial Analysts, 1989
    ---------------------------
      (now part of the Association for Investment Management and Research) Senior Member, American Society of Appraisers, Business Valuation, 1990
    -------------

PROFESSIONAL BACKGROUND

    Principal, Southard Financial, Memphis TN (1990-present)
    ---------
    Associate, Mercer Capital Management, Inc., Memphis TN (1985-90)
    ---------
    Financial Analyst, Methodist Hospitals of Memphis, Inc. (1983-85)
    -----------------
    Cost Analyst, Schering-Plough, Inc., Memphis TN (1982-83)
    ------------

PROFESSIONAL/COMMUNITY SERVICE

    Vice President, Memphis Branch of the West Tennessee Chapter, American
    --------------
     Society of Appraisers (2003-04)
    Board of Directors, Beth Sholom Synagogue (2002-05);
    ------------------
     Executive Committee (2003-05); Secretary (2003-04); Treasurer (2004-05) Treasurer and Troop Committee Member, Boy Scout Troop 25 (2002-05)
    ------------------------------------
    Board of Directors, National Kidney Foundation of West Tennessee (2000-02)
    ------------------
    Chairman, Cadillac Invitational Benefiting the National Kidney Foundation
    --------
     (1998-02)
    Advisory Committee, Special Kids and Families, Inc. (1998-99)
    ------------------
    President, West Tennessee Chapter, American Society of Appraisers (1994-95)
    ---------
    Vice President, West Tennessee Chapter, American Society of Appraisers
    --------------
     (1993-94)
    President, West Tennessee Chapter, American Society of Appraisers (1990-91)
    ---------
    Board of Directors, Solomon Schechter Day School of Memphis, Inc. (1993-94)
    ------------------
    Vice President, Sea Isle Park Neighborhood Association, Memphis TN (1992-96)
    --------------
    Board of Directors,  Sea Isle Park Neighborhood Association, Memphis TN
    ------------------
     (1990-96)
    Business Liaison, Junior Achievement of Memphis TN (1984-85)
    ----------------

RELATED EXPERIENCE

    Expert Witness, business valuation
    --------------

    Co-Author, "The Perils of Excess," with Z. C. Mercer, ABA Banking Journal,
    ---------                                             -------------------
     October 1987

                                   APPENDIX D
                            BANKING INDUSTRY OVERVIEW

According to the FDIC Outlook, Fall 2004, total commercial and industrial (C&I) loans held by FDIC-insured banks and savings institutions have declined for 13 consecutive quarters, from the first quarter of 2001 through the first quarter of 2004. However, the near-term outlook for C&I borrowing is improving. Overall, the U.S. business sector is again experiencing stronger investment, increased inventory building, and greater merger activity. A recovery in C&I lending should help commercial banks' earnings growth.

The FDIC's Quarterly Banking Profile, Second Quarter 2004, indicates that earnings of FDIC insured institutions fell in the second quarter of 2004 for the first time in six quarters, though aggregate net income was the second highest ever. Despite strengthening loan demand at a majority of institutions, higher expenses at a few large banks caused total industry income to decline slightly. Total earnings for insured institutions was $31.2 billion in the second quarter of 2004, 3.3% higher than the second quarter of 2003, but 2.1% lower than the first quarter or 2004. Primary reasons for the decline from the first quarter were lower gains on sales of securities and other assets, as well as increased non-interest expenses. The average ROA was 1.31%, down from 1.38% in the first quarter. Of the 9,079 institutions reporting, nearly 60% had higher net income and 55% had higher a ROA than in the first quarter. A majority of institutions (53%) had an ROA of 1.0% or higher for the second quarter.

Gains on sales of securities and other assets declined from the first quarter, as rising interest rates reduced the market values of fixed-rate securities. A slight majority of institutions (52%) reported improved net interest income margins in the second quarter of 2004; however, due to lower margins at larger institutions, the industry average fell from 3.68% to 3.64%. In a continuation of improving trends, loan loss provisions and non-current loan rates declined in the second quarter. However, the decline in loan loss provisions was entirely attributable to international operations, whereas loan loss provisions for domestic operations actually increased 7.8% over the first quarter (though they were down 23.7% from the second quarter of 2003). The percentage of loans that were non-current fell from 1.00% to 0.89% in the second quarter, the lowest level for this ratio in 20 years. Net charge-offs of C&I loans were down 15.4% in the quarter, while net charge-offs on non-credit card consumer loans were down by 10.0%. Total loans and leases increased by 4.2% during the quarter, for a record breaking dollar increase. Both residential and commercial real estate loans registered strong growth (4.2% and 2.7%, respectively). Real estate construction and development loans increased 4.9%, while C&I loans increased 1.8% (breaking a declining trend over the past 13 quarters).

Deposits increased 2.6% in the quarter, but failed to keep pace with the increase in industry assets. The deposits/assets ratio fell to 65.12% from 65.34%, which is the lowest level since the third quarter of 2001 and the second lowest level ever. Total equity capital increased 3.5% in the second quarter, on top of a 6.7% increase in the first quarter. However, much of the increase was attributable to an increase in merger-related goodwill. The equity/assets ratio increased from 9.45% to 9.50%, but the regulatory capital ratio (which excludes goodwill) actually declined.

The number of insured institutions declined by 37 in the second quarter of 2004, to a total of 9,079 institutions. There were 30 new institutions added during the quarter, while 63 were absorbed in mergers with other institutions and one institution failed. Also, 7 insured savings institutions converted from mutual to stock ownership. The number of institutions on the FDIC's "Problem List" fell from 114 to 102 during the quarter, and assets of "problem" institutions declined from $29.9 billion to $25.9 billion.

                                   APPENDIX E

                            CONTROL BANK TRANSACTIONS

                  Announced in the First Three Quarters of 2004


COMMERCIAL BANKS                        UNDER $1 BILLION IN ASSETS
CONTROL TRANSACTIONS ANNOUNCED IN 2004
Through September 13, 2004


                                                                                    Acquiree
                                 Total     Price     Price    Deal    Price   ---------------------
                       Number   Assets   Earnings    Book    Value   Assets   Eq/As   ROAA    ROAE
Transactions(1)       of Banks  ($000)      (x)       (x)    ($MM)     (%)     (%)     (%)    (%)
--------------------  --------  -------  ---------  -------  ------  -------  ------  -----  ------
2004 TOTAL
====================
High                             981.0        62.1   5.0330   228.5    33.40   17.59   2.97   29.87
Low                                8.0         9.0   0.9970     2.5     8.59    5.14   0.20    1.79
Average                     59   302.4        27.1   2.5052    62.6    20.79    8.80   1.03   11.75

2004 BY ASSETS
====================
0-$99.9 Million            11    59.8        24.2   2.2680    12.7    21.93   10.48   1.26   12.29
100-$299.9 Million         29   176.4        28.7   2.4794    36.1    20.57    8.51   0.92   10.77
300-$499.9 Million          6   385.2        23.0   2.5452    73.1    18.63    8.54   1.14   12.48
500-$999.9 Million         13   750.4        27.7   2.7452   158.9    21.29    8.15   1.01   13.17

2004 BY EQUITY
====================
4.00%-5.99%                  7   362.4        32.6   2.9061    65.4    17.97    5.59   0.67   11.95
6.00%-7.99%                 19   411.1        25.7   2.8045    88.0    20.65    7.43   0.95   12.53
8.00%-9.99%                 19   215.0        25.4   2.4907    45.8    21.41    8.85   1.15   12.84
10.00%-11.99%                8   144.4        35.5   2.0796    29.4    21.99   10.83   0.90    8.30
Over 12.00%                  6   375.3        18.8   1.7033    76.0    20.92   14.04   1.49   10.22

2004 BY ROAA
====================
Under 0.75%                 16   337.8        37.6   2.4055    60.1    18.27    7.80   0.52    7.03
0.75%-0.99%                 18   315.5        25.7   2.4377    63.8    19.85    8.42   0.85   10.40
1.00%-1.25%                 10   245.2        23.3   2.5171    58.4    21.75    9.12   1.11   12.54
1.26%-1.50%                  8   308.8        23.1   3.0364    74.4    24.53    8.60   1.37   16.63
Over 1.50%                   7   262.0        16.3   2.2830    57.7    23.30   11.84   2.13   19.35

2004 BY Quarter
====================
1st Quarter                 28   347.8        29.1   2.4288    71.4    20.80    8.90   0.90   10.48
2nd Quarter                 16   292.6        25.9   2.5308    62.7    20.52    8.60   1.06   12.03
3rd Quarter                 15   228.1        24.3   2.6208    45.9    21.04    8.84   1.22   13.84
4th Quarter

COMMERCIAL BANKS                       UNDER $1 BILLION IN ASSETS
CONTROL TRANSACTIONS ANNOUNCED IN 2004
Through September 13, 2004


                                                                                 Acquiree
                              Total      Price     Price   Deal     Price   ---------------------
                     Number   Assets   Earnings    Book    Value   Assets   Eq/As   ROAA    ROAE
BY STATE            of Banks  ($000)      (x)       (x)    ($MM)     (%)     (%)     (%)    (%)
==================  --------  -------  ---------  -------  ------  -------  ------  -----  ------
Alaska         AK          -       -           -        -       -        -       -      -       -
Alabama        AL          1   541.0        58.5   2.1530    73.5    13.59    5.81   0.46    7.92
Arkansas       AR          1   242.0        62.1   0.9970    28.3    11.69   11.16   0.20    1.79
Arizona        AZ          -       -           -        -       -        -       -      -       -
California     CA          7   187.7        26.1   2.8940    44.0    22.32    7.95   1.02   13.16
Colorado       CO          1   708.0        24.8   2.6850   155.0    21.89    8.15   0.97   11.90
Connecticut    CT          1   192.0        16.4   2.1460    33.1    17.24    7.40   0.90   12.16
DC             DC          -       -           -        -       -        -       -      -       -
Delaware       DE          -       -           -        -       -        -       -      -       -
Florida        FL         10   488.2        27.9   2.5545   101.5    22.20    9.01   1.01   11.56
Georgia        GA          2   286.5        15.3   2.6105    51.7    18.72   12.70   2.08   16.00
Hawaii         HI          -       -           -        -       -        -       -      -       -
Iowa           IA          -       -           -        -       -        -       -      -       -
Idaho          ID          1    74.0        29.2   2.5080    17.5    23.65    9.69   1.03   10.63
Illinois       IL          3   506.7        21.1   2.4973   100.9    16.84    6.74   1.08   15.53
Indiana        IN          2   139.5        29.6   2.2220    27.3    18.93    8.25   0.75    8.91
Kansas         KS          -       -           -        -       -        -       -      -       -
Kentucky       KY          -       -           -        -       -        -       -      -       -
Louisiana      LA          -       -           -        -       -        -       -      -       -
Massachusetts  MA          2   195.0        44.6   2.3360    42.5    21.83    9.26   0.46    3.10
Maryland       MD          -       -           -        -       -        -       -      -       -
Maine          ME          1   228.0        22.5   2.7910    48.2    21.14    6.93   1.01   14.57
Michigan       MI          1   234.0        19.7   2.4660    43.0    18.38    7.47   0.98   13.12
Minnesota      MN          -       -           -        -       -        -       -      -       -
Missouri       MO          -       -           -        -       -        -       -      -       -
Mississippi    MS          -       -           -        -       -        -       -      -       -
Montana        MT          1   367.0        14.8   1.6550    34.5     9.40    5.68   0.67   11.80
N Carolina     NC          -       -           -        -       -        -       -      -       -
N Dakota       ND          -       -           -        -       -        -       -      -       -
Nebraska       NE          1   560.0        17.8   1.9520    97.3    17.38    8.90   0.99   11.12
N Hampshire    NH          -       -           -        -       -        -       -      -       -
New Jersey     NJ          2   437.0        29.5   3.1720   105.2    23.98    6.57   0.94   13.86
New Mexico     NM          -       -           -        -       -        -       -      -       -
Nevada         NV          -       -           -        -       -        -       -      -       -
New York       NY          1   760.0        22.6   1.9840   153.5    20.20    9.72   0.82    8.44
Ohio           OH          4   247.8        19.1   1.7490    52.8    18.44   11.64   1.28   11.32
Oklahoma       OK          -       -           -        -       -        -       -      -       -
Oregon         OR          -       -           -        -       -        -       -      -       -
Pennsylvania   PA          4   256.8        27.1   2.6205    59.4    22.90    8.57   0.86   10.18
Rhode Island   RI          -       -           -        -       -        -       -      -       -
S Carolina     SC          -       -           -        -       -        -       -      -       -
S Dakota       SD          -       -           -        -       -        -       -      -       -
Tennessee      TN          1   214.0        47.1   3.3410    56.7    26.50    7.95   0.57    7.17
Texas          TX          8   153.5        26.4   2.5491    37.2    23.28    9.48   1.36   14.27
Utah           UT          -       -           -        -       -        -       -      -       -
Virginia       VA          -       -           -        -       -        -       -      -       -
Vermont        VT          -       -           -        -       -        -       -      -       -
Washington     WA          2   141.5        25.4   2.6155    28.7    20.36    9.26   1.07   11.96
Wisconsin      WI          2   179.5        25.5   3.0265    33.7    18.69    7.86   0.82   10.36
W Virginia     WV          -       -           -        -       -        -       -      -       -
Wyoming        WY          -       -           -        -       -        -       -      -       -

                                   APPENDIX F
                     PUBLIC BANKS AND BANK HOLDING COMPANIES

                                STOCK MARKET DATA
                               As of June 30, 2004


PUBLIC BANK STOCKS
WILSHIRE MARKET DATA
          30-Jun-04

                         #     PRICE/   PRICE/  CURRENT   DIVIDEND   MARKET
                         OF    EARNING   BOOK    YIELD     PAYOUT      CAP     ROE     ROA
REGION                 BANKS    RATIO   RATIO     (%)        (%)      ($MM)    (%)     (%)
--------------         ------  -------  ------  --------  ---------  -------  ------  -----
                UNDER  $2,000  MILLION MARKET CAPITALIZATION
West Coast                 42    16.13  2.1013      1.36      21.66   219.88   12.73   1.57
South Central              86    16.50  1.9385      1.87      30.09   244.00   11.70   1.09
North East                 63    16.07  1.9433      2.08      32.96   243.11   11.99   1.17
Mid West                  102    16.85  1.9362      2.55      42.87   283.16   11.63   1.05
Central Plains             19    16.06  2.0817      1.62      25.68   475.33   12.48   0.98

                UNDER  $  500  MILLION MARKET CAPITALIZATION
West Coast                 36    15.89  2.0696      1.30      20.34   127.14   12.69   1.63
South Central              77    16.45  1.9133      1.84      29.41   128.78   11.58   1.07
North East                 55    16.13  1.9362      1.97      31.63   156.26   12.02   1.18
Mid West                   84    16.84  1.8542      2.50      42.21   132.32   11.26   1.01
Central Plains             13    14.56  1.8121      1.58      23.05   187.25   11.93   0.89

                UNDER  $  100  MILLION MARKET CAPITALIZATION
West Coast                 18    15.99  1.8413      1.23      19.99    54.11   11.24   1.97
South Central              40    17.01  1.7587      1.46      23.98    54.92   10.18   0.92
North East                 27    15.65  1.7561      1.63      24.61    59.74   11.05   1.30
Mid West                   45    16.64  1.6285      2.43      40.71    56.57   10.19   0.93
Central Plains              6    12.62  1.3615      1.59      20.61    60.00   10.73   0.75


 ROE
--------------  UNDER    $2,000  MILLION MARKET CAPITALIZATION
         0.00%   and up     312  16.45  1.9694  2.05  33.44  267.46  11.92  1.15
         7.50%   and up     282  16.11  2.0341  2.12  34.08  276.89  12.51  1.20
        10.00%   and up     224  15.75  2.1411  2.07  32.31  308.01  13.45  1.25
        12.50%   and up     137  15.44  2.3103  2.04  31.40  301.83  14.81  1.39
        15.00%   and up      48  14.66  2.4855  2.14  31.62  421.06  17.11  1.62

                 UNDER   $  500  MILLION MARKET CAPITALIZATION
         0.00%   and up     265  16.34  1.9156  1.99  32.38  138.25  11.74  1.14
         7.50%   and up     238  15.96  1.9774  2.06  33.00  145.70  12.35  1.20
        10.00%   and up     184  15.43  2.0854  1.99  30.56  160.37  13.38  1.25
        12.50%   and up     115  15.33  2.2640  1.97  29.99  174.55  14.64  1.39
        15.00%   and up      35  14.61  2.4621  1.92  28.04  213.63  17.07  1.69

                 UNDER   $  100  MILLION MARKET CAPITALIZATION
         0.00%   and up     136  16.29  1.7085  1.79  28.96   56.54  10.52  1.13
         7.50%   and up     114  15.65  1.7840  1.89  29.73   58.78  11.37  1.22
        10.00%   and up      76  14.92  1.8952  1.74  25.69   62.33  12.65  1.30
        12.50%   and up      39  14.90  2.0763  1.66  24.47   66.16  14.04  1.59
        15.00%   and up       6  15.53  2.3699  0.83  11.65   75.13  17.52  2.99

PUBLIC BANK STOCKS
WILSHIRE MARKET DATA
          30-Jun-04

                                 #     PRICE/   PRICE/   CURRENT   DIVIDEND   MARKET
                                 OF    EARNING   BOOK     YIELD     PAYOUT      CAP     ROE     ROA
REGION                         BANKS    RATIO    RATIO     (%)        (%)      ($MM)    (%)     (%)
-------------------------      ------  -------  -------  --------  ---------  -------  ------  -----
        ROE AT LEAST             7.5%
West Coast                        40     15.96  2.1390       1.36      21.43   229.11   13.05   1.62
South Central                     73     15.94  2.0338       2.06      32.71   260.00   12.64   1.16
North East                        54     15.52  2.0385       2.22      34.31   248.50   12.94   1.24
Mid West                          98     16.64  1.9617       2.52      41.76   292.41   11.86   1.06
Central Plains                    17     15.99  2.1927       1.55      24.64   462.48   13.10   1.02

        ROE BETWEEN              7.5%      AND    10.0%
West Coast                         5     16.56  1.4626       1.72      26.39    74.28    8.64   2.52
South Central                     15     17.24  1.7272       2.20      36.91   194.08    9.15   0.96
North East                        11     16.19  1.5948       2.59      40.99   272.90    9.07   0.80
Mid West                          25     18.91  1.6356       2.51      48.20   107.18    8.68   0.85
Central Plains                     2     11.22  1.1789       1.27      15.04    61.89    9.40   0.73

        ROE AT LEAST            10.0%
West Coast                        35     15.88  2.2356       1.31      20.72   251.23   13.69   1.49
South Central                     58     15.60  2.1132       2.02      31.63   277.04   13.55   1.21
North East                        43     15.35  2.1520       2.12      32.61   242.26   13.93   1.35
Mid West                          73     15.86  2.0733       2.53      39.56   355.85   12.95   1.14
Central Plains                    15     16.62  2.3279       1.59      25.92   515.90   13.59   1.06

        ROE BETWEEN             10.0%      AND    12.5%
West Coast                        10     16.65  1.9396       1.32      22.22   413.08   11.35   1.07
South Central                     26     15.73  1.8525       2.05      32.48   222.58   11.53   1.09
North East                        11     15.90  1.8210       1.71      27.48   130.23   11.27   0.90
Mid West                          35     16.43  1.8604       2.59      41.53   387.65   11.08   1.01
Central Plains                     5     17.29  2.0806       1.42      22.74   545.17   11.70   0.97

        ROE AT LEAST            12.5%
West Coast                        25     15.57  2.3541       1.30      20.12   186.49   14.62   1.66
South Central                     32     15.49  2.3250       2.01      30.94   321.29   15.19   1.30
North East                        32     15.16  2.2657       2.27      34.37   280.77   14.84   1.51
Mid West                          38     15.33  2.2695       2.47      37.73   326.56   14.67   1.25
Central Plains                    10     16.29  2.4515       1.67      27.50   501.26   14.54   1.11

PUBLIC BANK STOCKS
WILSHIRE MARKET DATA
          30-Jun-04

                         #     PRICE/   PRICE/  CURRENT   DIVIDEND   MARKET
                         OF    EARNING   BOOK    YIELD     PAYOUT      CAP     ROE     ROA
REGION/STATE           BANKS    RATIO   RATIO     (%)        (%)      ($MM)    (%)     (%)
--------------         ------  -------  ------  --------  ---------  -------  ------  -----
WEST COAST
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
California                 32    16.49  2.1535      1.34      21.73   193.10   12.71   1.60
Hawaii                      0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Oregon                      4    13.84  1.9097      1.33      19.39   265.06   13.67   1.28
Washington                  8    15.36  1.9448      1.83      27.65   234.98   12.78   1.51

SOUTH CENTRAL
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
Alabama                     5    12.82  1.7019      2.28      31.51   250.66   13.70   1.24
Arkansas                    1    15.40  1.7458      2.15      33.14   367.36   11.33   1.06
Florida                     7    19.84  2.5515      1.64      32.62   238.81   12.44   1.03
Georgia                     9    19.44  2.1781      1.85      35.38   164.34   10.35   0.92
Kentucky                    5    18.44  2.1632      2.34      43.01   233.07   12.08   1.06
Louisiana                   3    17.10  2.2444      1.21      21.20   647.17   12.77   1.23
Mississippi                 9    15.24  1.7362      2.62      38.42   564.35   11.92   1.23
Missouri                    5    14.76  1.8884      2.23      32.25   150.63   11.70   1.04
North Carolina             12    17.47  1.6774      2.17      34.44   221.72   10.31   1.05
South Carolina             11    16.96  1.8144      1.13      18.99   238.28   10.65   0.97
Tennessee                   2    14.45  1.7143      0.00       0.00    31.65   11.49   0.80
Virginia                   20    14.63  1.8394      1.99      28.79   107.88   12.29   1.17

NORTH EAST
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
Connecticut                 3    16.45  1.7843      1.32      20.19    80.62   14.07   4.39
Delaware                    0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
DC                          1    14.75  1.9829      3.32      49.02    45.27   13.82   1.36
Maine                       4    15.37  2.0975      2.48      38.09   164.71   13.44   1.22
Maryland                    8    15.65  1.9044      1.56      22.62   247.28   12.06   0.96
Massachusetts              13    15.84  1.7954      1.93      32.35   257.70   10.71   0.95
New Hampshire               1     9.68  1.5291      3.00      29.03    59.04   14.75   1.10
New Jersey                 12    18.14  1.9231      1.51      25.81   171.42   10.47   0.89
New York                   19    15.65  2.0607      2.30      36.81   292.78   12.71   1.06
Rhode Island                1    17.79  2.4757      2.62      46.58   339.71   13.71   0.96
Vermont                     2    15.47  2.0483      3.31      49.98   728.48   13.17   1.24

PUBLIC BANK STOCKS
WILSHIRE MARKET DATA
          30-Jun-04


                         #     PRICE/   PRICE/  CURRENT   DIVIDEND   MARKET
                         OF    EARNING   BOOK    YIELD     PAYOUT      CAP     ROE     ROA
REGION/STATE           BANKS    RATIO   RATIO     (%)        (%)      ($MM)    (%)     (%)
--------------         ------  -------  ------  --------  ---------  -------  ------  -----
MID WEST
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
Illinois                   15    16.32  2.2491      1.82      29.50   430.63   13.07   1.06
Indiana                    12    16.93  1.6884      2.56      45.35   232.18   10.62   0.90
Iowa                        3    13.88  1.7709      1.80      24.21   132.50   12.32   0.84
Michigan                   15    17.70  1.9452      2.36      41.45   320.69   10.88   1.03
Minnesota                   0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Ohio                       18    17.85  1.7733      2.91      52.24   244.74   10.51   0.96
Pennsylvania               37    16.58  1.9584      2.80      46.03   248.04   11.96   1.13
West Virginia               8    16.47  1.9485      2.61      41.27   360.53   12.09   1.12
Wisconsin                   1    14.49  1.7357      3.61      52.34   118.22   11.78   0.82

CENTRAL PLAINS
--------------- UNDER  $2,000  MILLION MARKET CAPITALIZATION
Arizona                     1    20.64  2.9870      1.16      23.88   299.43   13.62   0.93
Colorado                    1    20.64  2.9870      1.16      23.88   299.43   13.62   0.93
Idaho                       1    11.88  1.1714      2.53      30.09    76.12    9.22   0.83
Kansas                      4    15.39  1.5564      1.44      22.03   462.90   10.41   0.75
Montana                     0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Nebraska                    0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Nevada                      1    18.41  1.8886      1.16      21.37   654.04   11.17   0.62
New Mexico                  1    15.44  1.7584      1.56      24.12   227.82   11.21   0.90
North Dakota                2    13.61  2.2628      1.49      24.87   617.85   15.16   1.00
Oklahoma                    2    14.38  1.9309      1.60      23.09   343.80   13.02   1.02
South Dakota                0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Texas                       8    17.44  2.3778      1.70      28.22   581.62   13.14   1.13
Utah                        0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00
Wyoming                     0     0.00  0.0000      0.00       0.00     0.00    0.00   0.00

                                   APPENDIX E
                                   ----------

                FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION
            AND ANALYSIS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004
                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)
                               September 30, 2004

NOTE 1 - BASIS OF PRESENTATION
------------------------------

The consolidated financial statements include the accounts of Gateway Bancshares, Inc., and its wholly-owned subsidiary, Gateway Bank & Trust. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In management's opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report filed under cover of Form 10-KSB for the year ended December 31, 2003.

NOTE 2 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------

Organization
------------

Gateway Bancshares, Inc. (the Company) is a one-bank holding company which engages in providing a full range of banking services through its subsidiary bank, Gateway Bank & Trust (the Bank), in Ringgold, Georgia. The Bank received preliminary charter approval in 1995. In April 1997 the Bank was granted a charter by the Georgia Department of Banking and Finance and began full operations. Further discussion of the Company's financial condition and results of operations is included in the Company's consolidated financial statements presented in the Company's annual report on Form 10-KSB for the year ended December 31, 2003.

Net Income Per Common Share
---------------------------

Net income per common share is based on the weighted-average number of shares outstanding for the periods presented.

NOTE 3 - INVESTMENT SECURITIES
------------------------------

The Company has applied the accounting and reporting requirements of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115). This pronouncement requires that all investments in debt securities be classified as either held-to-maturity securities, which are reported at amortized cost; trading securities, which are reported at fair value, with unrealized gains and losses included in earnings; or available-for-sale securities, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity (net of deferred taxes).

At September 30, 2004, the Company had net unrealized losses of $1,381 on available-for-sale securities. As a result, the decrease in stockholders' equity, net of deferred taxes, was $856. There were no trading securities at September 30, 2004. The net increase in stockholders' equity as a result of the SFAS No. 115 adjustment from December 31, 2003, to September 30, 2004, was $38,305.

NOTE 4 - BORROWED FUNDS
-----------------------

In September 2000, the Bank obtained a $1 million loan from the Federal Home Loan Bank. The note requires quarterly interest payments at an interest rate of
6.09 percent, and matures on September 15, 2010. This note is subject to an early conversion option effective September 15, 2003, which allows the Federal Home Loan Bank to covert this note into a floating rate advance tied to the three-month LIBOR. The Bank has not exercised this option. The note is secured by a blanket lien on single-family first mortgage loans.

In August 2002, the Bank obtained four additional advances of $500,000 each from the Federal Home Loan Bank. One advance with an interest rate of 2.24 percent was paid at maturity on August 27, 2003. The two remaining notes require monthly interest payments at rates of 3.33 percent and 3.84 percent. These notes have staggered maturities of August 29, 2005 and August 28, 2006, respectively. All advances are secured by a blanket lien on single-family first mortgage loans and securities pledged to the Federal Home Loan Bank.

In December, 2003, the Company formed a wholly owned Connecticut statutory trust, Gateway Bancshares Statutory Trust I, (the "Trust"), which issued $3.5 million aggregate principal amount of trust preferred securities. The trust preferred securities represent guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures that qualify as Tier I capital subject to the limitations under Federal Reserve Board guidelines. The Company owns all of the $109,000 aggregate principal amount of the common securities of the Trust. The proceeds from the issuance of the common securities and the trust preferred securities were used by the Trust to purchase $3.6 million of junior subordinated debentures of the Company, which pay interest at a floating rate equal to the three-month LIBOR plus 2.85%. The debentures represent the sole asset of the Trust.

The trust preferred securities accrue and pay quarterly distributions based on the liquidation value of $1,000 per capital security at a floating rate equal to the three-month LIBOR plus 2.85%. The Company has entered into contractual agreements which, taken collectively, constitute a full and unconditional guarantee on a subordinated basis by the Company of the obligations of the Trust under the trust preferred securities. The Company's guarantee, however, does not apply if the Company does not make payments on the debentures and, as a result, the Trust does not have sufficient funds to make payments. The trust preferred securities are mandatorily redeemable upon maturity of the debentures on December 17, 2033, or upon earlier redemption of the debentures as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after December 17, 2008. As specified in the indenture, if the debentures are redeemed on or after December 17, 2008 and prior to maturity, the redemption price will be the principal amount and any accrued but unpaid interest. Additionally, the Company may redeem, at any time (and possibly before December 17, 2008), within 120 days following the occurrence of a change in banking, tax, investment company or other laws or regulations that results in specified changes in the treatment of the trust preferred securities for tax or regulatory capital purposes or under the Investment Company Act of 1940. If the debentures are redeemed prior to December 17, 2008, the redemption price will be in the range of 100% to 104.6% of the principal amount plus any accrued and unpaid interest.

NOTE 5 - STOCK OPTION PLAN
--------------------------

The Company has a stock option plan that provides for both incentive stock options and nonqualified stock options. The maximum number of shares that can be issued or optioned under the plan is 200,000 shares. In the case of incentive stock options, the exercise price shall not be less than 100 percent (110 percent for persons owning more than 10 percent of the Company's outstanding common stock) of the fair market value of the common stock on the date of grant. In the case of nonqualified stock options, the purchase price may be equal to, less than, or more than the fair market value of the common stock on the date of grant. All options have been granted at the fair market value of the shares at the date of grant. If not exercised, the options will expire from 2009 to 2011.

The Company accounts for its stock option plan under the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) for stock-based employee compensation. A summary of activity in the Company's stock option plan for the period ended September 30, 2004, is as follows:

                                                                     Weighted
                                                                      Average
                                                           Number    Exercise
                                                          of Shares    Price
                                                          ---------  ---------

     Unexercised options outstanding, December 31, 2003     147,750  $   12.07

        Stock options exercised                                   -          -

        Stock options forfeited                                   -          -
                                                          ---------  ---------

     Unexercised options outstanding, September 30, 2004    147,750  $   12.07
                                                          =========  =========

Each of the outstanding options to purchase common shares vest beginning one year from the grant date on an equal incremental basis over a period of five years. At September 30, 2004, the number of options exercisable is 143,550. The range of exercise prices and weighted-average remaining contractual life of outstanding options under the stock option plan were $12.00 to $13.00 and 4.66 years, respectively.

Under SFAS No. 123, the fair value of stock options at the date of grant is charged to compensation costs over the vesting period. Compensation costs recognized in the accompanying statements of income for the nine-month period ended September 30, 2004 and 2003 were $119,687 and $89,688, respectively.

NOTE 6 -RECENTLY ISSUED ACCOUNTING STANDARDS
--------------------------------------------

On March 31, 2004, the FASB issued an exposure draft of a proposed standard that, if adopted, will significantly change the accounting for employee stock options, commonly referred to as equity-based compensation. If adopted in its current form, the exposure draft will require all companies to expense employee stock options using a fair value method. Comments are expected on the exposure draft, which may impact the form of the final standard. Because the Company voluntarily elected to begin expensing stock options in 2002, adoption of this standard is not expected to have a significant impact on the Company's financial position and results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion is intended to assist in an understanding of the Company's financial condition and results of operations. This analysis should be read in conjunction with the financial statements and related notes appearing in this appendix, and in conjunction with the information for the year ended December 31, 2003 contained in Appendix F.

CRITICAL ACCOUNTING POLICIES

Management has determined that the accounting for the allowance for loan and lease losses is a critical accounting policy with respect to the determination of financial condition and reporting of results of operations.

Management determines the required allowances by classifying loans according to credit quality and collateral security and applying historical loss percentages to each category. Additionally, as necessary, management determines specific allowances related to impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. A key component in the accounting policy is management's ability to timely identify changes in credit quality, which may impact the Company's financial results.

Management recognizes that in making loans, credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan. Management's policy is to maintain an appropriate allowance for estimated loan and lease losses on the portfolio as a whole. The allowances are based on estimates of the historical loan loss experience, evaluation of economic conditions and regular periodic reviews of the Bank's loan portfolio by both internal personnel and a third party review firm. The Bank's loan portfolio consists mostly of commercial and real estate loans to companies in various industries, whose financial performance may be impacted differently by the local, regional or national economies and stage of the economic cycle. Management believes that the effects of any reasonably likely changes in the economy would be limited somewhat due to the diversification of the loan portfolio and the Bank's normal collateral requirements for such loans. While management uses available information to recognize losses on loans and leases, future adjustments in the allowance may be necessary based on changes in economic conditions, which could have a significant detrimental impact to the Company's financial condition and results of operation. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loans and lease losses. Such agencies may require the Company to recognize additions to the allowance for loan and lease losses based on their judgment about information available to them at the time of their examination.

RESULTS OF OPERATIONS

EARNINGS SUMMARY

The Company's net income for the nine months ended September 30, 2004 and 2003 was $1,450,686 and $1,132,934, respectively. The increase in net income resulted primarily from net loan growth and an increased net interest margin.

INTEREST INCOME

Interest income on loans and securities is the principal source of the Company's earnings stream. Fluctuations in interest rates as well as volume and mix changes in earning assets materially affect interest income. Interest income was $7,202,768 and $6,167,420 for the nine months ended September 30, 2004 and 2003, respectively. The increase in interest income is a result of overall loan growth during the past year.


INTEREST EXPENSE

Interest expense on deposits and other borrowings for the nine months ended September 30, 2004 and 2003 was $2,064,576 and $2,161,598, respectively. The decrease in interest expense is a result of overall lower interest rates in 2004 than 2003. Additionally, the Bank has successfully lowered all deposit rates during the past year without sacrificing growth in deposits.

PROVISION FOR LOAN LOSSES

The provision for loan losses represents the charge against current earnings necessary to maintain the allowance for loan losses at a level which management considers adequate to provide for probable losses in the loan portfolio. This level is determined based upon management's assessment of current economic conditions, the composition of the loan portfolio and the levels of nonaccruing and past due loans. The provision for loan losses was $545,000 for the nine months ended September 30, 2004. The allowance for loan losses as a percent of outstanding loans was 1.41 percent at September 30, 2004 and 1.40 percent at December 31, 2003.

NONINTEREST INCOME

Noninterest income for the nine months ended September 30, 2004 and 2003 was $1,419,273 and $1,492,108, respectively. Noninterest income consisted primarily of service charges on customer deposits ($1,066,701 for the first nine months of 2004 and $729,151 for the same period in 2003), mortgage loan fees ($241,880 for the first nine months of 2004 and $444,657 for the same period in 2003), gains(losses) on sales of securities ($(58,925) for the first nine months of 2004 and $213,141 for the same period in 2003), ATM and credit card fees, and rental of safe deposit boxes. The net decrease primarily resulted from losses instead of gains on sales of securities and a decrease in mortgage loan fees partially offset by an increase in the Bank's fee structure.

NONINTEREST EXPENSE

Noninterest expense totaled $3,790,457 and $3,315,547 for the nine months ended September 30, 2004 and 2003, respectively. The largest components of noninterest expense consist of salaries and employee benefits and other operating expenses. Other operating expenses consist primarily of data processing, advertising, professional fees, supplies, printing and postage and other miscellaneous expenses. For the nine months ended September 30, 2004, salaries and employee benefits were $278,231 more than the same time period in 2003 due to the hiring of additional staff and increased incentive compensation and 401(k) matching funds provided to the employees. For the nine months ended September 30, 2004, other operating expenses were $145,629 more than the same period in 2003 due to increased data processing fees and printing and supplies expenses directly related to the growth in customer accounts and increased state, county and city taxes and bank correspondent charges.

INCOME TAXES

Income tax expense was $771,322 and $589,449 for the nine months ended September 30, 2004 and 2003, respectively. The increase is a direct result of an increase in taxable income in 2004 as compared to 2003.

FINANCIAL CONDITION

EARNING ASSETS

The Company's earning assets include loans, securities and federal funds sold. The mix of earning assets reflects management's attempt to maximize interest income while maintaining acceptable levels of risk.

SECURITIES AND FEDERAL FUNDS SOLD

The composition of the Company's securities portfolio reflects the Company's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while at the same time producing adequate levels of interest income. For securities classified as available-for-sale, management intends to hold such securities for the foreseeable future except to fund increases in loan demand. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risks.

Securities and federal funds sold decreased $11,132,665 or 29.3 percent from December 31, 2003, to September 30, 2004. The securities portfolio may be analyzed in order to purchase or sell various term investments. Term investments may provide a source of liquidity and may serve as collateral to secure certain government deposits. Securities at September 30, 2004 and December 31, 2003 were $24,300,307 and $33,692,972, respectively, reflecting a decrease of $9,392,665. Federal funds sold decreased $1,740,000 from December 31, 2003 to September 30, 2004. This decline is related to the increase in loans and a decrease in public fund deposits during the same period.

LOANS

Loans represent the single largest category of the Company's earning assets at September 30, 2004. At September 30, 2004, the Company had outstanding loans amounting to $126,051,158 net of its allowance for loan losses, or 76.3 percent of total assets, compared to net loans of $116,892,801, or 69 percent of total assets at December 31, 2003. The Company will continue to search for loan opportunities in its market area while assuming acceptable levels of risk.

ASSET QUALITY

Asset quality is measured by three key ratios: (1) the ratio of loan loss allowance to total nonperforming assets (defined as nonaccrual loans, loans past due 90 days or greater, restructured loans, nonaccruing securities, and other real estate), (2) nonperforming assets to total assets, and (3) nonperforming assets to total loans. At September 30, 2004, the Company had nonperforming assets of $879,037, which was 48.9 percent of the loan loss allowance of $1,798,627. Nonperforming assets were .68 percent of all loans and .53 percent of total assets. At December 31, 2003, the Company had nonperforming assets of $444,000, which was 26.7 percent of the loan loss allowance of $1,664,578. Nonperforming assets at December 31, 2003 were .37 percent of all loans and .26 percent of total assets.

NONEARNING ASSETS

Nonearning assets include premises and equipment of $3,152,430 and $2,956,709 at September 30, 2004 and December 31, 2003, respectively. The increase of $195,721 in premises and equipment from December 31, 2003 is primarily due to additions of $337,183 outpacing the depreciation expense. The additions include leasehold improvements, furniture, and equipment for the Bank's operations center which opened in May 2004.

The Bank leases the site for its main office at the rate of $2,165 per month. The lease term is for a maximum of fifty years, including extensions after the initial twenty-year period, and subject to certain conditions after the initial forty-year period. The operations center is leased at a rate of $3,500 per month with the lease expiring in seven years on May 31, 2011.

Accrued interest receivable was $857,593 at September 30, 2004, an increase of $84,693 from December 31, 2003. The increase is primarily due to the growth in the loan portfolio.

Other assets consist primarily of prepaid expenses, deferred income taxes, other real estate, and bank owned life insurance. Deferred income taxes consists primarily of tax benefits related to timing differences in the tax and financial reporting treatment of the allowance of loan losses, as well as other factors. Other assets increased $1,302,801 from December 31, 2003, to September 30, 2004. This increase is mostly due to the Bank purchasing $750,000 bank owned life insurance and moving $426,000 from loans to other real estate.

DEPOSITS

At September 30, 2004, the Company had outstanding deposits of $142,338,841 compared to $148,081,102 at December 31, 2003. The decrease in deposits is due to approximately $14 million Catoosa County property tax deposits being withdrawn in early 2004 which were held at December 31, 2003. Deposits are the Company's primary source of funds to support its earning assets. Noninterest-bearing deposits increased from $12,308,701 at December 31, 2003, to $14,389,828 at September 30, 2004. Time deposits of $100,000 or more increased by $5,124,087.

OTHER LIABILITIES

Other liabilities consist primarily of accrued interest payable and accounts payable. Accrued interest payable decreased $50,750 from December 31, 2003, to September 30, 2004. The decrease is due to slightly lower interest rates in 2004 and lower balances in savings and certificates of deposit.

STOCKHOLDERS' EQUITY

Stockholders' equity increased $1,458,571 from December 31, 2003, to September 30, 2004, due in part to net income of $1,450,686 for the nine months ended September 30, 2004 and a decrease in unrealized losses on securities. The equity adjustment for unrealized losses on securities available-for-sale decreased $38,305 during the nine months ended September 30, 2004 resulting in an unrealized loss of $856. This decrease in unrealized losses on securities is due to the increase in market values on securities during the same period. The Company also paid dividends of $150,107 in 2004.

RELATED PARTY TRANSACTIONS

In the normal course of business, the Bank makes loans to directors, executive officers and principal shareholders on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Extensions of credit to directors, executive officers, and principal shareholders totaled $4,110,000 at September 30, 2004.

OFF-BALANCE SHEET ARRANGEMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and various commitments to extend credit. At September 30, 2004, commitments under standby letters of credit and undisbursed loan commitments aggregated $23,343,000. The Bank's credit exposure for these financial instruments is represented by their contractual amounts. The Bank does not anticipate any material losses as a result of the commitments under standby letters of credit and undisbursed loan commitments.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY MANAGEMENT

Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss. Liquidity management involves maintaining the Bank's ability to meet the day-to-day cash flow requirements of its customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, the Bank would not be able to perform the primary function of a financial intermediary and therefore would not be able to meet the production and growth needs of the communities it serves.

The primary function of asset and liability management is not only to assure adequate liquidity in order for the Bank to meet the needs of its customer base, but also to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that the Bank can also meet the investment requirements of its stockholders. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both requirements. In the banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments or sales of securities. Outstanding loans that mature in one year or less totaled approximately $83.7 million at September 30, 2004. Securities maturing in one year or less totaled approximately $179 thousand.

The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and noninterest-bearing deposit accounts. At September 30, 2004, funds were also available through the purchase of federal funds from correspondent commercial banks. Purchases can be made from available lines of up to an aggregate of approximately $8.4 million. At September 30, 2004, no federal funds had been purchased. Liquidity management involves the daily monitoring of the sources and uses of funds to maintain an acceptable cash position.

CAPITAL RESOURCES

A strong capital position is vital to the profitability of the Company because it promotes depositor and investor confidence and provides a solid foundation for future growth of the organization. The Company has provided for its capital requirements with proceeds from its initial stock offering in 1996 and through the retention of earnings.

FEDERAL HOME LOAN BANK ADVANCES

In order to maintain and improve its liquidity position, the Bank is a member of the Federal Home Loan Bank of Atlanta (FHLB). As a member of the FHLB, the Bank is able to manage its liquidity and reduce interest rate risk by having a funding source to match longer term loans. The terms of the Bank's loans from the FHLB are summarized in Note 4 to the Consolidated Financial Statements appearing in this report.

REGULATORY CAPITAL REQUIREMENTS

Regulatory capital guidelines administered by the federal banking agencies take into consideration risk factors associated with various categories of assets, both on and off the balance sheet. Under the guidelines, the Company's capital strength is measured in two tiers which are used in conjunction with risk-adjusted assets to determine the risk-based capital ratios. Tier I capital, which consists of common equity less unrealized gains on available-for-sale securities plus qualifying trust preferred securities, amounted to $16.1 million at September 30, 2004. Tier II capital components include supplemental capital components such as qualifying allowance for loan losses and qualifying subordinated debt. Tier I capital plus the Tier II capital components is referred to as total risk-based capital and was $17.8 million at September 30, 2004. The percentage ratios as calculated under FDIC guidelines were 11.7 percent and 13.0 percent for Tier I and total risk-based capital, respectively, to risk-weighted assets at September 30, 2004. Both levels exceeded the minimum ratios to be well capitalized of 6 percent and 10 percent, respectively. Management has reviewed and will continue to monitor asset mix, product pricing, and the loan loss allowance, which are the areas it believes are most affected by these requirements.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                       GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                             CONSOLIDATED BALANCE SHEETS

                                                          September 30,
                                                              2004         December 31,
                                                           (unaudited)         2003
                                                         ---------------  --------------
ASSETS
  Cash and due from banks                                $    4,915,939   $   8,989,083
  Federal funds sold                                          2,600,000       4,340,000
  Securities available-for-sale                              24,300,307      33,692,972
  Federal Home Loan Bank stock, at cost                         509,300         298,200
  Loans                                                     127,849,785     118,557,379
  Allowance for loan losses                                  (1,798,627)     (1,664,578)
                                                         ---------------  --------------
  Net loans                                                 126,051,158     116,892,801

  Premises and equipment, net                                 3,152,430       2,956,709
  Accrued interest                                              857,593         772,900
  Other assets                                                2,677,861       1,375,060
                                                         ---------------  --------------

      Total assets                                       $  165,064,588   $ 169,317,725
                                                         ===============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Noninterest-bearing                                  $   14,389,828   $  12,308,701
    Interest-bearing                                        127,949,013     135,772,401
                                                         ---------------  --------------

      Total deposits                                        142,338,841     148,081,102

  Long-term borrowings:
    Federal Home Loan Bank advances                           2,000,000       2,500,000
    Notes payable                                             3,609,000       3,609,000
  Federal funds purchased and securities sold
    under agreements to repurchase                            3,643,036       3,206,203
  Accrued interest payable                                      210,538         261,288
  Other liabilities                                             645,237         500,767
                                                         ---------------  --------------

      Total liabilities                                     152,446,652     158,158,360
                                                         ---------------  --------------

STOCKHOLDERS' EQUITY
  Common stock ($5 par value: 10,000,000 shares
    authorized, 652,638 shares issued and outstanding)        3,263,190       3,263,190
  Additional paid-in capital                                  3,416,127       3,296,440
  Retained earnings                                           5,939,475       4,638,896
  Accumulated other comprehensive income:
    Unrealized gains (losses) on investment securities
      available-for-sale, net of tax                               (856)        (39,161)
                                                         ---------------  --------------

      Total stockholders' equity                             12,617,936      11,159,365
                                                         ---------------  --------------

      Total liabilities and stockholders' equity         $  165,064,588   $ 169,317,725
                                                         ===============  ==============


The Notes to Consolidated Financial Statements are an integral part of these statements.

                                           GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                                               CONSOLIDATED STATEMENTS OF INCOME
                                                         (unaudited)


                                                                        Three Months Ended               Nine Months Ended
                                                                 -------------------------------  -------------------------------
                                                                  September 30,   September 30,    September 30,   September 30,
                                                                      2004             2003            2004             2003
                                                                 ---------------  --------------  ---------------  --------------
INTEREST INCOME
  Loans                                                          $    2,293,533   $    1,953,660  $    6,515,071   $    5,489,774
  Interest on securities:
    Taxable interest                                                    177,627          160,431         558,723          542,497
    Nontaxable interest                                                  39,083           37,939         117,397          100,878
  Interest on federal funds sold                                          2,813            2,985          11,577           34,271
                                                                 ---------------  --------------  ---------------  --------------

      Total interest income                                           2,513,056        2,155,015       7,202,768        6,167,420
                                                                 ---------------  --------------  ---------------  --------------

INTEREST EXPENSE
  Interest on deposits                                                  602,401          669,724       1,835,952        2,036,288
  Interest on notes payable                                              39,848           10,386         110,598           19,580
  Interest on Federal Home Loan Bank advances                            28,720           29,730          83,644           90,030
  Interest on securities sold under agreement to repurchase and
    on federal funds purchases                                           17,370            7,455          34,382           15,700
                                                                 ---------------  --------------  ---------------  --------------

      Total interest expense                                            688,339          717,295       2,064,576        2,161,598
                                                                 ---------------  --------------  ---------------  --------------

NET INTEREST INCOME                                                   1,824,717        1,437,720       5,138,192        4,005,822
  Provision for loan losses                                             275,000          200,000         545,000          460,000
                                                                 ---------------  --------------  ---------------  --------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   1,549,717        1,237,720       4,593,192        3,545,822
                                                                 ---------------  --------------  ---------------  --------------

NONINTEREST INCOME
  Service charges on deposits                                           390,907          270,832       1,066,701          729,151
  Mortgage loan fees                                                     88,083          165,483         241,880          444,657
  Insurance commissions                                                   2,474            2,510           6,664           10,047
  Gains (losses) on sale of securities                                  (54,839)          29,337         (58,925)         213,141
  Other income                                                           51,334           31,658         162,953           95,112
                                                                 ---------------  --------------  ---------------  --------------

      Total noninterest income                                          477,959          499,820       1,419,273        1,492,108
                                                                 ---------------  --------------  ---------------  --------------

NONINTEREST EXPENSE
  Salaries and employee benefits                                        773,482          658,845       2,212,165        1,933,934
  Occupancy expense                                                      71,600           69,246         205,645          166,105
  Furniture and equipment expense                                        56,170           51,010         154,448          142,938
  Other operating expenses                                              383,091          382,317       1,218,199        1,072,570
                                                                 ---------------  --------------  ---------------  --------------

      Total noninterest expense                                       1,284,343        1,161,418       3,790,457        3,315,547
                                                                 ---------------  --------------  ---------------  --------------

Income before income taxes                                              743,333          576,122       2,222,008        1,722,383
Income taxes                                                            254,428          179,193         771,322          589,449
                                                                 ---------------  --------------  ---------------  --------------

      Net income                                                 $      488,905   $      396,929  $    1,450,686   $    1,132,934
                                                                 ===============  ==============  ===============  ==============

EARNINGS PER COMMON SHARE, BASIC AND DILUTED

  Net income per common share                                    $         0.75   $         0.60  $         2.22   $         1.68

  Basic weighted average shares outstanding                             652,638          658,171         652,638          673,711

  Diluted earnings per common share                              $         0.67   $         0.57  $         2.00   $         1.59

  Diluted weighted average shares outstanding                           725,175          697,554         725,175          713,698


The Notes to Consolidated Financial Statements are an integral part of these statements.

                                            GATEWAY BANCSHARES, INC.  AND  SUBSIDIARY
                                    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                           (unaudited)


                                                                                                                    Accumulated
                                                                 Total                    Additional                  Other
                                             Comprehensive   Stockholders'     Common      Paid-in     Retained    Comprehensive
                                                Income           Equity        Stock       Capital     Earnings       Income
                                            ---------------  --------------  ----------  -----------  -----------  -------------

BALANCE, December 31, 2003                                   $  11,159,365   $3,263,190  $ 3,296,440  $4,638,896   $    (39,161)

  Stock options compensation                                       119,687            -      119,687           -              -

  Cash dividends                                                  (150,107)           -            -    (150,107)             -

  Comprehensive income:
    Net income                              $    1,450,686       1,450,686            -            -    1,450,686              -

    Other comprehensive income,
      net of tax:
      Unrealized holding gains (losses)
        on securities available
        for sale, net of reclassification
        adjustment                                  38,305          38,305            -           -             -         38,305
                                            ---------------  --------------  ----------  -----------  ------------  -------------

    Total comprehensive income              $    1,488,991
                                            ===============

BALANCE, September 30, 2004                                  $  12,617,936   $3,263,190  $ 3,416,127  $ 5,939,475   $       (856)
                                                             ==============  ==========  ===========  ============  =============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                             GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            (unaudited)

                                                                            Nine Months Ended
                                                                     --------------------------------
                                                                      September 30,    September 30,
                                                                          2004             2003
                                                                     ---------------  ---------------
CASH FLOW FROM OPERATING ACTIVITIES
  Net income                                                         $    1,450,686   $    1,132,934
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
      Provision for loan losses                                             545,000          460,000
      Depreciation and amortization                                         157,212          124,854
      Stock options compensation                                            119,687           89,688
      Net amortization on securities                                        216,227          385,094
      Loss (gain) on sale of securities                                      58,926         (213,142)
      Deferred income taxes                                                (108,617)        (119,574)
      Changes in other operating assets and liabilities:
        Accrued interest receivable                                         (84,693)         (64,022)
        Accrued interest payable                                            (50,750)         (30,857)
        Other assets and liabilities                                     (1,088,943)        (169,613)
                                                                     ---------------  ---------------

          Net cash provided by operating activities                       1,214,735        1,595,362
                                                                     ---------------  ---------------

CASH FLOW FROM INVESTING ACTIVITIES
  Net increase in loans                                                  (9,703,357)     (15,212,499)
  Proceeds from maturities, calls, and principal pay-downs
    of securities                                                        10,182,122       15,369,745
  Proceeds from sales of available-for-sale securities                    3,139,337       10,380,568
  Purchase of available-for-sale securities                              (4,142,163)     (27,505,056)
  Purchase of Federal Home Loan Bank stock                                 (211,100)         (38,200)
  Purchase of premises and equipment                                       (337,183)        (183,426)
                                                                     ---------------  ---------------

          Net cash used in investing activities                          (1,072,344)     (17,188,868)
                                                                     ---------------  ---------------

CASH FLOW FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                                    (5,742,261)       9,898,667
  Net increase (decrease) in federal funds purchased and securities
    sold under agreements to repurchase                                     436,833         (576,208)
  Payments on Federal Home Loan Bank advances                              (500,000)      (1,500,000)
  Proceeds from notes payable                                                     -          300,000
  Cash dividends                                                           (150,107)               -
  Repurchases of common stock                                                     -         (660,350)
  Exercise of stock options                                                       -          134,560
                                                                     ---------------  ---------------

          Net cash provided by (used in) financing activities            (5,955,535)       7,596,669
                                                                     ---------------  ---------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                (5,813,144)      (7,996,837)

CASH AND CASH EQUIVALENTS, beginning of period                           13,329,083       14,499,445
                                                                     ---------------  ---------------

CASH AND CASH EQUIVALENTS, end of period                             $    7,515,939   $    6,502,608
                                                                     ===============  ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest                                                         $    2,115,326   $    2,192,455
    Income taxes                                                            948,059          780,632
                                                                     ===============  ===============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                                                                                                         EXHIBIT 11

                                             GATEWAY  BANCSHARES,  INC.
                         CONSOLIDATED  STATEMENT  RE  COMPUTATION  OF  EARNINGS  PER SHARE
                                                    (unaudited)


The following tabulation presents the calculation of basic and diluted earnings per common share for the three- and nine-month  periods  ended  September  30,  2004  and  2003.



                                                           Three Months Ended              Nine Months Ended
                                                     ------------------------------  ------------------------------
                                                     September 30,   September 30,   September 30,   September 30,
                                                          2004            2003            2004            2003
                                                     --------------  --------------  --------------  --------------

Basic net income                                     $      488,905  $      396,929  $    1,450,686  $    1,132,934
                                                     ==============  ==============  ==============  ==============

Basic earnings on common shares                      $      488,905  $      396,929  $    1,450,686  $    1,132,934
                                                     ==============  ==============  ==============  ==============

Weighted average common shares outstanding, basic           652,638         658,171         652,638         673,711
                                                     ==============  ==============  ==============  ==============

Basic earnings per common share                      $         0.75  $         0.60  $         2.22  $         1.68
                                                     ==============  ==============  ==============  ==============

Basic net income per common share                    $         0.75  $         0.60  $         2.22  $         1.68
                                                     ==============  ==============  ==============  ==============

Diluted net income                                   $      488,905  $      396,929  $    1,450,686  $    1,132,934
                                                     ==============  ==============  ==============  ==============

Diluted earnings on common shares                    $      488,905  $      396,929  $    1,450,686  $    1,132,934
                                                     ==============  ==============  ==============  ==============

Weighted average common shares outstanding, diluted         725,175         697,554         725,175         713,698
                                                     ==============  ==============  ==============  ==============

Diluted earnings per common share                    $         0.67  $         0.57  $         2.00  $         1.59
                                                     ==============  ==============  ==============  ==============

Diluted net income per common share                  $         0.67  $         0.57  $         2.00  $         1.59
                                                     ==============  ==============  ==============  ==============

                                   APPENDIX F
                                   ----------

                FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION
                AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2003



                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              Page
                                                              -----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS               15

FINANCIAL STATEMENTS

  Consolidated balance sheets                                    16
  Consolidated statements of income                              17
  Consolidated statements of changes in stockholders' equity     18
  Consolidated statements of cash flows                          19
  Notes to consolidated financial statements                  20-40

               Report of Independent Certified Public Accountants
               --------------------------------------------------



To the Stockholders and
  Board of Directors
Gateway Bancshares, Inc.
Ringgold, Georgia

     We have audited the accompanying consolidated balance sheets of Gateway Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Hazlett, Lewis, Bieter, PLLC

Chattanooga, Tennessee
February  27, 2004

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002

----------------------------------------------------------------------------------

                                                           2003           2002
                                                       -------------  ------------
      ASSETS
Cash and due from banks                                $  8,989,083   $  7,049,445
Federal funds sold                                        4,340,000      7,450,000
                                                       -------------  ------------

      Total cash and cash equivalents                    13,329,083     14,499,445

Securities available for sale                            33,692,972     29,374,441
Federal Home Loan Bank stock, at cost                       298,200        260,000
Loans, net of allowance for loan losses of $1,664,578
  in 2003 and $1,291,097 in 2002                        116,892,801     92,606,110
Premises and equipment                                    2,956,709      2,930,060
Accrued interest receivable                                 772,900        723,943
Other assets                                              1,375,060      1,077,919
                                                       -------------  ------------

      Total assets                                     $169,317,725   $141,471,918
                                                       =============  ============

      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Noninterest-bearing demand deposits                  $ 12,308,701   $  7,816,038
  NOW accounts                                           55,512,617     37,271,002
  Money market accounts                                   8,741,306      4,607,482
  Savings deposits                                        8,806,886      9,013,671
  Time deposits                                          62,711,592     63,282,805
                                                       -------------  ------------

      Total deposits                                    148,081,102    121,990,998

Securities sold under agreements to repurchase            3,206,203      3,202,343
Long-term obligations                                     3,609,000        800,000
Federal Home Loan Bank advances                           2,500,000      4,000,000
Accrued interest payable                                    261,288        288,629
Other liabilities                                           500,767        793,648
                                                       -------------  ------------

      Total liabilities                                 158,158,360    131,075,618
                                                       -------------  ------------

Stockholders' equity:
  Common stock, $5 par value; 10,000,000
    shares authorized; shares outstanding of
    652,638 in 2003 and 681,758 in 2002                   3,263,190      3,408,790
  Additional paid-in capital                              3,296,440      3,610,206
  Retained earnings                                       4,638,896      3,067,123
  Accumulated other comprehensive income                    (39,161)       310,181
                                                       -------------  ------------

      Total stockholders' equity                         11,159,365     10,396,300
                                                       -------------  ------------

      Total liabilities and stockholders' equity       $169,317,725   $141,471,918
                                                       =============  ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     Years Ended December 31, 2003 and 2002

-------------------------------------------------------------------------------

                                                            2003        2002
                                                         ----------  ----------
INTEREST INCOME
  Loans                                                  $7,361,630  $6,398,871
  Securities                                                883,144   1,151,538
  Other                                                      36,855      46,032
                                                         ----------  ----------

    Total interest income                                 8,281,629   7,596,441

INTEREST EXPENSE                                          2,882,934   2,945,617
                                                         ----------  ----------

    Net interest income                                   5,398,695   4,650,824

Provision for loan losses                                   624,170     436,000
                                                         ----------  ----------

    Net interest income after provision for loan losses   4,774,525   4,214,824
                                                         ----------  ----------

NONINTEREST INCOME
  Service charges                                           973,898     750,705
  Mortgage loan fees                                        517,710     404,345
  Net realized gains on securities                          225,705      23,216
  Other noninterest income                                  325,377     302,868
                                                         ----------  ----------

    Total noninterest income                              2,042,690   1,481,134
                                                         ----------  ----------

NONINTEREST EXPENSES
  Salaries and employee benefits                          2,570,914   2,233,129
  Occupancy expense                                         201,203     186,817
  Other operating expenses                                1,639,248   1,383,589
                                                         ----------  ----------

    Total noninterest expenses                            4,411,365   3,803,535
                                                         ----------  ----------

    Income before income taxes                            2,405,850   1,892,423

Income taxes                                                834,077     637,729
                                                         ----------  ----------

    Net income                                           $1,571,773  $1,254,694
                                                         ==========  ==========

EARNINGS PER COMMON SHARE, BASIC AND DILUTED

  Net income per share                                   $     2.35  $     1.84

  Basic weighted average shares outstanding                 669,057     681,624

  Diluted earnings per common share                      $     2.19  $     1.81

  Diluted weighted average shares outstanding               718,849     694,543

The Notes to Consolidated Financial Statements are an integral part of these statements.

                                           GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                                CONSOLIDATED  STATEMENTS  OF  CHANGES  IN  STOCKHOLDERS'  EQUITY
                                             Years Ended December 31, 2003 and 2002

--------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   Accumulated
                                                                  Total                   Additional                  Other
                                               Comprehensive  Stockholders'     Common      Paid-in     Retained   Comprehensive
                                                  Income         Equity         Stock       Capital     Earnings      Income
                                               -------------  -------------  -----------  -----------  ----------  -------------
BALANCE, December 31, 2001                                -   $  8,735,237   $3,395,240   $3,441,827   $1,812,429  $     85,741

  Exercise of stock options                               -         32,520       13,550       18,970            -             -

  Stock options compensation                              -        149,409            -      149,409            -             -

  Comprehensive income:
    Net income                                 $  1,254,694      1,254,694            -            -    1,254,694             -

    Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on
        securities available for sale, net of
        reclassification adjustment                 224,440        224,440            -            -            -       224,440
                                               -------------  -------------  -----------  -----------  ----------  -------------

    Total comprehensive income                 $  1,479,134
                                               =============

BALANCE, December 31, 2002                                -     10,396,300    3,408,790    3,610,206    3,067,123       310,181

  Exercise of stock options                               -        134,560       55,650       78,910            -             -

  Repurchase of 40,250 shares of common
    stock, at cost                                        -       (713,510)    (201,250)    (512,260)           -             -

  Stock options compensation                              -        119,584            -      119,584            -             -

  Comprehensive income:
    Net income                                 $  1,571,773      1,571,773            -            -    1,571,773             -

    Other comprehensive income, net of tax:
      Unrealized holding gains (losses) on
        securities available for sale, net of
        reclassification adjustment                (349,342)      (349,342)           -            -            -      (349,342)
                                               -------------  -------------  -----------  -----------  ----------  -------------

    Total comprehensive income                 $  1,222,431
                                               =============


BALANCE, December 31, 2003                                -   $ 11,159,365   $3,263,190   $3,296,440   $4,638,896  $    (39,161)
                                                              =============  ===========  ===========  ==========  =============

The Notes to Consolidated Financial Statements are an integral part of these statements.

                        GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                         CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
                          Years Ended December 31, 2003 and 2002

------------------------------------------------------------------------------------------

                                                                  2003           2002
                                                              -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                  $  1,571,773   $  1,254,694
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                                 170,566        177,670
      Provision for loan losses                                    624,170        436,000
      Stock options compensation                                   119,584        149,409
      Deferred income taxes                                       (144,823)      (158,071)
      Net amortization on securities available for sale            472,130        255,055
      Net realized gains on securities                            (225,705)       (23,216)
      Change in operating assets and liabilities:
        Accrued interest receivable                                (48,957)        48,614
        Other assets                                                61,795       (417,671)
        Accrued interest payable                                   (27,341)       (86,707)
        Other liabilities                                         (292,881)       342,782
                                                              -------------  -------------

          Net cash provided by operating activities              2,280,311      1,978,559
                                                              -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of securities available for sale                    (35,057,802)   (18,056,362)
  Proceeds from securities available for sale                   29,929,391     16,307,711
  Purchase of Federal Home Loan Bank stock                         (38,200)             -
  Net increase in loans                                        (24,910,861)   (14,532,388)
  Purchase of premises and equipment                              (197,215)       (77,815)
                                                              -------------  -------------

          Net cash used in investing activities                (30,274,687)   (16,358,854)
                                                              -------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                      26,090,104      8,881,609
  Advances from Federal Home Loan Bank                                   -      2,000,000
  Payments on Federal Home Loan Bank                            (1,500,000)             -
  Proceeds from long-term obligations                            3,909,000              -
  Principal payments on long-term obligations                   (1,100,000)      (200,000)
  Increase in securities sold under agreements to repurchase         3,860      3,202,343
  Proceeds from stock options exercised                            134,560         32,520
  Repurchase of common stock                                      (713,510)             -
                                                              -------------  -------------

          Net cash provided by financing activities             26,824,014     13,916,472
                                                              -------------  -------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                       (1,170,362)      (463,823)

CASH AND CASH EQUIVALENTS, beginning of year                    14,499,445     14,963,268
                                                              -------------  -------------

CASH AND CASH EQUIVALENTS, end of year                        $ 13,329,083   $ 14,499,445
                                                              =============  =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                  $  2,910,275   $  3,032,324
    Income taxes                                                 1,052,032        602,405
                                                              =============  =============

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.  Summary  of  Significant  Accounting  Policies

     The accounting and reporting policies of the Company conform with generally accepted accounting principles and practices within the banking industry. The policies that materially affect financial position and results of operations are summarized as follows:

     Nature of operations:

     Gateway Bancshares, Inc. (the Company) is a bank holding company that owns 100 percent of the outstanding common stock of Gateway Bank & Trust (the
     Bank). The Bank provides a variety of financial services to individuals and corporate customers through its two locations in Ringgold and Fort Oglethorpe, Georgia. The Bank's primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are commercial, residential, and consumer loans.

     Basis  of  consolidation:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

     Use  of  estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

     The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

     While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.  Summary  of  Significant  Accounting  Policies  (continued)

     Cash  and  cash  equivalents:

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

     Securities:

     Securities available for sale are carried at market value with unrealized gains and losses reported in other comprehensive income. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period to maturity. Realized gains (losses) on securities available for sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on sales of securities are determined on the specific-identification method.

     Declines in the market value of individual available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their market value. The related write-downs are included in earnings as realized losses.

     Loans:

     Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees.

     Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or are charged off at an earlier date if collection of principal or interest is considered doubtful.

     Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.  Summary  of  Significant  Accounting  Policies  (continued)

     Allowance  for  loan  losses:

     The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions, and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

     Premises  and  equipment:

     Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and the declining balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

     Foreclosed  real  estate:

     Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

     Securities  sold  under  agreements  to  repurchase:

     The Company enters into sales of securities under agreements to repurchase identical securities the next day. The securities underlying the agreements are book-entry securities.

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.  Summary  of  Significant  Accounting  Policies  (continued)

     Earnings  per  common  share:

     Earnings per common share are calculated on the basis of the weighted average number of common shares outstanding.

     Stock  options:

     The  Company has a stock option plan, which is described more fully in Note
     14. Prior to 2002, the Company accounted for its stock option plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Effective January 1, 2002, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) for stock-based employee compensation by applying the retroactive restatement method.

     Income  taxes:

     Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company files consolidated income tax returns with its subsidiary.

     Advertising  costs:

     The Company expenses all advertising costs as incurred.

     Segment  reporting:

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" provides for the identification of reportable segments on the basis of discreet business units and their financial information to the extent such units are reviewed by an entity's chief decision maker (which can be an individual or group of management persons). The Statement permits aggregation or combination of segments that have similar characteristics. In the Company's operations, each branch is viewed by management as being a separately identifiable business or

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.  Summary  of  Significant  Accounting  Policies  (continued)

     Segment  reporting:  (continued)

     segment from the perspective of monitoring performance and allocation of financial resources. Although the branches operate independently and are managed and monitored separately, each is substantially similar in terms of business focus, type of customers, products and services. Accordingly, the Company's consolidated financial statements reflect the presentation of segment information on an aggregated basis in one reportable segment.

     New  accounting  standards:

     In April 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates Statement of Financial Accounting Standards No. 4, "Reporting Gains and Losses from Extinguishment of Debt" as amended by Statement of Financial Accounting Standards No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt are required to be classified as extraordinary items if they meet the definition of unusual and infrequent as prescribed in Accounting Principles Board Opinion No. 30. Additionally, Statement of Financial Accounting Standards No. 145 amends Statement of Financial Accounting Standards No. 13, "Accounting for Leases" to require that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Statement of Financial Accounting Standards No. 145 addresses a number of additional issues that were not substantive in nature. The provisions of this statement were effective at various dates in 2002 and 2003 and did not have a material impact on the Company's consolidated financial statements.

     In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is probable and represents obligations to transfer assets or provide services as a result of past transactions. The provisions of the statement were effective for exit or disposal activities that are initiated after December 31, 2002, and did not have a material impact on the Company's consolidated financial statements.

     In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 147, "Acquisitions of Certain Financial Institutions - an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." This statement removes acquisitions of financial institutions from the scope of both Statement

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.  Summary  of  Significant  Accounting  Policies  (continued)

     New  accounting  standards:  (continued)

     of Financial Accounting Standards No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." As a result, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible assets acquired as an unidentifiable intangible asset (SFAS No. 72 goodwill) no longer applies to acquisitions within the scope of the statement. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

     In December of 2002, the Financial Accounting Standards Board issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" (SFAS 148). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. In 2002 the Company voluntarily changed to the fair value method. The accompanying consolidated financial statements include stock options compensation expense and the required disclosures are provided.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group (DIG) and in other
     FASB projects or deliberations. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 1.  Summary  of  Significant  Accounting  Policies  (continued)

     New  accounting  standards:  (continued)

     In  November  2002,  the  FASB  issued  Interpretation  No.  45,  (FIN  45)
     "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation were effective for periods ending after December 15, 2002. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

     In December 2003, the FASB issued revised Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements," for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the variable interest entities' expected losses if they occur, receive a majority of the variable interest entities' residual returns if they occur, or both. This Interpretation was effective for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. This Interpretation is effective in the first fiscal year or interim period ending after March 15, 2004, for variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, with earlier adoption permitted. Adoption of this Standard did not have a material effect on the Company's consolidated financial statements.

     Reclassifications:

     Certain reclassifications have been made to 2002 financial statement amounts to conform to the 2003 presentation.

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 2.  Securities

     Securities have been classified in the balance sheet according to management's intent as securities available for sale. The amortized cost and approximate market value of securities at December 31, 2003 and 2002, are as follows:

                                                         2003
                                  ---------------------------------------------------
                                                  Gross        Gross
                                   Amortized   Unrealized    Unrealized     Market
                                     Cost         Gains        Losses        Value
                                  -----------  -----------  ------------  -----------

Securities available for sale:
  Securities of U.S. Government,
    U.S. Government agencies
    and corporations              $ 6,534,777  $    15,875  $         -   $ 6,550,652

  Mortgage-backed securities       21,540,419       34,923     (178,118)   21,397,224

  Municipal securities              4,680,940      106,477      (51,321)    4,736,096

  Other securities                  1,000,000       15,000       (6,000)    1,009,000
                                  -----------  -----------  ------------  -----------

                                  $33,756,136  $   172,275  $  (235,439)  $33,692,972
                                  ===========  ===========  ============  ===========


                                                      2002
                                  ---------------------------------------------------
                                                  Gross        Gross
                                   Amortized   Unrealized    Unrealized     Market
                                     Cost         Gains        Losses        Value
                                  -----------  -----------  ------------  -----------

Securities available for sale:
  Securities of U.S. Government
    agencies and corporations     $ 7,347,043  $   146,441  $      (156)  $ 7,493,328

  Mortgage-backed securities       15,068,089      198,111       (9,176)   15,257,024

  Municipal securities              3,439,386      116,226       (1,748)    3,553,864

  Corporate debt securities         2,519,632       28,593            -     2,548,225

  Other securities                    500,000       22,000            -       522,000
                                  -----------  -----------  ------------  -----------

                                  $28,874,150  $   511,371  $   (11,080)  $29,374,441
                                  ===========  ===========  ============  ===========

     At December 31, 2003, the Bank had virtually no securities in an unrealized loss position for one year or longer.

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 2.  Securities  (continued)

     The amortized cost and market value of securities at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Securities Available for Sale
                                  ---------------------------------
                                    Amortized         Estimated
                                       Cost          Fair Value
                                  --------------  -----------------

Due in one year or less           $    5,232,690  $       5,233,057
Due after one year to five years       7,446,319          7,428,783
Due from five years to ten years      13,391,952         13,330,461
Due after ten years                    7,685,175          7,700,671
                                  --------------  -----------------

                                  $   33,756,136  $      33,692,972
                                  ==============  =================

     Certain securities transactions for the years ended December 31, 2003 and 2002, are as follows:

                                       2003         2002
                                    -----------  ----------

Proceeds from sales of securities   $10,896,394  $2,743,385
Gross gains realized                    231,027      24,750
Gross losses realized                     5,322       1,534
Income taxes recorded on net gains       85,768       8,822

     Securities with a book value of approximately $30,221,000 and $18,010,000 at December 31, 2003 and 2002, respectively, were pledged to secure various deposits and Federal Home Loan Bank advances.

Note 3.  Loans  and  Allowance  for  Loan  Losses

     A summary of transactions in the allowance for loan losses for the years ended December 31, 2003 and 2002, is as follows:

                                             2003         2002
                                          -----------  -----------

Balance, beginning of year                $1,291,097   $  996,301

  Provision charged to operating expense     624,170      436,000
  Recoveries of loans charged off             15,171        8,150
  Loans charged off                         (265,860)    (149,354)
                                          -----------  -----------

Balance, end of year                      $1,664,578   $1,291,097
                                          ===========  ===========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 3.  Loans  and  Allowance  for  Loan  Losses  (continued)

     At December 31, 2003 and 2002, the Bank's loans consist of the following (in thousands):

                                    2003       2002
                                  ---------  --------

Commercial and industrial loans   $ 35,019   $29,849
Real estate loans - construction    18,205     9,033
Real estate loans - other           52,828    44,669
Consumer                            11,949    10,251
Other                                  557        95
                                  ---------  --------
  Total loans                      118,558    93,897

Less - Allowance for loan losses    (1,665)   (1,291)
                                  ---------  --------

Net loans                         $116,893   $92,606
                                  =========  ========

     The Bank's only significant concentration of credit at December 31, 2003, occurred in real estate loans, which totaled approximately $71,033,000. While real estate loans accounted for 60 percent of total loans, these loans were primarily residential mortgage loans, commercial loans secured by commercial properties, and consumer loans. Construction, land acquisition, and development loans represent 15 percent of total loans. All real estate loans are secured by properties located in Georgia and Tennessee.

     In the normal course of business, the Bank makes loans to directors, executive officers and principal shareholders of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to directors, executive officers, and principal shareholders totaled approximately $3,763,000 at December 31, 2003. During 2003, new loans made to such related parties were $1,383,000 and principal payments totaled $392,000.

     At December 31, 2003 and 2002, loans that were specifically classified as impaired were insignificant in relation to the Bank's loan portfolio. At December 31, 2003 and 2002, the total recorded investment in loans past due ninety days or more and still accruing interest totaled approximately $210,000 and $185,000, respectively.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 4.  Premises  and  Equipment

     A summary of premises and equipment at December 31, 2003 and 2002, is as follows:

                                         2003         2002
                                      -----------  -----------

Land                                  $  310,664   $  310,664
Buildings and leasehold improvements   2,096,713    2,091,289
Furniture, fixtures and equipment      1,425,551    1,226,021
Vehicles                                  21,373       44,207
                                      -----------  -----------

                                       3,854,301    3,672,181
Accumulated depreciation                (897,592)    (742,121)
                                      -----------  -----------

                                      $2,956,709   $2,930,060
                                      ===========  ===========

Note 5.  Long-Term  Obligations

     At December 31, 2003 and 2002, the Company had the following long-term obligations:

                                                       2003       2002
                                                    ----------  --------

Note payable to financial institution; interest
  payments at prime less one-half percent due
  quarterly; principal due on September 20, 2004;
  secured by 600,000 shares of Gateway Bank &
  Trust common stock.  This loan was repaid from
  the proceeds of the Floating Rate Junior
  Subordinated Debt Securities discussed below      $        -  $800,000

Floating Rate Junior Subordinated Debt Securities,
  interest due quarterly at the 3-month LIBOR
  rate plus 2.85% (4.02% at December 31, 2003);
  principal due December 2033; callable on or
  after December 17, 2008                            3,609,000         -
                                                    ----------  --------

                                                    $3,609,000  $800,000
                                                    ==========  ========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 6.  Federal  Home  Loan  Bank  Advances

     At December 31, 2003 and 2002, Federal Home Loan Bank advances are secured by single-family first mortgage loans and consist of the following:

                                                 2003        2002
                                              ----------  ----------

Advances requiring monthly interest payments
  at 5.72%, maturing January 13, 2003         $        -  $1,000,000
Advances requiring monthly interest payments
  at 2.24%, maturing August 27, 2003                   -     500,000
Advances requiring monthly interest payments
  in the range of 2.73% to 3.84%, maturing
  August 27, 2004 through August 28, 2006      1,500,000   1,500,000
Advances requiring monthly interest payments
  at 6.09%, maturing September 15, 2010        1,000,000   1,000,000
                                              ----------  ----------

                                              $2,500,000  $4,000,000
                                              ==========  ==========

     At December 31, 2003, principal payments on Federal Home Loan Bank advances are payable as follows:

2004        $  500,000
2005           500,000
2006           500,000
2007                 -
2008                 -
Thereafter   1,000,000
            ----------

            $2,500,000
            ==========

Note 7.  Other  Operating  Expenses

     Other operating expenses for the years ended December 31, 2003 and 2002, consist of the following:

                                     2003        2002
                                  ----------  ----------

Advertising and marketing         $   76,010  $   45,536
Data processing                      408,664     317,653
Furniture and equipment expense      190,063     184,873
Postage, freight, and express        116,408      89,563
Printing and supplies                204,614     162,360
Professional and regulatory fees     205,772     196,434
Other                                437,717     387,170
                                  ----------  ----------

  Total other operating expenses  $1,639,248  $1,383,589
                                  ==========  ==========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 8.  Income  Taxes

     The provision for income taxes in the consolidated statements of income for the years ended December 31, 2003 and 2002, includes the following:

                                     2003        2002
                                  ----------  ----------

Current tax expense:
  Federal                         $ 866,100   $ 729,700
  State                             112,800      66,100
Deferred income taxes (benefit):
  Federal                          (128,425)   (149,712)
  State                             (16,398)     (8,359)
                                  ----------  ----------

Provision for income taxes        $ 834,077   $ 637,729
                                  ==========  ==========

     The income tax provision is different than the expected tax provision computed by multiplying income before income taxes by the statutory federal income tax rates. The reasons for this difference are as follows:

                                                     2003       2002
                                                   ---------  ---------

Expected tax at statutory rates                    $818,000   $643,000
Increase (decrease) resulting from tax effect of:
  Tax-exempt interest on municipal securities       (41,300)   (31,000)
  State income taxes, net of federal benefit         63,600     38,100
  Other                                              (6,223)   (12,371)
                                                   ---------  ---------

Provision for income taxes                         $834,077   $637,729
                                                   =========  =========

     The components of the Company's deferred income tax assets and liabilities at December 31, 2003 and 2002, are as follows:

                                       2003        2002
                                    ----------  ----------

Deferred tax assets:
  Allowance for loan losses         $ 524,200   $ 386,000
  Stock options compensation          134,200      88,800
  Unrealized losses on securities      24,000           -
  Other                                60,435      41,264
                                    ----------  ----------

    Total deferred tax assets         742,835     516,064
                                    ----------  ----------

Deferred tax liabilities:
  Accumulated depreciation           (216,781)   (167,162)
  Unrealized gains on securities            -    (190,111)
                                    ----------  ----------

    Total deferred tax liabilities   (216,781)   (357,273)
                                    ----------  ----------

Net deferred tax assets             $ 526,054   $ 158,791
                                    ==========  ==========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 9.  Deposits

     The aggregate amount of time deposits in denominations of $100,000 or more was approximately $20,710,000 at December 31, 2003. At December 31, 2003, the scheduled maturities of time deposits are as follows:

2004         $50,318,334
2005 - 2006   10,778,129
2007 - 2011    1,615,129
             -----------

             $62,711,592
             ===========

     The Bank held related party deposits of approximately $3,250,000 at December 31, 2003.

Note 10.  Financial  Instruments  With  Off-Balance-Sheet  Risk

     In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet. At December 31, 2003, commitments under standby letters of credit and undisbursed loan commitments aggregated approximately $24,948,000.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 10.  Financial  Instruments  With  Off-Balance-Sheet  Risk  (continued)

     The Bank was required to perform on one financial guarantee in 2003, and incurred a loss of $7,175. The Bank did not incur any losses on its commitments in 2002.

Note 11.  Contingencies

     The Bank is involved in certain claims arising from normal business activities. Management believes that those claims are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Bank's financial position.

Note 12.  Liquidity  and  Capital  Resources

     The Company's primary source of funds with which to pay principal or interest on its indebtedness is the receipt of dividends from its subsidiary bank. Banking regulations limit the amount of dividends that the Bank may pay without prior approval of the Bank's regulatory agency.

Note 13.  Employee  Benefit  Plan

     The Bank has a 401(k) employee benefit plan covering substantially all employees who have completed one year of service and are 18 years of age or older. The annual contribution is discretionary and was $105,000 in 2003 and $102,000 in 2002.

     During 2002 the Bank executed agreements to provide supplemental retirement benefits for certain key officers. Under the terms of the agreements, the Bank will provide quarterly payments for ten years following retirement to the officers or their beneficiaries. The Bank accrues the liability for these benefits over the seven-year vesting period. As of December 31, 2003 and 2002, the liability was approximately $106,000 and $52,000, respectively. The Bank purchased single premium, whole life insurance policies to facilitate the funding of these benefits. The Bank is the sole owner and beneficiary of such policies. As of December 31, 2003 and 2002, the cash surrender value of these policies was approximately $566,000 and $531,000, respectively. These amounts are classified as other assets in the accompanying consolidated balance sheets.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 14.  Stock  Option  Plan

     The Company has a stock option plan that provides for both incentive stock options and nonqualified stock options. The maximum number of common shares that can be issued or optioned under the plan is 200,000 shares. In the case of incentive stock options, the exercise price shall not be less than 100 percent (110 percent for persons owning more than 10 percent of the Company's outstanding common shares) of the fair market value of the common shares on the date of grant. In the case of nonqualified stock options, the purchase price may be equal to, less than, or more than the fair market value of the common shares on the date of grant. All options have been granted at the fair market value of the common shares at the date of grant. If not exercised, the options will expire from 2009 to 2011.

     A summary of activity in the Company's stock option plan for the years ended December 31, 2003 and 2002, is as follows:

                                                                Weighted
                                                                 Average
                                                      Number    Exercise
                                                    of Shares     Price
                                                    ----------  ---------

Unexercised options outstanding, December 31, 2001    170,010   $   12.08

  Stock options exercised                              (2,710)      12.00

  Stock options forfeited                              (1,000)      13.00
                                                     ---------

Unexercised options outstanding, December 31, 2002    166,300       12.08

  Stock options exercised                             (11,130)      12.09

  Stock options forfeited                              (7,420)      12.20
                                                     ---------

Unexercised options outstanding, December 31, 2003    147,750       12.07
                                                     =========

     Under the plan, options to purchase common shares vest beginning one year from the grant date on an equal incremental basis over a period of five years. At December 31, 2003, the number of options exercisable is 114,000. The range of exercise prices and weighted-average remaining contractual life of outstanding options under the stock option plan were $12.00 to $13.00 and 5.41 years, respectively.

     Under SFAS No. 123, the fair value of stock options at the date of grant is charged to compensation costs over the vesting period. Compensation costs recognized in the accompanying statements of income were $119,584 in 2003 and $149,409 in 2002.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 15.  Other  Comprehensive  Income

     Other comprehensive income consists of unrealized gains and losses on securities available for sale. A summary of other comprehensive income and the related tax effects for the years ended December 31, 2003 and 2002, is as follows:

                                                         Tax
                                         Before-Tax   (Expense)    Net of Tax
                                           Amount      Benefit       Amount
                                        ------------  ----------  ------------

Year ended December 31, 2003:
  Unrealized holding gains and losses
    arising during the period           $  (337,750)  $ 128,345   $  (209,405)

  Less reclassification adjustment for
    gains realized in net income            225,705     (85,768)      139,937
                                        ------------  ----------  ------------

                                        $  (563,455)  $ 214,113   $  (349,342)
                                        ============  ==========  ============

Year ended December 31, 2002:
  Unrealized holding gains and losses
    arising during the period           $   385,216   $(146,382)  $   238,834

  Less reclassification adjustment for
    gains realized in net income             23,216      (8,822)       14,394
                                        ------------  ----------  ------------

                                        $   362,000   $(137,560)  $   224,440
                                        ============  ==========  ============

Note 16.  Regulatory  Matters

     The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Bank meets all capital adequacy requirements to which it is subject.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------


Note 16.  Regulatory  Matters  (continued)

     As of December 31, 2003, the Bank had not received formal notification of the Bank's status under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. The Bank's actual capital amounts and ratios are also presented in the table. Dollar amounts are presented in thousands.

                                                                            To be Well
                                                                         Capitalized Under
                                                    For Capital          Prompt Corrective
                                    Actual        Adequacy Purposes      Action Provisions
                               ---------------  --------------------  -----------------------
                               Amount   Ratio    Amount      Ratio      Amount       Ratio
                               -------  ------  ---------  ---------  ----------  -----------
At December 31, 2003:
  Total capital
    (to risk-weighted assets)  $15,335  12.18%  $  10,071      8.00%  $   12,588       10.00%
  Tier I capital
    (to risk-weighted assets)   13,761  10.93%      5,035      4.00%       7,553        6.00%
  Tier I capital
    (to average assets)         13,761   8.92%      6,169      4.00%       7,711        5.00%

At December 31, 2002:
  Total capital
    (to risk-weighted assets)  $11,821  11.24%  $   8,414      8.00%  $   10,518       10.00%
  Tier I capital
    (to risk-weighted assets)   10,530  10.01%      4,207      4.00%       6,311        6.00%
  Tier I capital
    (to average assets)         10,530   8.11%      5,192      4.00%       6,490        5.00%

Note 17.  Fair  Value  of  Financial  Instruments

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature; involve uncertainties and matters of judgment; and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 17.  Fair  Value  of  Financial  Instruments  (continued)

     Cash  and  cash  equivalents:

     For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

     Securities:

     The fair value of securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

     Loans:

     The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates, adjusted for credit risk and servicing costs. The estimate of maturity is based on historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

     Deposits:

     The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and NOW, savings and money market accounts, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     Commitments  to  extend  credit,  letters  of  credit  and lines of credit:

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

     Securities  sold  under  agreements  to  repurchase:

     The estimated fair value of these liabilities, which are extremely short term, approximates their carrying value.

     Long-term  obligations  and  Federal  Home  Loan  Bank  advances:

     Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 17.  Fair  Value  of  Financial  Instruments  (continued)

     The carrying amount and estimated fair value of the Bank's financial instruments at December 31, 2003 and 2002, are as follows (in thousands):

                                                2003                    2002
                                      ----------------------   ----------------------
                                       Carrying    Estimated   Carrying    Estimated
                                        Amount    Fair Value    Amount    Fair Value
                                       ---------  -----------  ---------  -----------

Assets:
  Cash and due from banks              $   8,989  $     8,989  $   7,049  $     7,049
  Federal funds sold                       4,340        4,340      7,450        7,450
  Securities                              33,693       33,693     29,374       29,374
  Federal Home Loan Bank stock               298          298        260          260
  Loans, net                             116,893      116,325     92,606       92,653

Liabilities:
  Noninterest-bearing demand deposits     12,309       12,309      7,816        7,816
  NOW accounts                            55,513       55,513     37,271       37,271
  Savings and money market accounts       17,548       17,548     13,621       13,621
  Time deposits                           62,712       63,284     63,283       64,240
  Securities sold under agreements
    to repurchase                          3,206        3,206      3,302        3,302
  Long-term obligations                    3,609        3,609        800          800
  Federal Home Loan Bank advances          2,500        2,500      4,000        4,000
  Unrecognized financial instruments
    (net of contract amount):
      Commitments to extend credit             -            -          -            -
      Letters of credit                        -            -          -            -
      Lines of credit                          -            -          -            -

Note 18.  Lease  Obligations

     The Bank leases the ground on which its main office is built from a related party. Rent expenses were $25,372 in 2003 and $24,994 in 2002. The 20-year lease requires the Bank to pay annual rent as adjusted by inflation. The Bank has three options to renew the lease for 10 years for each option. Future minimum rentals under the lease agreement are:

2004        $ 25,978
2005          25,978
2006          25,978
2007          25,978
2008          25,978
Thereafter   181,846
            --------

            $311,736
            ========

                    GATEWAY BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

Note 19.  Condensed  Parent  Information

                     BALANCE SHEETS
------------------------------------------------

                                                     2003         2002
                                                  -----------  -----------
ASSETS
  Cash                                            $   695,113  $   255,118
  Investment in subsidiary                         13,722,094   10,840,346
  Other assets                                        372,998      113,355
                                                  -----------  -----------

      Total assets                                $14,790,205  $11,208,819
                                                  ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Note payable                                    $ 3,609,000  $   800,000
  Other liabilities                                    21,840       12,519
                                                  -----------  -----------
      Total liabilities                             3,630,840      812,519
  Stockholders' equity                             11,159,365   10,396,300
                                                  -----------  -----------

      Total liabilities and stockholders' equity  $14,790,205  $11,208,819
------------------------------------------------  ===========  ===========

                      STATEMENTS OF INCOME
----------------------------------------------------------
INCOME
  Interest income                                           $     2,353   $    4,776

EXPENSES
  Interest expense                                               35,474       42,347
  Other operating expenses                                      183,519      176,789
                                                            ------------  -----------

Loss before equity in undistributed earnings of subsidiary     (216,640)    (214,360)

Equity in undistributed earnings of subsidiary                1,706,090    1,375,583

Income tax benefits                                              82,323       93,471
                                                            ------------  -----------

      Net income                                            $ 1,571,773   $1,254,694
                                                            ============  ===========

                                STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                     $    1,571,773   $ 1,254,694
  Adjustments to reconcile net income to net cash used in operating activities:
    Equity in undistributed income of subsidiary                                     (1,706,090)   (1,375,583)
    Other                                                                              (130,738)       68,862
                                                                                  ---------------  -----------

      Net cash used in operating activities                                            (265,055)      (52,027)
                                                                                  ---------------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Dividends from subsidiary                                                             225,000       200,000
  Investment in subsidiary                                                           (1,750,000)            -

CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term obligations                                        (1,100,000)     (200,000)
  Proceeds from long-term obligations                                                 3,909,000             -
  Repurchases of common stock                                                          (713,510)            -
  Proceeds from stock options exercised                                                 134,560        32,520
                                                                                  ---------------  -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    439,995       (19,507)

CASH AND CASH EQUIVALENTS, beginning of year                                            255,118       274,625
                                                                                  ---------------  -----------

CASH AND CASH EQUIVALENTS, end of year                                           $      695,113   $   255,118
                                                                                 ===============  ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid (received) during the year for:
    Interest on long-term obligations                                            $       35,498   $    40,305
    Income taxes                                                                        (36,681)      (17,567)
                                                                                 ===============  ============

                   GATEWAY  BANCSHARES,  INC.  AND  SUBSIDIARY

                 NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS
                           December 31, 2003 and 2002

--------------------------------------------------------------------------------

CORPORATE INFORMATION

There is no established trading market for the Company's shares, which have been traded inactively in private transactions. Therefore, no reliable information is available as to trades of shares of the Company's common stock, or as to the prices at which such shares have traded. Management has reviewed the limited information available as to the ranges at which shares of the Company's common stock have sold. The following data regarding shares is provided for information purposes only, and should not be viewed as indicative of the actual or market value of shares of the Company's common stock.

                     Estimated Price Range Per Share
                ---------------------------------------
                         2003               2002
                        ------            ---------
                   High      Low      High       Low
                ----------  ------  --------  ---------

First Quarter   $    14.00  $14.00  $  13.00  $   12.00
Second Quarter       17.72   17.72     13.00      13.00
Third Quarter        18.00   16.29     12.00      12.00
Fourth Quarter       17.72   17.72     14.00      13.43

The Company's common stock was held by approximately 612 shareholders of record at December 31, 2003.

DIVIDENDS

The Bank is subject to restrictions on the payment of dividends under Georgia law and the regulations of the Department of Banking and Finance. The Company is also subject to limits on payment of dividends by the rules, regulations and policies of federal banking authorities. No assurance can be given that any dividends will be declared by the Company in the future, or if declared, what the amount should be or whether such dividends would continue. Future dividend policy will depend on the Bank's earnings, capital position, financial condition and other factors. The Company has not paid any dividends to date.

FORM  10-KSB

A copy of the Company's 2003 Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission, is available at no charge to each shareholder upon written request to:

Jeff Hensley
Gateway Bancshares, Inc.
5102 Alabama Highway
Ringgold, Georgia 30736

General Counsel
Powell, Goldstein, Frazer & Murphy LLP
Atlanta, Georgia

Independent Auditors
Hazlett, Lewis & Bieter, PLLC
Chattanooga, Tennessee

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


The purpose of the following discussion is to address information relating to the financial condition and results of operations of the Company that may not be readily apparent from a review of the consolidated financial statements and notes thereto, which are included in this appendix. This discussion should be read in conjunction with information provided in the Company's consolidated financial statements and accompanying footnotes. Unless otherwise noted, the discussion of net interest income is presented on a taxable equivalent basis to facilitate performance comparisons among various taxable and tax-exempt assets.

SUMMARY

Substantially all of the operations of the Company are conducted by its wholly-owned subsidiary, Gateway Bank & Trust (the Bank). Accordingly, the following discussion relates primarily to the Bank. The Company's principal market areas are located in the Catoosa County, Georgia and surrounding areas. Management believes that the economy of the area in which the Company serves is healthy and expanding, but not at a pace that threatens stability.

Jobs are created in significant proportion in the manufacture of tufted and durable goods, as well as in retail and service sectors. Catoosa County is centrally located for employment opportunities being situated on the I-75 corridor between Chattanooga, TN and Dalton, GA. The majority of the area's residents work in Tennessee while a smaller number are employed in adjacent counties. In the Company's markets, population growth over the last five years has surpassed the rate for the state. Management believes the current economic prospects in the Company's markets are good, and the Company attempts to assist those prospects by returning the deposits of its customers to the communities from which they come in the form of loans.

EARNINGS

The Company's net income of $1,571,773 for 2003 represents an increase of $317,079 from the Company's net income in 2002 of $1,254,694. The increase in net income resulted primarily from net loan growth, an increased net interest margin, and an increase in deposit service charges and mortgage loan fees in 2003. Earnings per share was $2.35 in 2003 compared with $1.84 in 2002.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the principal source of a financial institution's earnings stream and represents the difference or spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and mix changes in earning assets and interest-bearing liabilities materially impact net interest income. (All discussions in this section assume a taxable equivalent basis unless otherwise noted.) Net interest income was $5,398,695 in 2003, as compared to $4,650,824 in 2002, representing an increase of $747,871, or 16%. This increase was caused primarily by (1) a slightly lower cost of funds during the year and (2) continued growth in the Bank's loan portfolio, which provides the highest rate of interest income. Interest rates were relatively stable during 2003 and 2002, allowing the Bank to maintain higher net interest margins. During 2003 the prime interest rate dropped from 4.25% to 4.00%. During 2002 the prime interest rate dropped from 4.75% to 4.25%. At December 31, 2003, $70,440,299 (59.4%) of the Bank's loans had variable interest rates that adjusted with changes in the prime interest rate. Interest and fees on loans increased from $6,398,871 in 2002 to $7,361,630 in 2003 (an increase of 15.05%).

Interest earned on securities decreased $268,394 (23.3%) from $1,151,538 in 2002 to $883,144 in 2003. The decrease is due primarily to a decline in interest rates on securities. Total securities at year-end increased $4,318,531 from 2002 to 2003. During 2003 a smaller portion of the Bank's earning assets were in federal funds sold and securities than in 2002.

The trend in net interest income is also evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing fully taxable equivalent net interest income by average earning assets. This ratio represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets, including both interest-bearing and noninterest-bearing sources. The net interest margin for 2003 was 4.03% compared with a net interest margin of 4.12% in 2002. This marginal decrease was caused by reductions in interest rates on earning assets at a slightly faster pace than reductions in interest rates on interest bearing liabilities.

The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread eliminates the impact of noninterest-bearing funds and gives a more direct perspective to the effect of market interest rate movements. The net interest spread for 2003 was 3.75% compared to a net interest spread of 3.71% in 2002.

The following tabulation presents certain net interest income data without modification for assumed tax equivalency:

                                2003   2002
                               -----  -----

Rate earned on earning assets  6.10%  6.65%
Rate paid on borrowed funds    2.35%  2.94%
Interest rate spread           3.75%  3.71%
Net yield on earnings assets   4.03%  4.12%

INTEREST EXPENSE

Total interest expense decreased $62,683 (2.1%) from $2,945,617 in 2002 to $2,882,934 in 2003. This decrease resulted from a moderate decline in 2003 of rates offered on interest-bearing deposits. Interest expense on interest-bearing deposits decreased from $2,752,061 in 2002 to $2,710,415 in 2003.

NONINTEREST INCOME

Noninterest income for 2003 and 2002 totaled $2,042,690 and $1,481,134, respectively. These amounts are primarily from service charges on deposit accounts, mortgage loan fees and fees on services to customers. The increase in noninterest income was caused by significantly greater gains on sales of securities, an increase in the Bank's fee structure, and an increased demand for mortgage loans due to lower interest rates.

                                2003        2002
                             ----------  ----------

Service charge on deposits   $  973,898  $  750,705
Mortgage loan fees              517,710     404,345
Investment securities gains     225,705      23,216
Other                           325,377     302,868
                             ----------  ----------

                             $2,042,690  $1,481,134
                             ==========  ==========

NONINTEREST EXPENSES

Noninterest expenses totaled $4,411,365 in 2003 and $3,803,535 in 2002. Salaries and benefits increased $337,785 (15.1%) to $2,570,914 due to the hiring of additional staff and increased insurance premiums. The data processing expense increase of $91,011 (28.7%) and printing and supplies increase of $42,254 (26.0%) are directly related to the growth in customer accounts. Advertising and marketing expense increased $30,474 (66.9%) due to a new marketing plan implemented in 2003.

                                     2003        2002
                                  ----------  ----------

Salaries and employee benefits    $2,570,914  $2,233,129
Occupancy expenses                   201,203     186,817
Advertising and marketing             76,010      45,536
Data processing                      408,664     317,653
Furniture and equipment expense      190,063     184,873
Postage, freight and express         116,408      89,563
Printing and supplies                204,614     162,360
Professional and regulatory fees     205,772     194,434
Other                                437,717     387,170
                                  ----------  ----------

                                  $4,411,365  $3,803,535
                                  ==========  ==========

INCOME TAXES

The  Company  attempts  to  maximize its net income through active tax planning.
The Company is subject to federal and state income taxes. A more detailed explanation of income tax expense is included in the accompanying Notes to Consolidated Financial Statements.

FINANCIAL CONDITION

EARNING ASSETS

Average earning assets in 2003 were approximately $135,769,000 or 94.1% of average total assets compared to $114,172,000 or 94.5% of average total assets in 2002. The mix of average earning assets comprised the following percentages:

                     2003    2002
                    ------  ------

Federal funds sold    1.8%    2.5%
Securities           22.2%   25.2%
Loans                76.0%   72.3%
                    ------  ------

                    100.0%  100.0%
                    ======  ======

The mix of average earning assets reflects management's attempt to maximize interest income while maintaining acceptable levels of risk.

LOANS

Loans made up the largest component of the Bank's earning assets. At December 31, 2003, the Bank's total gross loans were $118,557,379 as compared to $93,897,207 at the end of 2002, representing an increase of $24,660,172 (26.3%).
The Bank's increase in average loan balances during the year was $20,585,000 (24.9%), while the growth in the Bank's average earning assets was $21,597,000
(18.9%). As a result, loans were a greater portion of the Bank's average earning assets. In 2003 average net loans represented 76.0% of average earning assets and 71.5% of average total assets, compared to 72.3% of average earning assets and 68.3% of average total assets in 2002. These percentages result from loan growth outpacing growth in customer deposits. The ratio of total loans to total deposits increased from 77% at December 31, 2002, to 80% at December 31, 2003.

The Bank has no loans to finance leveraged buy-outs. In addition, the Bank has avoided exposure to lesser developed countries (LDC) debt, having no LDC loans in its portfolio.

RELATED  PARTY  TRANSACTIONS

In the normal course of business, the Bank makes loans to directors, executive officers and principal shareholders of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. Loans to directors, executive officers, and principal shareholders totaled approximately $3,763,000 at December 31, 2003.

OFF-BALANCE  SHEET  ARRANGEMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and various commitments to extend credit. At December 31, 2003, commitments under standby letters of credit and undisbursed loan commitments aggregated $24,948,000. The Bank's credit exposure for these financial instruments is represented by their contractual amounts. The Bank does not anticipate any material losses as a result of the commitments under standby letters of credit and undisbursed loan commitments.

NONPERFORMING  ASSETS

The following table presents information concerning outstanding balances of nonperforming assets at December 31, 2003 and 2002 (in thousands):

                                                      2003     2002
                                                    -------  -------

Nonaccruing loans                                   $   148  $   111

Loans past due 90 days or more                          210      185

Restructured loans                                        -        -
                                                    -------  -------

Total nonperforming loans                               358      296

Other real estate                                        86      212
                                                    -------  -------

Total nonperforming assets                          $   444  $   508
                                                    =======  =======

Ratios:

Loan loss allowance to total nonperforming assets    3.7500   2.5413
                                                    =======  =======

Total nonperforming loans to total loans
  (net of unearned interest)                         0.0030   0.0032
                                                    =======  =======

Total nonperforming assets to total assets           0.0026   0.0036
                                                    =======  =======

The Company stops accruing interest income and recognizes interest on a cash basis when any commercial, industrial or real estate loan is past due as to principal or interest and the ultimate collection of either is in doubt. Accrual of interest income on consumer installment loans is suspended when any payment of principal or interest, or both, is more than ninety days delinquent. When a loan is placed on a nonaccrual basis any interest previously accrued but not collected is reversed against current income unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest.

There has been no significant impact on the Company's financial statements as a result of the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," or Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures."

PROVISION FOR LOAN LOSSES, NET CHARGE-OFFS AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses, which is charged to operations, is based on the growth of the loan portfolio, the amount of net loan losses incurred and management's estimation of potential future losses based on an evaluation of the risk in the loan portfolio. Management believes that the $1,664,578 in the allowance for loan losses at December 31, 2003 (1.40% total net outstanding loans at that date) was adequate to absorb known risks in the portfolio based upon the Company's historical experience. No assurance can be given, however, that increased loan volume, adverse economic conditions or other circumstances will not result in increased losses in the Company's loan portfolio.

The following table sets forth certain information with respect to the Company's loans, net of unearned income, and the allowance for loan losses for the years ended December 31, 2003 and 2002.

                                SUMMARY OF LOAN LOSS EXPERIENCE

                                                                         2003         2002
                                                                     -------------  -----------
                                                                       (amounts in thousands)
Balance, beginning of period                                         $      1,291   $      996

Total loans charged off                                                      (265)        (149)
Recoveries on loans previously charged off                                     15            8
                                                                     -------------  -----------

Net loans charged off                                                        (250)        (141)
                                                                     -------------  -----------

Provision for loan losses                                                     624          436
                                                                     -------------  -----------

Balance, end of period                                               $      1,665   $    1,291
                                                                     =============  ===========

Loans, net of unearned income, at end of period                      $    118,557   $   93,897
                                                                     =============  ===========

Average loans, net of unearned income                                $    103,183   $   82,598
                                                                     =============  ===========

Ratios:

Allowance at end of period to loans, net of unearned income                  1.40%        1.37%

Allowance at end of period to average loans, net of unearned income          1.61%        1.56%

Net charge-offs to average loans, net of unearned income                     0.24%        0.17%

Net charge-offs to allowance at end of period                               15.02%       10.92%

Recoveries to prior year charge-offs                                        10.07%        1.91%

In assessing adequacy, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses that must be charged off and to assess the risk characteristics of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and senior management, and also those of bank regulatory agencies that review the loan portfolio as part of the regular bank examination process.

In evaluating the allowance, management also considers the loan loss experience of the Company and the Bank, the amount of past due and nonperforming loans, current and anticipated economic conditions, lender requirements and other appropriate information.

Management allocated the reserve for loan losses to specific loan classes as follows:

                      ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                         December 31, 2003   December 31, 2002
                                        --------------------  --------------------
                                                    Percent               Percent
                                         Amount    of Total    Amount    of Total
                                        ---------  ---------  ---------  ---------
Domestic loans (1):
  Commercial and industrial             $   1,065      64.0%  $     822      63.7%
  Real estate - construction and other        267      16.0%        196      15.2%
  Consumer                                    333      20.0%        273      21.1%
                                        ---------  ---------  ---------  ---------

                                        $   1,665     100.0%  $   1,291     100.0%
                                        =========  =========  =========  =========

(1)  The Company had no foreign loans.

CRITICAL  ACCOUNTING  POLICIES

Management has determined that the accounting for the allowance for loan and lease losses is a critical accounting policy with respect to the determination of financial condition and reporting of results of operations.

Management determines the required allowances by classifying loans according to credit quality and collateral security and applying historical loss percentages to each category. Additionally, as necessary, management determines specific allowances related to impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral if the loan is collateral dependent. A key component in the accounting policy is management's ability to timely identify changes in credit quality, which may impact the Company's financial results.

Management recognizes that in making loans, credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan. Management's policy is to maintain an appropriate allowance for estimated loan and lease losses on the portfolio as a whole. The allowances are based on estimates of the historical loan loss experience, evaluation of economic conditions and regular periodic reviews of the Bank's loan portfolio by both internal personnel and a third party review firm. The Bank's loan portfolio consists mostly of commercial and real estate loans to companies in various industries, whose financial performance may be impacted differently by the local, regional or national economies and stage of the economic cycle. Management believes that the effects of any reasonably likely changes in the economy would be limited somewhat due to the diversification of the loan portfolio and the Bank's normal collateral requirements for such loans. While management uses available information to recognize losses on loans and leases, future adjustments in the allowance may be necessary based on changes in economic conditions, which could have a significant detrimental impact to the Company's financial condition and results of operation. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loans and lease losses. Such agencies may require the Company to recognize additions to the allowance for loan and lease losses based on their judgment about information available to them at the time of their examination.

SECURITIES AND FEDERAL FUNDS SOLD

The Company classifies all of its securities as available for sale, reflecting management's intent to hold these securities for the foreseeable future. At December 31, 2003, securities available for sale were $33,692,972, compared to $29,374,441 at year-end 2002.

The purchase of the Federal Home Loan Bank stock is required in order to become a member of the Federal Home Loan Bank and participate in available lines of credit. These investments were $298,200 at December 31, 2003 and $260,000 at December 31, 2002.

The composition of the Company's securities portfolio reflects the Company's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The primary objectives of the Company's investment strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while at the same time producing adequate levels of interest income. Management of the maturity of the portfolio is necessary to provide liquidity and to control interest rate risk. During 2003 gross investment securities sales were approximately $10,896,000, representing 36.1% of the average portfolio for the year. Gains associated with the sales were $231,027, while losses totaled $5,322. The net gains of $225,705 represent 11% of noninterest income. Gross unrealized gains in the portfolio were $172,275, and unrealized losses were $235,439 at year-end 2003. During 2002 gross investment securities sales were approximately $2,743,000, representing 9.5% of the average portfolio for the year. Gains associated with the 2002 sales were $24,750, while losses totaled $1,534. The net gains of $23,216 represent 1.6% of noninterest income. Gross unrealized gains in the portfolio were $511,371, and unrealized losses were $11,080 at year-end 2002.

Mortgaged-backed securities have varying degrees of risk of impairment of principal, as opposed to U.S. Treasury and U.S. government agency obligations, which are considered to contain virtually no default or prepayment risks. Impairment risk is primarily associated with accelerated prepayments, particularly with respect to longer maturities purchased at a significant premium and interest-only strip securities. The Bank's purchase of mortgage-backed securities during 2003 did not include securities with these characteristics. The recoverability of the Bank's investment in mortgage-backed securities is reviewed periodically, and if necessary, appropriate adjustments would be made to income for impaired values.

Management maintains federal funds sold as a tool in managing its daily cash needs. Federal funds sold decreased from $7,450,000 at year-end 2002 to $4,340,000 at year-end 2003. Average federal funds sold for 2003 was approximately $2,399,000 or 1.8% of average earning assets, compared with approximately $2,838,000 or 2.5% of average earning assets for 2002. This decline resulted from maintaining a higher percentage of the Bank's earning assets in loans in 2003.

DEPOSITS

The Bank's primary source of funds is derived from deposits of Bank customers. Average deposits increased 18.9% from approximately $105,958,000 in 2002 to approximately $126,014,000 in 2003. At December 31, 2003, total deposits were $148,081,102, of which $135,772,401 (91.7%) were interest-bearing and
$12,308,701 (8.3%) were noninterest-bearing. At year-end 2002, total deposits were $121,990,998, of which $114,174,960 (93.6%) were interest-bearing and $7,816,038 (6.4%) were noninterest-bearing. Management has identified deposits of approximately $14,093,000 at December 31, 2003 that are considered volatile. These deposits consist of property tax deposits by Catoosa County that were withdrawn in early 2004. Management continues to develop its deposit products and emphasizes high-quality customer service to grow the deposit base.

SHAREHOLDERS' EQUITY

Shareholders' equity increased $763,065 from December 31, 2002 to December 31, 2003. This increase is due primarily to net earnings of $1,571,773 for 2003. Activity in the stock option plan also increased stockholders' equity by $254,144. The equity adjustment for unrealized gains on securities available for sale decreased stockholders' equity by $349,342, net of deferred taxes.

On April 30, 2003, the Company initiated a tender offer to repurchase up to 110,000 shares of its outstanding common stock at a price of $17.72 per share. The tender offer expired on May 30, 2003. A total of 40,250 shares of the Company's common stock were repurchased during 2003 at a total cost of $713,510, decreasing stockholders' equity.

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY MANAGEMENT

Liquidity is defined as the ability of a company to convert assets into cash or cash equivalents without significant loss. Liquidity management involves maintaining the Company's ability to meet the day-to-day cash flow requirements of the Banks' customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the production and growth needs of the communities it serves.

The primary function of assets and liabilities management is not only to assure adequate liquidity in order for the Company to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that the Company can also meet the investment requirements of its shareholders. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets both requirements. In a banking environment, both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

The asset portion of the balance sheet provides liquidity primarily through loan principal repayments or sales of securities. Construction loans and commercial and industrial loans that mature in one year or less equaled approximately
$34,418,000 or 29.0% of the total loan portfolio at December 31, 2003, and securities maturing in one year or less equaled $5,233,057 or 15.5% of the portfolio. Other sources of liquidity include short-term investments such as federal funds sold.

The liability portion of the balance sheet provides liquidity through various customers' interest-bearing and noninterest-bearing deposit accounts. Funds are also available through the purchase of federal funds from other commercial banks from an available line of up to $8,000,000. Liquidity management involves the daily monitoring of the sources and uses of funds to maintain an acceptable Company cash position.

In an effort to maintain and improve its liquidity position, the Bank became a member of the Federal Home Loan Bank of Atlanta in 1998. As a member of the Federal Home Loan Bank, the Bank is able to improve its ability to manage liquidity and reduce interest rate risk by having a funding source to match longer term loans. The Bank has received a credit line of up to $8,900,000. The Bank has drawn $2,500,000 from the available credit with the Federal Home Loan Bank. See the Notes to Consolidated Financial Statements herein for additional information.

CAPITAL  RESOURCES

A strong capital position is vital to the continued profitability of the Company because it promotes depositor and investor confidence and provides a solid foundation for future growth of the organization. The Company has provided the majority of its capital requirements through the proceeds of its initial stock offering in 1997 and the retention of earnings. In addition, the Company injected $1,750,000 of additional capital in the Bank in December 2003.

Bank regulatory authorities are placing increased emphasis on the maintenance of adequate capital. In 1990, risk-based capital requirements became effective. The guidelines take into consideration risk factors, as defined by regulators, associated with various categories of assets, both on and off the balance sheet. Under the guidelines, capital strength is measured in two tiers, which are used in conjunction with risk-adjusted assets to determine the risk-based capital ratios. The Bank's Tier I capital, which consists of common equity, amounted to $13,761,000 at December 31, 2003. Tier II capital components include supplemental capital components such as the allowance for loan losses. Tier I capital plus the Tier II capital components is referred to as Total Risk-based capital and was $15,335,000 at year-end 2003. The percentage ratios, as calculated under the guidelines were 10.9% and 12.2% for Tier I and Total Risk-based capital, respectively, at year-end 2003. Both levels currently exceed the minimum ratios of 4% and 8%, respectively.

Another important indicator of capital adequacy in the banking industry is the leverage ratio. The leverage ratio is defined as the ratio the Bank's Tier I capital minus specific intangible assets to total average assets minus specific intangible assets. The Bank's leverage ratios as of December 31, 2003, exceeded the regulatory minimum requirements which are generally 3% plus an additional cushion of at least 100-200 basis points depending on risk profiles and other factors.

The table below illustrates the Bank's regulatory capital ratios at December 31, 2003 and 2002, under the year-end 2003 requirements.

                                                                      2003       2002
                                                                    ---------  ---------
Tier I Capital                                                      $ 13,761   $ 10,530
Tier II Capital                                                        1,574      1,291
                                                                    ---------  ---------

Total Qualifying Capital                                            $ 15,335   $ 11,821
                                                                    =========  =========

Risk Adjusted Total Assets (including off-balance sheet exposures)  $125,883   $105,177
                                                                    =========  =========

Tier I Risk-Based Capital Ratio                                         10.9%      10.0%

Total Risk-Based Capital Ratio                                          12.2%      11.2%

Leverage Ratio                                                           8.9%       8.1%

INTEREST  RATE  SENSITIVITY  MANAGEMENT

Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. These repricing characteristics are the time frames within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement or maturity during the life of the instruments. Sensitivity is measured as the difference between the volume of assets and liabilities in the Company's current portfolio that are subject to repricing in future time periods. The differences are known as interest sensitivity gaps and are usually calculated separately for segments of time ranging from zero to thirty days, thirty-one to ninety days, ninety-one days to one year, one year to five years, over five years and on a cumulative basis. The following tables show interest sensitivity gaps for these different intervals as of December 31, 2003.

                                 INTEREST RATE SENSITIVITY ANALYSIS


                                       0-30      31-90     91-365       1-5      Over 5
                                       Days       Days       Day       Years     Years      Total
                                     ---------  --------  ---------  ---------  --------  ---------
                                                            (in thousands)
Interest-earning assets (1)
---------------------------
Loans                                $  3,805   $73,543   $ 10,866   $ 30,310   $    33   $118,557
Securities:
  Taxable                               5,018         -          -      5,382    18,556     28,956
  Tax exempt                                -       215          -      2,047     2,475      4,737
Federal funds sold                      4,340         -          -          -         -      4,340
                                       13,163    73,758     10,866     37,739    21,064    156,590

Interest-bearing liabilities (2)(3)
-----------------------------------
Demand deposits                        22,607    22,607     22,608          -         -     67,822

Money market accounts                   2,913     2,914      2,914          -         -      8,741
Savings deposits                        2,935     2,936      2,936          -         -      8,807
Time deposits                           9,741    14,277     26,301     12,393         -     62,712
Repurchase agreements                   3,206         -          -          -         -      3,206
Long-term borrowings                        -     3,609        500      1,000     1,000      6,109
                                     ---------  --------  ---------  ---------  --------  ---------

                                       41,402    46,343     55,259     13,393     1,000    157,397
                                     ---------  --------  ---------  ---------  --------  ---------

Interest sensitivity gap             $(28,239)  $27,415   $(44,393)  $ 24,346   $20,064   $   (807)
                                     =========  ========  =========  =========  ========  =========

Cumulative interest
  sensitivity gap                    $(28,239)  $  (824)  $(45,217)  $(20,871)  $  (807)
                                     =========  ========  =========  =========  ========

Ratio of interest-earning assets
  to interest-bearing liabilities        0.32      1.59       0.20       2.82     21.06
                                     =========  ========  =========  =========  ========
Cumulative ratio                         0.32       .99       0.68       0.87       .99
                                     =========  ========  =========  =========  ========

Ratio of cumulative gap
  to total interest-bearing
  assets                                (0.18)    (0.01)     (0.29)     (0.13)    (0.01)
                                     =========  ========  =========  =========  ========

____________________________
(1)  Excludes  nonaccrual  loans  and  securities.
(2) Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.
(3) Demand and savings deposits and other short term borrowings are assumed to be subject to movement into other deposit instruments in equal amounts during the 0-30 day period, the 31-90 day period, and the 91-365 day period.

The above table indicates that in a rising interest rate environment, the Company's earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets. As seen in the preceding table, for the first 30 days of repricing opportunity there is an excess of interest-bearing liabilities over interest-earnings assets of approximately $28,239,000. For the first 365 days, interest-bearing liabilities exceed earning assets by $45,217,000. During this one-year time frame, 90.9% of all interest-bearing liabilities will reprice compared to 62.5% of all interest-earning assets. Changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing for both the asset and the liability remain the same, thus impacting net interest income. It should be noted, therefore, that a matched interest-sensitive position by itself will not ensure maximum net interest income. Management continually evaluates the condition of the economy, the pattern of market interest rates and other economic data to determine the types of investments that should be made and at what maturities. Using this analysis, management establishes calculated interest sensitivity gap positions to maximize net interest income based upon anticipated movements in the general level of interest rates.

INFLATION AND CHANGING PRICES

A Bank's asset and liability structure is significantly different from that of an industrial company in that substantially all assets and liabilities of a bank are monetary in nature. Management believes the impact of inflation on financial results depends upon the Bank's ability to react to changes in interest rates and by such reaction to reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. As discussed previously, management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Various information shown elsewhere in this Annual Report will assist in the understanding of how well the Bank is positioned to react to changing interest rates and inflationary trends. In particular, the summary of net interest income, the maturity distribution, the composition of the loan and security portfolios and the data on the interest sensitivity of loans and deposits should be considered.

CONCLUSION

The Bank has experienced constant growth since its opening in 1997. It has increased its customer base, as shown by the continued increase in deposits and loans during 2003. While management remains optimistic about the prospects for continued growth and profitability, management does not anticipate that growth will be at the level experienced during the Bank's initial years of operation. No assurance can be given that the Bank will continue to grow and be profitable.

                                                                     -----------
                                                                     PRELIMINARY
                                                                         COPY
                                                                     -----------


                                      PROXY
                            GATEWAY BANCSHARES, INC.
                         SPECIAL MEETING OF SHAREHOLDERS

     The undersigned hereby constitutes and appoints Robert G. Peck and Harle B. Green, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of Gateway Bancshares, Inc. ("Gateway"), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at the Gateway Bank & Trust Operations Center, 5100 Alabama Highway (in the Ingles Shopping Center), Ringgold, Georgia 30736 on __________, 2005 at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Special Meeting") upon the proposal described in the Proxy Statement and the Notice of Special Meeting of Shareholders, dated ____________, 200__, the receipt of which is acknowledged in the manner specified below.

     1. To vote on an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Gateway Interim Corporation with and into Gateway, with Gateway surviving the merger and the holders of fewer than 499 shares of Gateway common stock receiving $37.00 in cash in exchange for each of their shares of such stock.

          FOR   [ ]            AGAINST   [ ]            ABSTAIN   [ ]

     2. To vote on the adjournment of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies or attendance at the meeting.

          FOR   [ ]            AGAINST   [ ]            ABSTAIN   [ ]

     3. In the discretion of the proxies on such other matters that are unknown to Gateway's board of directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Special Meeting or any adjournments thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 ABOVE AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO GATEWAY'S BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

     Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     DATED: __________, 200__      ______________________________________
                                          Signature


                                   ______________________________________
                                   Signature if held jointly

                                                                     -----------
                                                                     PRELIMINARY
                                                                         COPY
                                                                     -----------

     THIS PROXY IS SOLICITED BY GATEWAY'S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

    Optional:  I _____do     _____ do not plan to attend the Special Meeting.